    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 2001

                           REGISTRATION NO. 333-72160

             POST-EFFECTIVE AMENDMENT TO REGISTRATION NO. 333-80149
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      AND
                            POST-EFFECTIVE AMENDMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            SIERRA PACIFIC RESOURCES

             (Exact name of registrant as specified in its charter)

            NEVADA                    88-0198358
 (State or other jurisdiction      (I.R.S. Employer
              of                Identification Number)
incorporation or organization)

                        P.O. BOX 30150 (6100 NEIL ROAD)
                            RENO, NEVADA 89520-3150
                                 (775) 834-4011

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                    SIERRA PACIFIC RESOURCES CAPITAL TRUST I
                   SIERRA PACIFIC RESOURCES CAPITAL TRUST II

             (Exact name of registrant as specified in its charter)

           DELAWARE             EACH TO BE APPLIED FOR
 (State or other jurisdiction      (I.R.S. Employer
              of                Identification Number)
incorporation or organization)
     of each registrant)

                          C/O SIERRA PACIFIC RESOURCES
                        P.O. BOX 30150 (6100 NEIL ROAD)
                            RENO, NEVADA 89520-3150
                                 (775) 834-4011

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                           WILLIAM E. PETERSON, ESQ.
         SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                            SIERRA PACIFIC RESOURCES
                        P.O. BOX 30150 (6100 NEIL ROAD)
                            RENO, NEVADA 89520-3150
                                 (775) 834-4011

      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                WITH COPIES TO:

      WILLIAM C. ROGERS, ESQ.                     J. ANTHONY TERRELL, ESQ.
       Choate, Hall & Stewart                     Thelen Reid & Priest LLP
          53 State Street                           40 West 57th Street
    Boston, Massachusetts 02109                   New York, New York 10019
           (617) 248-5000                              (212) 603-2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 7, 2001

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 7, 2001)

          6,000,000 PREMIUM INCOME EQUITY SECURITIES(SM) ("PIES(SM)")
                     CONSISTING OF 6,000,000 CORPORATE PIES

                                     [LOGO]
----------------------------------------------------------------

Each PIES being offered will be a Corporate PIES, which is a unit consisting of a stock purchase contract and a senior note issued by Sierra Pacific.

    - The stock purchase contract will obligate the holder to purchase from
      Sierra Pacific, no later than       , 2005 for a price of $50, the
      following number of shares of common stock of Sierra Pacific:

       - if the average closing price per share of our common stock over a
         20-trading day period before       , 2005 equals or exceeds $   ,
         shares of common stock;

       - if the average closing price per share is less than $      but greater
         than $      , a number of shares of common stock determined by dividing
         $50 by the average closing price; and

       - if the average closing price per share is less than or equal to
         $      ,       shares of common stock.

    - The senior note will have a principal amount of $50. The holder will pledge the senior note to secure the holder's obligation to purchase the common stock under the related stock purchase contract.

    - Payments will accrue under the stock purchase contracts initially at    %
      per year and on the senior notes initially at the rate of    % per year,
      for an initial combined rate of   % per year. Payments due in respect of
      the stock purchase contracts and the senior notes will be payable on
            ,       ,       , and       of each year, beginning       , 2002.

Sierra Pacific has applied to list the Corporate PIES on the New York Stock Exchange under the trading symbol " ." We expect trading of the Corporate PIES on the New York Stock Exchange to commence within one business day after the closing date.

INVESTING IN THE CORPORATE PIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON
                                   PAGE S-13.

                                                 PER CORPORATE PIES              TOTAL
                                              ------------------------  ------------------------
Public offering price.......................             $                         $
Underwriting discount.......................             $                         $
Proceeds to Sierra Pacific (before
 expenses)..................................             $                         $

Any accrued purchase contract adjustment payments on the stock purchase contracts and any accrued interest on the senior notes that are a part of the
Corporate PIES from       , 2001 should be added to the public offering price.

Sierra Pacific has granted the underwriters a 13-day option to purchase up to additional Corporate PIES to cover over-allotments, if any.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Lehman Brothers, on behalf of the underwriters, expects to deliver the Corporate
PIES to purchasers on or about           , 2001.
--------------------------------------------------------------------------------
LEHMAN BROTHERS

                MERRILL LYNCH & CO.

                                 GOLDMAN, SACHS & CO.

                                                  WACHOVIA SECURITIES

           , 2001

"Premium Income Equity Securities" and "PIES" are service marks owned by Lehman Brothers Inc.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

    This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the PIES and their components that we are offering and other matters relating to us and our financial condition. The second part, the prospectus, describes our common stock, which you will receive on settlement of the purchase contracts, and gives more general information about securities we may offer from time to time, some of which does not apply to the PIES we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the PIES in the prospectus supplement differs from the description of stock purchase contracts, stock purchase units and debt securities in the accompanying base prospectus, you should rely on the information in the prospectus supplement.

    You should rely only on the information contained in this document or to which this document refers you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. In addition, the information in this document may only be accurate as of the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

                            ------------------------

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                     PAGE
---------------------                   --------
Where You Can Find More Information...     S-2
Prospectus Supplement Summary.........     S-3
Risk Factors..........................    S-13
Forward-Looking Statements............    S-19
Recent Developments...................    S-21
The Company...........................    S-22
Regulatory Matters....................    S-29
Selected Consolidated Financial
  Data................................    S-34
Capitalization........................    S-36
Use of Proceeds.......................    S-36
Price Range of Common Shares and
  Dividend Policy.....................    S-37
Accounting Treatment..................    S-38
Description of the PIES...............    S-39
Description of the Purchase
  Contracts...........................    S-43
Certain Provisions Of the Purchase
  Contracts, the Purchase Contract
  Agreement and the Pledge Agreement..    S-54
Description of the Senior Notes.......    S-58
Book-Entry Procedures and
  Settlement..........................    S-65
United States Federal Income Tax
  Consequences........................    S-67
Certain ERISA Considerations..........    S-76
Underwriting..........................    S-78
Legal Matters.........................    S-81
Experts...............................    S-81

PROSPECTUS                               PAGE
--------------------------------------    ----
Where You Can Find More Information...       1
Sierra Pacific Resources..............       1
The Trusts............................       1
Use of Proceeds.......................       2
Consolidated Ratio of Earnings to
  Fixed Charges.......................       2
Description of the Debt Securities....       4
Description of the Preferred
  Securities of the Trusts............      14
Description of the Preferred
  Securities Guarantees...............      27
Relationship Among Preferred
  Securities, Preferred Securities
  Guarantees and Subordinated Debt
  Securities Held by the Trusts.......      30
Description of the Common Stock.......      30
Description of Stock Purchase
  Contracts and Stock Purchase
  Units...............................      33
Plan of Distribution..................      33
Incorporation of Information We File
  With the SEC........................      34
Legal Opinions........................      35
Experts...............................      35

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's Public Reference Room at 450 Fifth Street, N.W. in Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    The SEC allows us to "incorporate by reference" the information we file with it, which means we can disclose information to you by referring to those documents. Information incorporated by reference is part of this prospectus supplement. Information that we file later with the SEC will automatically update and supersede this information.

    We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

    - our annual report on Form 10-K for the year ended December 31, 2000;

    - our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001; and

    - our current reports on Form 8-K filed with the SEC on September 19, 2001, August 3, 2001, April 27, 2001, April 20, 2001, April 16, 2001,
      February 27, 2001, February 26, 2001, February 1, 2001 and January 22,
      2001.

    These filings include important business and financial information that we are not delivering to you. You may request a copy of those filings, other than exhibits, at no cost, by contacting us at:

                             Stockholder Relations
                            Sierra Pacific Resources
                                 6100 Neil Road
                                 P.O. Box 30150
                            Reno, Nevada 89520-0400
                                 (775) 834-3610

                            ------------------------

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION YOU MAY NEED TO MAKE YOUR INVESTMENT DECISION. YOU SHOULD READ CAREFULLY THE ENTIRE PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS WE INCORPORATE BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT. IN THIS PROSPECTUS SUPPLEMENT, WHEN WE REFER TO "SIERRA PACIFIC," "WE," "OUR" AND "US," WE MEAN SIERRA PACIFIC RESOURCES, A NEVADA CORPORATION, AND NOT SIERRA PACIFIC RESOURCES AND ITS SUBSIDIARIES ON A CONSOLIDATED BASIS. NEVADA POWER COMPANY AND SIERRA PACIFIC POWER COMPANY ARE REFERRED TO IN THIS PROSPECTUS SUPPLEMENT AS "NPC" AND "SPPC," RESPECTIVELY, AND TOGETHER AS THE "UTILITIES."

                            SIERRA PACIFIC RESOURCES

    We are primarily a power and energy provider that operates several regulated subsidiaries. We completed a merger with Nevada Power Company in July 1999 and today are among the fastest growing utilities in the United States, serving approximately 95% of Nevada residents and providing electricity and/or gas to approximately 1.04 million customers. Our goal is to translate strong regional economic and customer growth into sustainable earnings growth. In pursuing this goal, we will continue to invest in and optimize our core regulated utility business. Our businesses include the Utilities, Tuscarora Gas Pipeline Company, Sierra Pacific Communications and other businesses.

    NEVADA POWER COMPANY is a public utility engaged in the distribution, transmission, generation, purchase and sale of electric energy to approximately 611,000 customers in southern Nevada. NPC has a total generating capacity of 1,964 MW of coal and natural gas/oil fired generating plants and serves customers in southern Nevada, including Las Vegas, Henderson and adjoining areas.

    SIERRA PACIFIC POWER COMPANY is a public utility primarily engaged in the distribution, transmission, generation, purchase and sale of electric energy and natural gas in Nevada. SPPC has a total generating capacity of 1,045 MW of coal and natural gas/oil fired generating plants and provides electricity to approximately 309,500 customers in western, central and northeastern Nevada, including the city of Reno, and the Lake Tahoe region of California. SPPC also provides natural gas to approximately 115,000 customers in the cities of Reno and Sparks, Nevada and the surrounding areas.

    TUSCARORA GAS PIPELINE COMPANY is a 50% joint venture partner with TransCanada Pipeline Limited in the operation of a 229 mile, FERC regulated natural gas pipeline that serves Reno, northern Nevada and northeastern California.

    COMMUNICATIONS AND OTHER: Sierra Pacific Communications ("SPC") was formed to pursue selected telecommunications market opportunities in the Reno and Las Vegas metropolitan areas. In addition, SPC, Touch America and AT&T are partners in the construction of a long-haul fiber-optic network between Salt Lake City, Utah and Sacramento, California. Sierra Pacific also operates several other non-utility businesses.

    Together with our utility subsidiaries, our sales for the year ended December 31, 2000 were approximately $2.3 billion. Together with our utility subsidiaries, at December 31, 2000 we had approximately $5.6 billion in assets.

    The principal executive office of Sierra Pacific Resources is P.O. Box 30150 (6100 Neil Road), Reno, Nevada 89520-3150, and the telephone number is
(775) 834-3610.

                                  THE OFFERING

CORPORATE PIES

    Sierra Pacific is offering 6,000,000 PIES, consisting of 6,000,000 Corporate PIES, to the public for $50 each. Each Corporate PIES is a unit initially consisting of two parts:

    - a purchase contract for Sierra Pacific common stock; and

    - a senior note of Sierra Pacific.

  PURCHASE CONTRACT

    Sierra Pacific will enter into a purchase contract agreement with The Bank of New York, which will act as purchase contract agent for all of the holders of the Corporate PIES, and for all of the holders of the Treasury PIES, described below. Each Corporate PIES that you purchase will be issued under the purchase contract agreement which creates a contractual arrangement between you and Sierra Pacific for the purchase of Sierra Pacific common stock.

    Under the purchase contract, you will be obligated to purchase, for each of your Corporate PIES, a number of shares of Sierra Pacific common stock at a purchase price of $50. You will not be obligated to pay the purchase price until
the fourth anniversary of the issuance of the Corporate PIES, or             ,
2005, which has been set as the purchase contract settlement date. The number of shares of Sierra Pacific common stock that you will be entitled to receive on that date will depend on the average closing price of such shares over a 20 trading-day period prior to that date. Until you actually purchase the Sierra Pacific common stock, your obligation to pay the $50 purchase price will be secured by the senior note that is a part of your Corporate PIES, which will be pledged as collateral.

    Purchase contract adjustment payments will accrue in respect of your
purchase contract from             , 2001. Sierra Pacific will pay you quarterly
purchase contract adjustment payments at an initial rate of   % per year of the
$50 stated amount, corresponding to a payment of $      each quarter. Sierra
Pacific will pay the purchase contract adjustment payments on       ,       ,
      and       of each year, with the first payment scheduled to be made on
      , 2002 and the last payment scheduled to be made on       , 2005 (which is
also the purchase contract settlement date), unless your purchase contract is settled or terminates before that date.

    More information about the purchase contracts is provided under "Description of the Purchase Contracts" in this prospectus supplement starting on page S-43 and information about Sierra Pacific common stock is provided under "Description of the Common Stock" in the accompanying prospectus starting on page 30.

  SENIOR NOTE

    Each Corporate PIES you purchase also will include a senior note of Sierra Pacific. The principal amount of each senior note will be $50.

    Interest on your senior note will accrue from             , 2001. Sierra
Pacific will pay you quarterly cash interest payments on your senior note on the same dates that purchase contract adjustment payments are made. The senior notes
will accrue interest at an initial rate equal to       % per year, corresponding
to a payment of $      each quarter. In connection with the remarketing of the
senior notes, which shall (i) commence on             , 2005 (the third business
day preceding the last quarterly interest payment date prior to the purchase
contract settlement date) up to and including       , 2005 (the ninth business
day preceding the purchase contract settlement date) and (ii) if necessary, on
      , 2005 (the third business day prior to the purchase contract settlement date), the interest rate on the senior notes will be reset. The senior notes will accrue interest at the reset rate from the date three business days after the reset rate is determined. We refer to this date as the "remarketing settlement date." If you continue to own your senior note after you settle your obligations under the purchase contract related to your Corporate PIES, then Sierra Pacific will pay you interest payments on your
senior note until the maturity of your senior note on             , 2007.

    More information about the senior notes is provided under "Description of the Senior Notes" in this prospectus supplement starting on page S-58.

  PAYMENTS TO CORPORATE PIES HOLDERS

    As a holder of Corporate PIES, you will be entitled to receive cash payments at an initial combined rate of % per year consisting of (1) quarterly purchase contract adjustment payments and (2) quarterly interest payments on the senior note. Following the remarketing of the senior notes, as a holder of Corporate PIES, you will be entitled to receive cash payments consisting of (1) quarterly purchase contract adjustment payments and (2) a portion of the return on the Treasury portfolio purchased with proceeds of the remarketing which will equal the amount of the interest payment on a senior note due on the purchase contract settlement date or, in the case the remarketing occurs on the third business day prior to the purchase contract settlement date, the interest payment on a senior note due on the purchase contract settlement date.

  LIMITED VOTING RIGHTS

    You will not have any voting or other rights with respect to Sierra Pacific common stock until you pay the $50 purchase price and purchase the common stock. Prior to that purchase, if you hold Corporate PIES, you may only give instructions with respect to the modification of the purchase contract, the purchase contract agreement, the pledge agreement, the indenture and the senior notes.

  PLEDGE ARRANGEMENT

    When you purchase a Corporate PIES, your senior note that is a part of that Corporate PIES will be pledged as collateral to secure your obligation to
purchase Sierra Pacific common stock on       , 2005 under the related purchase
contract. Sierra Pacific will enter into a pledge agreement under which Wells Fargo Bank Minnesota, National Association will act as collateral agent and will hold your senior note until you pay the $50 purchase price, you have your senior notes remarketed as described below or you create a Treasury PIES in replacement of your Corporate PIES. Even though your senior note will be pledged as collateral, you will be the beneficial owner of the senior note that is part of your Corporate PIES.

    You may elect not to participate in the remarketing and to retain the senior note that is part of your Corporate PIES by creating Treasury PIES at any time prior to 5:00 p.m. (New York City time) on the fourth business day preceding
            , 2005 which is the date on which the remarketing will commence. We refer to the date which is four business days prior to the date on which the remarketing will commence as the "Election Date." This is the final date on which you may elect to replace your Corporate PIES with Treasury PIES or vice versa.

TREASURY PIES

    Once you own Corporate PIES, you may create Treasury PIES by substituting U.S. Treasury securities for the Sierra Pacific senior notes that are a part of the Corporate PIES. A Treasury PIES will be a unit consisting of:

    - a purchase contract for Sierra Pacific common stock that was a part of the Corporate PIES; and

    - a 1/20 undivided beneficial ownership interest in a zero-coupon U.S. Treasury security that has a principal amount at maturity of $1,000 and matures on or prior to the business day prior to the purchase contract settlement date, which we refer to as the "Treasury Security."

  TERMS OF SUBSTITUTION

    You may substitute Treasury Securities for senior notes at any time prior to 5:00 p.m. (New York City time) on the Election Date. Because the Treasury Security has a principal amount at maturity of $1,000, you must substitute Treasury PIES for Corporate PIES in multiples of 20.

    In addition, in order to make a substitution, you will be required to do the following, prior to 5:00 p.m. (New York City time) on the Election Date:

    - provide notice of your intention to create Treasury PIES to the purchase contract agent;

    - transfer a Treasury Security for each group of 20 Corporate PIES you wish to substitute to Wells Fargo Bank Minnesota, National Association, the securities intermediary under the pledge arrangement, to be deposited in the collateral account maintained under the pledge arrangement as the collateral securing your obligation to purchase the Sierra Pacific common stock pursuant to the purchase contract;

    - transfer your Corporate PIES in multiples of 20 to the purchase contract agent to receive, for each group of 20 Corporate PIES you submit, 20 Treasury PIES and $1,000 principal amount of senior notes released from the pledge that will be freely tradable and will not be a part of any PIES; and

    - pay to the collateral agent any fees or expenses incurred in connection with the substitution.

  PAYMENTS TO TREASURY PIES HOLDERS

    If you substitute Treasury PIES for Corporate PIES, you will continue to receive quarterly purchase contract adjustment payments under your purchase contract, but you will not receive any other distributions on the Treasury PIES. Instead, you will accrue original issue discount on the Treasury Securities that you deposited with the securities intermediary. As long as you continue to own the senior notes that had been a part of your Corporate PIES, you will receive interest payments on them, separately from the Treasury PIES.

  RECREATING CORPORATE PIES

    Once you have created Treasury PIES, you may subsequently recreate Corporate PIES at any time prior to 5:00 p.m. (New York City time) on the Election Date. Because the Treasury Security has a principal amount at maturity of $1,000, you must recreate Corporate PIES from Treasury PIES in multiples of 20. In order to recreate Corporate PIES, you will be required to do the following, prior to 5:00 p.m. (New York City time) on the Election Date:

    - provide notice of your intention to recreate Corporate PIES to the purchase contract agent;

    - transfer $1,000 principal amount of senior notes for each group of 20 Corporate PIES to be recreated to the securities intermediary to be deposited in the collateral account maintained under the pledge arrangement as the collateral supporting your obligation to purchase the common stock;

    - transfer your Treasury PIES in multiples of 20 to the purchase contract agent to receive, for each group of 20 Treasury PIES you submit, 20 Corporate PIES and the Treasury Security related to the Treasury PIES that will be freely tradable and will not be a part of any PIES; and

    - pay to the collateral agent any fees or expenses incurred in connection with the substitution.

INTEREST RATE RESET AND REMARKETING

  INTEREST RATE RESET

    The interest rate on all senior notes, whether or not a part of Corporate PIES, will be reset to an interest rate sufficient to allow a remarketing of the senior notes, as described below, at a price equal to the remarketing value. The reset rate will be determined on the remarketing date and will be effective for all senior notes commencing on the earlier of the remarketing settlement date, which will be the third business day following the remarketing date, or the purchase contract settlement date.

    The "remarketing value" will be equal to the sum of:

    (a) except where the remarketing occurs on the third business day prior to the purchase contract settlement date, the value on the remarketing date of such amount of Treasury securities that will pay, on or prior to the quarterly interest payment date falling on the purchase contract settlement date, an amount of cash equal to the aggregate interest scheduled to be payable on that quarterly interest payment date, on each senior note that is included in the remarketing, assuming for this purpose, even if not true, that the interest rate on the senior notes remains the initial rate;

    (b) the value on the remarketing date of such amount of Treasury securities that will pay, on or prior to the purchase contract settlement date, an amount of cash equal to $50 for each senior note which is included in the remarketing; and

    (c) an amount equal to 0.25% of the principal amount of each senior note that is included in the remarketing.

    Notwithstanding the foregoing, if the remarketing agent cannot establish a reset rate meeting this requirement or the remarketing may not commence or be consummated pursuant to applicable law, and as a result the senior notes cannot be remarketed, the senior notes will continue to bear their initial interest rate until a reset rate may be determined. If the senior notes have neither been remarketed on or prior to the ninth business day preceding the purchase contract settlement date nor on the third business day preceding the purchase contract settlement date or the remarketing may not commence or be consummated pursuant to applicable law, which we refer to as a "failed remarketing," Lehman Brothers, as remarketing agent, will determine the reset rate to equal (1) the two-year benchmark Treasury rate, as described below, plus (2) a spread ranging from 300 to 700 basis points based on the credit ratings of the senior notes at that time. If the holders of senior notes have elected not to have their senior notes remarketed and, on the third business day preceding the purchase contract settlement date, there are no PIES which at that time include senior notes, the reset rate will be the rate determined by Lehman Brothers, in its sole discretion, as the rate that, in its judgment, would have been established had a remarketing been held on such date.

  REMARKETING

    The senior notes beneficially owned by each holder of Corporate PIES will be
sold, or "remarketed," on             , 2005, unless the remarketing agent
delays the remarketing to a later date. Unless a remarketing occurs on the third business day preceding the purchase contract settlement date, proceeds of any remarketing of senior notes that are part of Corporate PIES, less the remarketing fee, will be used to purchase a Treasury portfolio equal to clauses
(a) and (b) of the definition of the remarketing value, which will be pledged to secure the obligations of the holders of Corporate PIES under the related purchase contracts, except as set forth below. The cash payments received in respect of the pledged Treasury portfolio and/or permitted investments underlying the Corporate PIES following the remarketing will be used to satisfy the holders' obligation to purchase Sierra Pacific common stock and to pay to holders of Corporate PIES an amount equal to the next interest payment on a senior note on the purchase contract settlement date. In the event that a remarketing occurs on the third business day preceding the purchase contract settlement date, the proceeds of the remarketing will not be used to purchase the Treasury portfolio but such proceeds, less the remarketing fee, will be paid in direct settlement of the obligations of holders of Corporate PIES to purchase Sierra Pacific common stock and to pay to holders of Corporate PIES an amount equal to the next interest payment on a senior note on the purchase contract settlement date.

    We will enter into a remarketing agreement with Lehman Brothers, as remarketing agent, pursuant to which it will agree to use commercially reasonable efforts to sell the senior notes that are included in Corporate PIES and all other senior notes participating in the remarketing (1) on one or more
occasions in the period commencing on             , 2005 and ending on or prior
to             , 2005 and (2) if necessary, on the third business day preceding the purchase contract settlement date at a price equal to the remarketing value.

    Using the proceeds from the sale of the senior notes that are part of Corporate PIES in a successful remarketing on or prior to the ninth business day before the purchase contract settlement date less the remarketing fee, the remarketing agent, at its discretion, will purchase, in open market transactions or at treasury auction, the amount and the types of Treasury securities, that it will deliver to the collateral agent to secure the obligations under the related purchase contracts of the holders of the Corporate PIES. The remarketing agent will deduct as a remarketing fee from the proceeds of the remarketing an amount equal to 25 basis points (0.25%) of the principal amount of each senior note which is included in the remarketing.

    If the remarketing agent cannot establish a reset rate on the initial remarketing date enabling the remarketing agent to remarket the senior notes offered for remarketing on such date at a price equal to the remarketing value (determined on the basis of the senior notes being remarketed), then the remarketing agent may thereafter attempt to establish a new reset rate and attempt to remarket the senior notes on one or more subsequent occasions after that date until the ninth business day preceding the purchase contract settlement date and, if necessary, in a final remarketing attempt on the third business day preceding the purchase contract settlement date. Any such remarketing will be at a price equal to the remarketing value (determined on the basis of the senior notes then being remarketed) on the rescheduled remarketing date.

    You may elect not to participate in the remarketing and to retain the senior notes underlying your Corporate PIES by creating Treasury PIES at any time prior to 5:00 p.m. (New York City time) on the Election Date.

    Except as described below, Sierra Pacific will be responsible for all costs and expenses incurred in connection with the remarketing.

  FAILED REMARKETING

    If Lehman Brothers can neither remarket the senior notes as described above on or prior to the ninth business day before the purchase contract settlement date nor on the third business day preceding the purchase contract settlement date, or the remarketing may not commence or be consummated pursuant to applicable law, resulting in a "failed remarketing," then the collateral agent, for the benefit of Sierra Pacific, and upon the written direction of Sierra Pacific, will be entitled to exercise its rights as a secured party and take possession of the senior notes comprising your Corporate PIES. Your obligation to purchase the common stock then will be deemed to have been fully satisfied, and you will receive the number of shares of common stock based on the settlement rate in effect at that time.

SETTLEMENT OF PURCHASE CONTRACTS

  SETTLEMENT OF CORPORATE PIES

    For each purchase contract that is a part of your Corporate PIES, you will
be obligated to pay, on       , 2005, $50 to purchase the number of shares of
our common stock based on the settlement rate in effect on that date unless your purchase contract is terminated prior to that date or you exercise your early settlement right, merger early settlement right or cash settlement right. Settlement on the purchase contract settlement date of a purchase contract which is part of a Corporate PIES will occur as follows:

    - if the senior note comprising part of your Corporate PIES has been remarketed to the public, a portion of the proceeds of the Treasury portfolio purchased with proceeds from the remarketing (and/or permitted investments) or cash proceeds from the remarketing will be automatically applied to satisfy in full your obligation to pay the purchase price for the common stock and you will receive the common stock on the purchase contract settlement date;

    - if the senior note comprising part of your Corporate PIES has not been remarketed to the public on or prior to the ninth business day prior to the purchase contract settlement date, you may deliver (1) a notice electing to settle your purchase contract by cash on the sixth business day prior to the purchase contract settlement date and (2) a cash payment of $50 on the fifth business day prior to the purchase contract settlement date, and you will receive upon such cash settlement, the senior note that had been pledged to secure that payment and, on the purchase contract settlement date, the common stock; or

    - if the senior note comprising part of your Corporate PIES has not been remarketed to the public on or prior to the third business day preceding the purchase contract settlement date, we will exercise our rights as a secured party and take possession of the senior notes comprising part of your Corporate PIES, whereupon your obligation to pay the purchase price for the common stock will be fully satisfied and you will receive the common stock on the purchase contract settlement date.

    No purchase contract adjustment payments will accrue after the purchase contract settlement date.

  SETTLEMENT OF TREASURY PIES

    Unless you notify the purchase contract agent by the second business day preceding the purchase contract settlement date that you will pay for the common stock with cash and deliver a cash payment of $50 on or prior to the business day preceding the purchase contract settlement date, upon settlement of the Treasury PIES, Sierra Pacific will receive the proceeds from the Treasury Securities being held as collateral under the pledge arrangement. This will satisfy your obligation to deliver the purchase price for the common stock, and you will receive the common stock.

    No purchase contract adjustment payments will accrue after the purchase contract settlement date.

  NUMBER OF SHARES OF COMMON STOCK PURCHASED

    Unless you elect to settle your purchase contracts early, as described below, the number of shares of common stock you will receive under each purchase contract will depend on the average of the closing price per share of common stock (or the last reported sale price, if no closing price is reported) as reported on the New York Stock Exchange for a period of 20 trading days ending
on             , 2005, which is the third trading day prior to the purchase contract settlement date. If, for any trading day, the trading of Sierra Pacific common stock is suspended, or if Sierra Pacific common stock does not trade at least once on the New York Stock Exchange, or the "NYSE," on that day, then that day will not be considered to be part of the 20-trading day period.

    The number of shares of common stock you will receive for each Corporate PIES, unless you elect early settlement by delivering cash, will be determined by one of the following settlement rates:

    - If the average closing price per share equals or exceeds $      , you will
      receive   shares of common stock.

    - If the average closing price per share is less than $      but greater
      than $      , you will receive a number of shares of common stock
      determined by dividing $50 by the average closing price, rounded upward or downward to the nearest 1/10,000th of a share.

    - If the average closing price per share is less than or equal to $      ,
      you will receive       shares of common stock.

In certain circumstances, the applicable settlement rate will be subject to adjustment. You can find more information about the settlement rate starting on page S-43.

    Sierra Pacific will not issue any fractional shares. If, however, you are settling more than one purchase contract at any particular time, then any fractional shares in respect of those purchase contracts will be aggregated. For any fractional share not issuable, Sierra Pacific will pay you the value of that fractional share in cash.

EARLY SETTLEMENT BY DELIVERING CASH

    You may satisfy your obligation to purchase common stock under your purchase contract on or before the Election Date by paying cash. If you choose to settle your purchase contract by paying cash, you will be required to pay $50 in cash prior to 5:00 p.m. (New York City time) on the Election Date. If you are settling purchase contracts which are part of Treasury PIES, you will only be able to do so in multiples of 20 Treasury PIES.

    To effect early settlement, you will be required to do the following prior to 5:00 p.m. (New York City time) on the Election Date:

    - You must deliver to the purchase contract agent a notice indicating your election to settle the purchase contracts with cash.

    - You must deliver a cash payment of (1) an amount of $50 for each purchase contract being settled and (2) if the delivery is made at any time from a record date to the next quarterly purchase contract adjustment payment date, an amount equal to the quarterly purchase contract adjustment payment payable on that purchase contract adjustment payment date with respect to such purchase contract. We refer to such amount as the "early settlement amount."

    You will receive, for each Corporate PIES or Treasury PIES you surrender, both:

    - shares of Sierra Pacific common stock, regardless of the closing price of the common stock on the date of early settlement, subject to specified anti-dilution adjustments; and

    - your senior note, if you are settling a Corporate PIES, or a 1/20 undivided beneficial interest in a Treasury Security, if you are settling Treasury PIES.

    After your purchase contract is settled, you will not receive any further purchase contract adjustment payments unless your purchase contract is settled at any time after a record date but before the next quarterly purchase contract adjustment payment date, whereupon you will receive one final purchase contract adjustment payment. In the case of early settlement of a Corporate PIES, so long as you continue to own the senior note that was part of a Corporate PIES, you will continue to receive interest payments on your senior note from the date of
settlement and continuing until             , 2007. Interest on your senior note
will accrue at the rate of   % per year to, but excluding, the earlier of the
remarketing settlement date and the purchase contract settlement date and on and after the earlier of the remarketing settlement date and the purchase contract settlement date interest on your senior note will accrue at the reset rate. In the case of early settlement of a Treasury PIES, you will receive a Treasury Security which will not pay interest but will accrue original issue discount until payment of the full principal amount thereof on the maturity of such security.

EARLY SETTLEMENT ON A CASH MERGER

    Prior to the purchase contract settlement date, if Sierra Pacific is involved in a merger in which at least 30% of the consideration for Sierra Pacific common stock consists of cash or cash equivalents, which we refer to as a "cash merger," then on or after the date of the cash merger each holder of the Corporate PIES and the Treasury PIES will have the right to settle the related purchase contract early by delivering the early settlement amount. We refer to this right as the "merger early settlement right." Holders may exercise their merger early settlement right only in integral multiples of 20 Corporate PIES or 20 Treasury PIES.

    Sierra Pacific will provide each of the holders with a notice of the completion of a cash merger within five business days of the cash merger. If you exercise the merger early settlement right, Sierra Pacific will deliver to you on a date specified by us that is between 20 and 30 business days after that notice is sent the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract, at the settlement rate in effect at such time, on the date that the cash merger is completed. Holders of Corporate PIES and the Treasury PIES will also receive the senior notes or, if substituted therefor, the applicable Treasury portfolio or the applicable Treasury Securities. If you do not elect to exercise your merger early settlement right, your Corporate PIES and Treasury PIES will remain outstanding and will be subject to normal settlement on the purchase contract settlement date, subject to any earlier termination or exercise of early settlement rights.

TERMINATION OF PURCHASE CONTRACTS

    The purchase contract agreement provides for immediate and automatic termination of the purchase contracts if specified bankruptcy, insolvency or reorganization events occur with respect to Sierra Pacific. The purchase contract agreement also provides that, if one of these events occurs, your rights and obligations under your purchase contracts will terminate, including your right to receive accrued purchase contract adjustment payments and your obligation to pay for, and your right to receive, common stock. If termination does occur, the purchase contract agreements provide that you will receive your senior note or, following the remarketing, your interest in the portfolio of Treasury securities, in the case of a Corporate PIES or your Treasury Security, in the case of Treasury PIES.

LISTING ON AN EXCHANGE

    Sierra Pacific common stock is traded on the New York Stock Exchange under the ticker symbol "SRP."

    Sierra Pacific has applied to list the Corporate PIES on the NYSE under the symbol " ." We expect that trading of the Corporate PIES on the NYSE will commence within one business day after the closing date. If either the Treasury PIES or the senior notes are traded at a volume that satisfies applicable exchange listing requirements, then Sierra Pacific will use its reasonable best efforts to list those securities on the national securities exchange or quotation system on which the Corporate PIES are then listed or quoted.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    Because a Corporate PIES will consist of a purchase contract and a senior note, the purchase price of each Corporate PIES will be allocated between the purchase contract and the related senior note in proportion to their relative fair market values at the time of purchase. We expect that as of the date of issuance of the Corporate PIES, the fair market value of each purchase contract will be $0 and the fair market value of each senior note will be $50.

    The senior notes will be subject to the Treasury regulations concerning contingent payment debt instruments. As such, you will be subject to federal income tax on the accrual of original issue discount in respect of the senior notes. In addition, gain or loss on the sale, exchange or other disposition of the senior notes will generally be ordinary gain or loss.

    If you own Treasury PIES, you will be required to include in gross income your allocable share of any original issue discount or acquisition discount on the Treasury Securities that accrues in such year.

    Sierra Pacific intends to report the purchase contract adjustment payments as income to you, but you may want to consult your tax advisor concerning alternative characterizations.

    Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of Corporate PIES or instruments similar to Corporate PIES, you are urged to consult your own tax advisor concerning the tax consequences of an investment in Corporate PIES.

    For additional information, see "United States Federal Income Tax Consequences" in this prospectus supplement, starting on page S-67.

USE OF PROCEEDS

    We expect that the net proceeds from the sale of the Corporate PIES, after deducting underwriting discounts and estimated fees and expenses, will be
approximately $      , or $      if the underwriters' over-allotment option is
exercised in full. See "Use of Proceeds" in this prospectus supplement on page S-36. We currently intend to use a portion of the net proceeds from the sale of the Corporate PIES to make additional equity investments in our utility subsidiaries. We intend to use the remaining proceeds for general corporate purposes.

                                  RISK FACTORS

    An investment in PIES involves a number of risks. Before deciding to buy any PIES, you should carefully consider the risk factors described below, together with the other information contained in this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference in the accompanying prospectus. The risks and uncertainties described below are not the only ones facing our company and its subsidiaries. Additional risks and uncertainties not presently known or that we currently believe to be less significant may also adversely affect us. In addition, because the Corporate PIES will initially consist of purchase contracts to acquire common stock and senior notes of Sierra Pacific, you should carefully review the information in this prospectus supplement and the accompanying prospectus about all of these securities.

                    RISK FACTORS RELATING TO SIERRA PACIFIC

  IF WE ARE UNABLE TO RECOVER DEFERRED PURCHASED POWER AND FUEL COSTS, WE WILL EXPERIENCE AN ADVERSE IMPACT ON CASH FLOW AND EARNINGS.

    Under recent Nevada legislation, purchased power and fuel costs in excess of those included in base rates are deferred as an asset on NPC's and SPPC's balance sheets and are not shown as an expense until recovered from our retail customers. As described in more detail in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2001 and September 30, 2001, the new legislation requires our utility subsidiaries to file periodic rate cases with the Public Utilities Commission of Nevada ("PUCN") so that the PUCN may verify the prudence of the energy costs and allow the utilities to clear the deferred energy accounts. The legislation also requires the PUCN to act on these cases within a specified time period. Any of these costs determined by the PUCN to have been imprudently incurred cannot be recovered from NPC's and SPPC's customers. To the extent we are unable to recover deferred purchased power and fuel costs, we will experience an adverse impact on our cash flow and earnings. In addition, the ratings of our securities, and of the securities of NPC and SPPC, by the nationally-recognized rating agencies could be downgraded.

  OUR CASH FLOW COULD BE ADVERSELY AFFECTED BY INCREASES IN CUSTOMER DEMAND, DECREASES IN OUTPUT FROM OUR POWER PLANTS OR THE FAILURE OF PURCHASED POWER CONTRACT COUNTERPARTIES TO DELIVER ELECTRICITY THAT WOULD REQUIRE US TO PURCHASE POWER ON THE SPOT MARKET.

    Although our utility subsidiaries have contracted for substantially their expected purchased power requirements through the summer of 2002, if weather or other conditions cause retail loads to increase, if our power plants do not operate as planned or if the parties with which we have contracted to purchase power are not able to deliver that power, we could have to spend additional money to buy spot-market power.

  WE WILL NEED TO BE ABLE TO ACCESS THE CAPITAL MARKETS TO FINANCE A SIGNIFICANT PORTION OF OUR OPERATING EXPENSES (INCLUDING OUR DEFERRED ENERGY BALANCES) IN ADDITION TO OUR CAPITAL EXPENDITURES.

    We will need to continue to support working capital and capital expenditures through external financing. Our ability to access the capital markets at competitive rates may be affected by adverse developments in power markets and at other utilities in the western United States or by adverse decisions by the PUCN in NPC's and SPPC's rate cases. Our utility subsidiaries must also obtain regulatory approval in Nevada in order to borrow money or to issue securities and will therefore be dependent on the PUCN to issue favorable orders in a timely manner to permit them to finance their operations and to purchase power and fuel necessary to serve their customers.

  ALTHOUGH OUR BOARD OF DIRECTORS RECENTLY DECLARED A DIVIDEND ON OUR COMMON STOCK, WE CANNOT ASSURE YOU THAT FUTURE DIVIDEND PAYMENTS WILL BE MADE OR, IF MADE, IN WHAT AMOUNTS THEY MAY BE PAID.

    Dividends on our common stock are considered periodically by our Board of Directors and are subject to factors that ordinarily affect dividend policy, such as earnings, cash flow, estimates of future earnings and cash flow, business conditions, regulatory factors, our financial condition and other matters. On April 13, 2001, our Board of Directors decided not to pay the May 2001 common stock dividend as a result of unprecedented conditions in the wholesale energy markets. On July 20, 2001, our Board re-examined the various factors described above and declared a dividend of $.20 per share on our common stock, paid on September 15, 2001. We cannot assure you that dividends will be paid in the future, or that, if paid, the dividends will be at the same amount or with the same frequency as in the past.

                       RISK FACTORS RELATING TO THE PIES

  BECAUSE THE NUMBER OF SHARES OF COMMON STOCK THAT YOU WILL RECEIVE UPON SETTLEMENT OF A PURCHASE CONTRACT WILL DEPEND ON THE FUTURE PRICE OF OUR COMMON STOCK, YOU WILL BEAR THE RISK OF DECLINE IN THE VALUE OF OUR COMMON STOCK.

    The terms of the PIES will differ from those of ordinary convertible securities. The number of shares of Sierra Pacific common stock that you will receive upon the settlement of a purchase contract is not fixed but instead will generally depend on the trading prices of the common stock over the 20-trading day period preceding settlement. The aggregate market value of the common stock you may receive upon settlement of the purchase contract may be more or less than the stated amount of $50 per PIES. If the average closing price per share of common stock over the 20-trading day period preceding settlement is less than
$      , the aggregate market value of the common stock issuable upon settlement generally will be less than $50, and the investment in the PIES will result in a loss. Therefore, you will bear the risk of a decline in the market value of the common stock prior to settlement of the purchase contracts. Any such loss could be substantial.

  YOUR OPPORTUNITY FOR EQUITY APPRECIATION WILL BE LESS THAN DIRECT OWNERSHIP OF OUR COMMON STOCK.

    The aggregate market value of the common stock you may receive upon settlement of a purchase contract generally will exceed the stated amount of $50 only if the average closing price per share of Sierra Pacific common stock over
the 20-trading day period preceding settlement equals or exceeds $      , which
we refer to as the "threshold appreciation price." The threshold appreciation
price represents an appreciation of       % over the closing price on the NYSE
on       , 2001. Therefore, during the period prior to settlement, an investment in the PIES affords less opportunity for equity appreciation than a direct investment in the common stock. If the applicable average closing price per
share of common stock exceeds $      , which we refer to as the "reference
price," but falls below the threshold appreciation price, you will realize no equity appreciation of the common stock for the period during which you own the purchase contract. Furthermore, if the applicable average closing price per share of common stock equals or exceeds the threshold appreciation price for
that period, you will realize only   % of the equity appreciation above the
threshold appreciation price. See "Description of the Purchase Contracts--General." for an illustration of the number of shares of common stock that you would receive at various average closing prices.

  THE MARKET PRICE FOR OUR COMMON STOCK IS UNCERTAIN.

    It is impossible to know whether the market price of our common stock will rise or fall. Numerous factors influence the trading price of our common stock. These factors may include changes in Sierra Pacific's financial condition, results of operations and prospects and complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the stock exchanges on which our common stock is traded and the market segments of which Sierra Pacific is a part.

    The market for our common stock likely will influence, and be influenced by, any market that develops for the PIES. For example, investors' anticipation of the distribution into the market of substantial amounts of common stock could depress the price of the common stock and increase its volatility. If the underwriters' over-allotment option is exercised in full, the largest number of shares of common stock issuable upon settlement of the purchase contracts,
absent anti-dilution adjustments, would constitute approximately   % of the
common stock outstanding as of       , 2001. The price of the common stock also
could be affected by possible sales of the common stock by investors who view the PIES as a more attractive means of equity participation in Sierra Pacific.

  THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON SETTLEMENT OF PURCHASE CONTRACTS WILL BE ADJUSTED ONLY FOR CERTAIN SPECIFIED TRANSACTIONS.

    The number of shares of common stock issuable upon settlement of each purchase contract is subject to adjustment only for share splits and combinations, share dividends and other specified transactions involving Sierra Pacific. See "Description of the Purchase Contracts--Anti-Dilution Adjustments." The number of shares of common stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, such as issuance of common stock under employee share programs, offerings of common stock for cash (including issuances under Sierra Pacific's common stock investment plan) or in connection with acquisitions or certain other transactions involving Sierra Pacific, which may adversely affect the price of the common stock. The terms of the PIES will not restrict Sierra Pacific's ability to offer our common stock in the future or to engage in other transactions that could dilute the value of our common stock. Sierra Pacific has no obligation to consider the interests of the holders of the PIES for any reason beyond your contractual rights as a holder of PIES.

  YOU WILL HAVE NO RIGHTS AS COMMON STOCKHOLDERS, BUT YOU MAY BE NEGATIVELY AFFECTED BY SOME CHANGES MADE WITH RESPECT TO OUR COMMON STOCK.

    Until you acquire common stock upon settlement of your purchase contract, you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock but you will be subject to all changes affecting the common stock. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the applicable record date occurs after the settlement date. For example, in the event that an amendment is proposed to our articles of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

  THE TRADING MARKETS FOR PIES AND SENIOR NOTES ARE SUBJECT TO UNCERTAINTIES AND MAY BE ILLIQUID.

    It is impossible to predict how the Corporate PIES, the Treasury PIES and the senior notes will trade in the secondary market or whether the market for any of these securities will be liquid or illiquid. The Corporate PIES, the Treasury PIES and the senior notes will be new securities. There currently is no secondary market for the PIES or the senior notes to be issued in this offering, and we cannot assure you as to the liquidity of any trading market that may develop, the ability of holders to sell their securities in that market at attractive prices or at all or whether any such market, if it develops, will continue.

    Sierra Pacific has applied to list the Corporate PIES on the NYSE under the symbol " ." However, listing on the NYSE does not guarantee the depth or liquidity of the market for the Corporate PIES. If holders of the Corporate PIES convert their Corporate PIES into Treasury PIES by substituting Treasury Securities for the senior notes or exercise their early settlement rights, the liquidity of the Corporate PIES could be adversely affected. Moreover, if the number of Corporate PIES falls below the NYSE's requirement for continued listing, whether as a result of the conversion of Corporate PIES into Treasury PIES, early settlement of purchase contracts or otherwise, the Corporate PIES could be delisted from the NYSE, or trading in the Corporate PIES could be suspended. The underwriters have advised Sierra Pacific that they presently intend to make a market for the Corporate PIES, the Treasury PIES and the senior notes; however, they are not obligated to do so and they may discontinue any market making at any time.

  THE TRADING PRICES FOR THE PIES WILL BE DIRECTLY AFFECTED BY THE TRADING PRICES OF OUR COMMON STOCK.

    The trading prices of the Corporate PIES and Treasury PIES in the secondary market will be directly affected by the trading prices of Sierra Pacific common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the offering of the PIES, or the perception that such sales could occur, could affect the price of Sierra Pacific common stock. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the common stock underlying the purchase contracts and of the other components of the PIES. Any such arbitrage could, in turn, affect the trading prices of the Corporate PIES, Treasury PIES, the senior notes and the common stock.

  YOUR PLEDGED SECURITIES WILL BE ENCUMBERED.

    Although holders of PIES will be beneficial owners of the underlying pledged senior notes, or, following a successful remarketing, the applicable Treasury portfolio, in the case of Corporate PIES, and pledged Treasury Securities, in the case of Treasury PIES, those pledged securities will be pledged to secure the obligations of the holders under the purchase contracts. Therefore, for so long as the purchase contracts remain in effect, holders will not be allowed to withdraw their pledged securities from this pledge arrangement except in the limited circumstances described in this prospectus supplement.

  DELIVERY OF YOUR PLEDGED SECURITIES IS SUBJECT TO POTENTIAL DELAY IF SIERRA PACIFIC BECOMES SUBJECT TO A BANKRUPTCY PROCEEDING.

    Notwithstanding the fact that the purchase contract agreement provides for the immediate and automatic termination of the purchase contracts in the event that Sierra Pacific becomes the subject of a proceeding under the Bankruptcy Code, an automatic stay will be imposed under the Bankruptcy Code if Sierra Pacific does become the subject of a bankruptcy proceeding. This could result in a substantial delay in delivery to you of your senior notes, your interest in the portfolio of Treasury securities or your Treasury Securities being held as collateral under the pledge agreement, and it is possible that your senior notes could become worthless.

  THE PURCHASE CONTRACT AGENT WILL HAVE LIMITED OBLIGATIONS TO YOU.

    The purchase contract agent will have only limited obligations to you as a holder of the PIES under the terms of the purchase contract agreement. The purchase contract agreement will not constitute an indenture under the Trust Indenture Act of 1939. Therefore, the purchase contract agent will not qualify as a trustee under the Trust Indenture Act of 1939, and you will not benefit from the protections of that law, such as disqualification of an indenture trustee for "conflicting interests," provisions preventing an indenture trustee from improving its own position at the expense of the security holders and the requirement that an indenture trustee deliver reports at least annually with respect to the indenture trustee and the securities. See "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement--Information Concerning the Purchase Contract Agent."

  THE SENIOR NOTES WILL BE EFFECTIVELY SUBORDINATED TO THE SECURED DEBT OF SIERRA PACIFIC AND TO THE LIABILITIES OF OUR SUBSIDIARIES.

    Because the senior notes will not be secured, they will be effectively subordinated to the value of collateral that may be pledged to secure future debt of Sierra Pacific. As of September 30, 2001, Sierra Pacific had no secured senior debt outstanding. In addition, as a result of Sierra Pacific being a holding company, the senior notes will be effectively subordinated to the existing and future liabilities of our subsidiaries. We conduct substantially all of our operations through our subsidiaries, thus our ability to meet our obligations under the senior notes will be dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of senior notes will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and the preferred stockholders of our subsidiaries. As of September 30, 2001, our subsidiaries had approximately $2.680 billion of debt outstanding and our subsidiary Sierra Pacific Power Company had approximately $50 million stated value of preferred stock outstanding.

  WE MAY ISSUE ADDITIONAL COMMON STOCK AND THEREBY ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

    The number of shares of common stock that you are entitled to receive on
            , 2005 or as a result of early settlement of a purchase contract, is subject to adjustment for specified events arising from stock splits and combinations, stock dividends and other actions by us that modify our capital structure. We will not adjust the number of shares of common stock that you are
to receive on             , 2005, or as a result of early settlement of a
purchase contract for other events, including offerings of common stock for cash by us or in connection with acquisitions. We are not restricted from issuing additional common stock during the term of the purchase contracts and have no obligation to consider your interests for any reason other than your contractual rights as a holder of PIES. If we issue additional common stock, it may materially and adversely affect the price of our common stock and, because of
the relationship of the number of shares to be received on       , 2005 to the
price of the common stock, these other events may adversely affect the trading price of Corporate PIES or Treasury PIES.

  THE SENIOR NOTES WILL NOT CONTAIN CERTAIN RESTRICTIVE COVENANTS.

    The terms of the senior notes will not contain several types of restrictive covenants that would protect holders of senior notes from transactions that may adversely affect the holders. In particular, the indenture governing the senior notes will not contain covenants that limit Sierra Pacific's ability to pay dividends or make distributions on, or redeem or repurchase, Sierra Pacific's capital shares and will not contain provisions that would give holders of the senior notes the right to require Sierra Pacific to repurchase their senior notes in the event of a change of control of Sierra Pacific or a decline in the credit rating of Sierra Pacific or Sierra Pacific's debt securities from a takeover, recapitalization or similar restructuring, or any other reason. In addition, the indenture will not limit Sierra Pacific's ability to incur additional indebtedness and therefore will not contain provisions that afford holders of the senior notes protection in the event of a highly leveraged transaction or other similar transaction involving Sierra Pacific that may adversely affect the holders. Under the terms of the indenture, the

Utilities may merge or consolidate with or sell assets to another party without the consent of the holders of the senior notes.

  THE SENIOR NOTES WILL BE CLASSIFIED AS CONTINGENT PAYMENT DEBT INSTRUMENTS AND YOU WILL BE REQUIRED TO ACCRUE ORIGINAL ISSUE DISCOUNT.

    For United States federal income tax purposes, the senior notes will be classified as contingent payment debt instruments. As a result, you will be required to include any original issue discount in income during your ownership of the senior notes, subject to some adjustments. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or upon other disposition of the senior notes. See "United States Federal Income Tax Consequences."

                           FORWARD-LOOKING STATEMENTS

    The information in this prospectus supplement and in the documents incorporated by reference, includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, pending or future Nevada, California or federal legislation, market conditions and other matters. Words such as "anticipate," "believe," "estimate," "expect," "intend," "plan" and "objective" and other similar expressions identify those statements that are forward-looking. These statements are based on management's beliefs and assumptions and on information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, factors that could cause the actual results of Sierra Pacific, NPC or SPPC to differ materially from those contemplated in any forward-looking statement include, among others, the following:

    (1) the outcome and timing of rate cases recently filed and to be filed by NPC and SPPC with the PUCN, including the periodic applications authorized by recent Nevada legislation to permit the Utilities to recover costs for fuel and purchased power that have been recorded by the Utilities in their deferred energy accounts and deferred natural gas recorded by SPPC for its gas distribution business;

    (2) the ability of Sierra Pacific, NPC and SPPC to access the capital markets to support their requirements for working capital, construction costs and the repayment of maturing debt;

    (3) whether the PUCN will issue favorable orders in a timely manner to permit the Utilities to borrow money and issue additional securities to finance the Utilities' operations and to purchase power and fuel necessary to serve their respective customers;

    (4) the extent to which volatile energy prices and the financial difficulties of electric utilities and power exchanges in the western United States cause any counterparties to NPC's or SPPC's purchased power contacts to default on their obligations, thus requiring the Utilities to seek to replace the power on the spot market;

    (5) the effect of price controls promulgated in June 2001 by the Federal Energy Regulatory Commission ("FERC") on the availability and price of wholesale power purchases and sales in the western United States;

    (6) the effect that the September 11 terrorist attacks in New York and Washington, D.C. may have on the tourism and gaming industries in Nevada, particularly in Las Vegas, as well as on the economy in general;

    (7) the effect of current or future Nevada, California or federal legislation or regulations affecting electric industry restructuring, including laws or regulations which could allow certain customers to choose new electricity suppliers;

    (8) unseasonable weather and other natural phenomena, which can have potentially serious impacts on the Utilities' ability to procure adequate supplies of fuel or purchased power to serve their respective customers and on the cost of procuring such supplies;

    (9) industrial, commercial and residential growth in the service territories of the Utilities;

    (10) the loss of any significant customers;

    (11) changes in the business of major customers, including those engaged in gold mining or gaming, which may result in changes in the demand for services of NPC or SPPC;

    (12) changes in environmental regulations, tax or accounting matters or other laws and regulations to which the Utilities are subject;

    (13) future economic conditions, including inflation rates and monetary policy;

    (14) financial market conditions, including changes in availability of capital or interest rate fluctuations;

    (15) unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs; and

    (16) employee workforce factors, including changes in collective bargaining unit agreements, strikes or work stoppages.

    Other factors and assumptions not identified above may also have been involved in deriving these forward-looking statements, and the failure of those other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Sierra Pacific, NPC and SPPC assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking statements.

                              RECENT DEVELOPMENTS

COMMON STOCK OFFERING

    On August 15, 2001, Sierra Pacific completed a public offering of 23,575,000 shares of its common stock at a price per share of $15, yielding net proceeds of approximately $340 million all of which were contributed to NPC as an additional equity investment. NPC used these proceeds to pay maturing debt and for working capital purposes.

UNSECURED NOTE OFFERINGS

    On September 20, 2001, NPC issued $150 million of its 6% Notes due
September 15, 2003. On October 15, 2001, NPC issued an additional $60 million of its 6% Notes due September 15, 2003. Interest on the notes is payable on March 15 and September 15 of each year the notes are outstanding. These notes are not entitled to any sinking fund and are non-callable. The net proceeds of the $150 million issue and the $60 million issue were used to reduce commercial paper balances incurred to cover increased purchased power and fuel costs and to pay maturing debt.

GENERAL RATE CASE

    On October 1, 2001, NPC filed a general rate case with the PUCN, as required under legislation enacted in Nevada earlier this year. In this filing, NPC requested an overall rate increase of approximately 3% to cover increased operating costs. The filing also seeks a return on common equity ("ROE") for NPC's total electric operations of 12.25% (a reduction from NPC's last-authorized ROE for bundled electric operations of 12.50%) and an overall rate of return ("ROR") of 9.26% (a reduction from NPC's last-authorized ROR for bundled electric operations of 10.02%). Any rate changes approved by the PUCN as a result of this filing are expected to take effect in April 2002.

GENERAL AND REFUNDING MORTGAGE NOTE OFFERING

    On October 18, 2001, NPC issued $140 million of its General and Refunding Mortgage Notes, Floating Rate, Series B, due October 15, 2003. The notes were issued under and secured by a General and Refunding Mortgage Indenture dated as of May 1, 2001 that is subject to the prior lien of NPC's Indenture of Mortgage dated as of October 1, 1953. Interest on these notes is payable quarterly, commencing on January 15, 2002. The interest rate on these notes is a floating rate for each interest period, subject to adjustment every three months, equal to the London Interbank Offering Rate ("LIBOR") for three-month U.S. dollar deposits plus a spread of 1.65%. The notes are not subject to any sinking fund and are non-callable. The proceeds of the issuance were used to cover increased purchased power and fuel costs and to reduce commercial paper balances.

RESULTS OF OPERATIONS FOR THIRD QUARTER

    On November 6, 2001, Sierra Pacific announced consolidated third quarter earnings of 89 cents per share, compared with a 25 cent per share loss for the same period last year. Year-to-date consolidated earnings for Sierra Pacific amount to $51.0 million or 62 cents per share, compared to a loss for the same period a year ago of $21.6 million or 27 cents per share. NPC reported quarterly earnings contributions of $78.8 million, or 87 cents per share contribution, compared to a loss of $8.8 million or 11 cents per share contribution for the third quarter of 2000. SPPC's earnings contributions were $11.6 million or 13 cents per share contribution, compared to a loss of $1.5 million or 2 cents per share contribution during the same quarter last year.

                                  THE COMPANY

    SIERRA PACIFIC RESOURCES engages primarily in the power and energy businesses through several regulated subsidiaries. Sierra Pacific Resources completed a merger with NPC in July 1999, combining the two largest regulated electric utility companies in the state of Nevada. Today, we serve approximately 95% of Nevada residents, providing electricity and/or gas to approximately
1.04 million customers in service territories that cover northern and southern Nevada and the Lake Tahoe region of California. We are among the fastest growing utilities in the United States in terms of electric customers and MWh sales, having added over 40,000 new electric customers per year for each of the last two years. Following the completion of the Centennial and Falcon/Gonder transmission projects, we will rank among the top 10 largest transmission companies in the United States in terms of total assets. In addition to NPC and SPPC, we also operate several non-regulated businesses.

                                     [LOGO]

    NEVADA POWER COMPANY, a wholly owned subsidiary of Sierra Pacific Resources, is a public utility engaged in the distribution, transmission, generation, purchase and sale of electric energy in southern Nevada. NPC has a total generating capacity of 1,964 megawatts of coal and natural gas/oil fired generating plants and provides electricity to approximately 611,000 customers in a 4,500 square mile service area in southern Nevada, including Las Vegas, Henderson and adjoining areas.

    SIERRA PACIFIC POWER COMPANY, a wholly owned subsidiary of Sierra Pacific Resources, is a public utility primarily engaged in the distribution, transmission, generation, purchase and sale of electric energy in northern Nevada. SPPC has a total generating capacity of 1,045 megawatts of coal and natural gas/oil fired generating plants and provides electricity to approximately 309,500 customers in a 50,000 square mile service area in western, central and northeastern Nevada, including the city of Reno, and the Lake Tahoe region of California. SPPC also provides natural gas to approximately 115,000 customers in the cities of Reno and Sparks and surrounding areas.

    TUSCARORA GAS PIPELINE COMPANY, a wholly owned subsidiary of Sierra Pacific Resources, is a 50% joint venture partner with TransCanada Pipeline Limited in the operation of a natural gas pipeline to serve an expanding gas market in Reno, northern Nevada, and northeastern California. The 229-mile pipeline extends from Malin, Oregon, to Reno, Nevada. The pipeline is regulated by the FERC.

    COMMUNICATIONS AND OTHER: Sierra Pacific Communications ("SPC") was formed to pursue selected telecommunications market opportunities. SPC has deployed fiber optic assets in the Reno and Las Vegas metropolitan areas. Sierra Touch America LLC, a partnership among SPC and Touch America and AT&T is constructing and will operate a long-haul fiber optic network between Salt Lake City, Utah and Sacramento, California. In addition to SPC, Sierra Pacific Resources also operates several non-utility businesses.

RECENT REGULATORY HISTORY

    Following the passage of electric industry restructuring legislation in Nevada in 1997 and 1999, we began preparing for a competitive electricity market. Electric restructuring in Nevada required that we unbundle our generation, transmission and distribution businesses. In 1999, as a condition of our merger with NPC, the PUCN also required us to sell our generating assets. In 1999 we also entered into an agreement with Enron Corporation to purchase its subsidiary, Portland General Electric Company, based in Portland, Oregon. On April 26, 2001, after the passage of the legislation described below, we mutually agreed with Enron Corp. to terminate the acquisition of Portland General Electric Company.

    Beginning in May 2000, electric utilities throughout the western United States, including NPC and SPPC, experienced dramatically increased fuel and purchased power costs. As a result of these higher costs and rate freezes imposed by regulatory order and legislation, NPC and SPPC incurred substantial operating losses prior to April 1, 2001.

    In response to the escalating power crisis in the western United States, we worked cooperatively with Nevada's public officials and other interested parties on a series of measures to address the situation.

    - We entered into a global settlement in July 2000 to resolve pending litigation, which permitted the Utilities to file monthly fuel and purchased power riders with the PUCN based on trailing 12-month average costs, with the first increase effective August 1, 2000.

    - When costs continued to rise more rapidly than the fuel and purchased power riders could accommodate, the Utilities filed a Comprehensive Energy Plan ("CEP") with the PUCN in January 2001 seeking permission for an additional increase in electric rates. The PUCN approved the rate increase on February 23, 2001 and made the rates effective March 1, 2001.

    - In February 2001, legislation was introduced in Nevada to address a number of issues relating to electric utilities and electric industry restructuring. On April 18, 2001, Assembly Bill 369 ("AB 369") was passed and signed into law. AB 369 left in place the prior electric rate increases, reinstated deferred energy accounting for fuel and purchased power costs going forward, repealed electric industry restructuring in Nevada and imposed a moratorium on the sale of generation assets by electric utilities until 2003.

OUR BUSINESS STRATEGY

    Today, Sierra Pacific is engaged primarily in the business of electricity generation, transmission and distribution, and natural gas transmission and distribution. Our goal is to translate strong regional economic and customer growth into sustainable earnings growth. Our strategy is to invest in and optimize our core regulated utility businesses. We plan to implement this strategy by:

    - Achieving operational excellence in our businesses, by continued investment in and development of systems, technology and personnel;

    - Investing in and expanding our regulated electric and gas distribution businesses in support of customer growth, service, reliability and safety;

    - Investing in our FERC-regulated gas and electric transmission infrastructure and leveraging our strategic location, by developing new transmission assets as well as providing leadership in the creation of regional electric transmission organizations;

    - Achieving optimal performance in our power plant and energy supply operations, based upon plant availability, reliability, total cost of energy and safety;

    - Increasing capacity through upgrades or expansion at existing utility plant properties;

    - Developing our regional non-regulated energy services and efficiency consulting business;

    - Selectively deploying telecommunications infrastructure where markets support it; and

    - Maintaining our culture of ownership by closely tying the compensation of our employees, officers, and directors to operational and financial performance.

REGULATED BUSINESS SEGMENT REVIEW

  NEVADA POWER COMPANY

    NPC is a regulated public utility primarily located in Clark County in southern Nevada. NPC provides electricity to approximately 611,000 customers in a 4,500 square mile service area that includes the communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and adjoining areas. NPC also provides electricity to Nellis Air Force Base, the Department of Energy at Mercury and Jackass Flats at the Nevada Test Site.

    NPC's revenues totaled $1.3 billion in 2000. NPC's electric MWh sales totaled 19.5 million in 2000 and have increased an average of 7.4% annually over the past five years.

    MARKET AND DISTRIBUTION SYSTEM. Customer and sales growth in NPC's service territory continues to be among the fastest in the nation, with a significant part of the utility's electric sales growth resulting from new residential, industrial and gaming customers. From 1996 through 2000, NPC's sales and customers grew at compound annual rates of 7.4% and 6.1%, respectively. NPC's peak load has also increased substantially, averaging 7.1% annual growth over the past five years and reaching 4,325 MW on August 1, 2000. Peaks in NPC's service territory are highest in the summer months, with loads driven primarily by air conditioning requirements.

                     ELECTRIC CUSTOMERS AT YEAR END (000'S)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                         1996  1997  1998  1999  2000
Electric Customers aty Year End (000's)   487   518   549   567   611

    The Las Vegas portion of NPC's service territory has recently undergone significant customer growth as Las Vegas has become one of the top resort destinations in the world. Eighteen of the world's twenty largest hotels are located in Las Vegas and, at year-end 2000, the number of available hotel rooms totaled approximately 124,205.

    NPC's 611,000 electric customers contributed the following toward total year 2000 MWh sales:

                TOTAL MEGAWATT-HOUR SALES (12/31/00)--19,452,148

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

OTHER  RESIDENTIAL  COMMERCIAL  INDUSTRIAL
15.85        36.18       17.39       30.58

    The number of residential, commercial and industrial customers increased over the prior year by 5.6%, 4.6% and 7.4%, respectively.

    FACILITIES AND OPERATIONS. During 2000, NPC's 1,964 MW of generation supplied more than half of its total electric energy requirements, as shown below:

                           SOURCES OF SUPPLY IN 2000
                            (TOTAL 20,163,647 MWHS)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

COAL  GAS/OIL  PURCHASED POWER
30.7     23.1             46.2

                               CAPACITY 1,964 MWS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

COAL  GAS/OIL
53.8     46.2

    NPC has entered into contracts covering all of its anticipated purchased power requirements through the remainder of 2001 and a portion of 2002.

    CONSTRUCTION PROGRAM. Gross construction expenditures for 2000, including allowance for funds used during construction ("AFUDC") and contributions in aid of construction were $204.5 million and for the period 1996 through 2000 were $1.2 billion. Estimated construction expenditures are approximately
$175 million for 2001 (of which $139.8 had been expended through September 30, 2001), and $1.05 billion, including the Centennial transmission project, for 2002 through 2005.

  SIERRA PACIFIC POWER COMPANY

    SPPC is a regulated public utility located in western, central and northeastern Nevada. SPPC provides electricity to approximately 309,500 customers in a 50,000 square mile service area that includes the cities of Reno, Sparks, Carson City, Elko, and a portion of eastern California, including the Lake Tahoe area. SPPC also provides natural gas service in the Reno/Sparks service territories to approximately 115,000 customers.

    SPPC's revenues from continuing operations totaled $995 million in 2000, with gas revenues contributing approximately 10% and electric revenues contributing the remaining 90%. SPPC's total electric MWh sales totaled approximately 12.4 million in 2000 and increased an average of 11.7% annually over the past five years.

    MARKET AND ELECTRIC DISTRIBUTION SYSTEM. Customer and sales growth in SPPC's service territory continues to be among the fastest in the nation, with a significant part of the utility's electric sales growth resulting from new residential, gaming and mining customers. From 1996 through 2000, SPPC's sales and customers grew at compound annual rates of 11.7% and 2.7%, respectively. SPPC's peak load also increased substantially, averaging 6.5% annual growth over the past five years and reaching 1,577 MW on July 31, 2000. Electric system peaks in SPPC's service area occur both in the summer and the winter. Summer peak loads are driven by air-conditioning, cooling equipment and irrigation pumping, while winter peak loads result from increased demand for space heating, demand for air movement (with forced air, gas and oil furnaces) and ski resort demands.

                     ELECTRIC CUSTOMERS AT YEAR END (000'S)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                         1996  1997  1998  1999  2000
Electric Customers aty Year End (000's)   278   287   294   302   310

    SPPC's electric customers by class contributed the following toward total year 2000 MWh sales:

                TOTAL MEGAWATT-HOUR SALES (12/31/00)--12,434,661

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

OTHER  RESIDENTIAL  COMMERCIAL  INDUSTRIAL
29.16        16.43       22.38       32.03

    ELECTRIC FACILITIES AND OPERATIONS. During 2000, SPPC's 1,045 MW of generation supplied 43.9% of its total electric energy requirements, as shown below:

               Sources of Supply in 2000 (Total 13,101,014 MWhs)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

COAL  GAS/OIL  PURCHASED POWER  HYDRO
14.9     28.6             56.1    0.4

                               Capacity 1,045 MWs

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

COAL  GAS/OIL
25.5     74.5

    SPPC has entered into contracts covering all of its anticipated purchased power requirements through the balance of 2001 and substantially all of its requirements through the summer of 2002.

    NATURAL GAS BUSINESS. SPPC's natural gas distribution business serves the Reno/Sparks metropolitan area and accounted for $100.8 million in 2000 operating revenues or approximately 10% of SPPC's revenues from continuing operations. SPPC's customer base grew 4.0% in 2000 to approximately 115,000.

    CONSTRUCTION PROGRAM FOR ELECTRIC AND GAS BUSINESSES. Gross construction expenditures for 2000, including AFUDC and contributions in aid of construction, were $155.3 million. Estimated construction expenditures are approximately
$125 million for 2001 (of which $89.9 million has been expended through Sepember 30, 2001) and $480 million, including the Falcon/Gonder transmission project, for 2002 through 2005.

  TUSCARORA GAS PIPELINE COMPANY

    Our wholly owned subsidiary, Tuscarora Gas Pipeline Company ("TGPC"), is a partner in a 50%-50% joint venture with TransCanada PipeLines Limited. The joint venture developed, constructed and operates a 229-mile natural gas pipeline that delivers natural gas to Reno and certain markets in northeastern California. As an interstate pipeline, TGPC provides only transportation service. SPPC's natural gas distribution system was TGPC's largest customer during 2000, contributing 95% of its revenues.

    In 2000, TGPC recorded net income of approximately $2.1 million. Annual average throughput is approximately 72,000 decatherms per day. Existing capacity is 129,000 decatherms per day; however, TGPC is in the process of expanding the pipeline's capacity to 224,000 decatherms per day and is scheduled to have the additional capacity available in 2003. This expanded capacity is intended to support increasing gas demand in northern Nevada, including generation projects. In January 2001, TGPC completed and placed in service a 16.1-mile lateral that created a new citygate connection into the SPPC distribution system.

NON-REGULATED BUSINESS SEGMENT REVIEW

    SIERRA PACIFIC COMMUNICATIONS was formed to pursue selected telecommunications market opportunities. SPC has deployed fiber optic assets in the Reno and Las Vegas metropolitan areas. Sierra Touch America LLC, a partnership among SPC, Touch America and AT&T, is constructing and will operate a long-haul fiber optic network between Salt Lake City, Utah and Sacramento, California. SPC's share of construction costs for this project is approximately $25 million. Construction began in July 2000.

    E.THREE provides energy-related services and other business solutions in commercial and industrial markets (on a regional basis). In 1998, e.three and Nevada Electric Investment Company, a wholly owned subsidiary of NPC, formed e.three Custom Energy Solutions, LLC to sell energy-related performance contracts and similar energy services to commercial and industrial customers in southern Nevada. e.three Custom Energy Solutions, LLC has built a chilled water-cooling plant in the downtown area of Las Vegas, which supplies the indoor air-cooling requirements for a number of businesses in its immediate vicinity. The plant became operational in August 2000.

    LANDS OF SIERRA ("LOS") was established in 1964 to develop and manage SPPC's non-utility property in Nevada and California. LOS is now exiting this business and selling its properties following our decision to focus on our core energy activities.

    NEVADA ELECTRIC INVESTMENT COMPANY ("NEICO") is a wholly owned subsidiary of NPC. In October 1997, NEICO and UTT Nevada, Inc. formed Northwind Las Vegas, LLC, for the purpose of evaluating district energy projects in southern Nevada, and Northwind Aladdin, LLC, for the purpose of owning, constructing, operating and maintaining the facility for producing and distributing chilled water, hot water and emergency power for the Aladdin Hotel and Casino.

                               REGULATORY MATTERS

    NPC and SPPC's electric businesses are subject to regulation by the PUCN, the FERC and environmental authorities in the states in which they operate. SPPC's electric business in California is subject to regulation by the California Public Utility Commission. In addition, SPPC's natural gas business is subject to regulation by the PUCN. TGPC's gas transportation services are subject to regulation by the FERC. As a result of such regulation, many of the fundamental business decisions of NPC, SPPC and TGPC, as well as the rate of return we are permitted to earn on our utility assets, are subject to the approval of governmental agencies.

  ASSEMBLY BILL 369

    On April 18, 2001, the Governor of Nevada signed AB 369 into law. The provisions of AB 369 include a moratorium on the sale of generation assets by electric utilities, the repeal of electric industry restructuring, and a reinstatement of deferred accounting for fuel and purchased power costs ("deferred energy accounting") for electric utilities. The stated purposes of this emergency legislation were, among others, to control volatility in the price of electricity in the retail market in Nevada and to ensure that the Utilities have the necessary financial resources to provide adequate and reliable electric service under present market conditions. To achieve these purposes, AB 369 allows the Utilities to recover in future periods their costs for wholesale power and fuel, to the extent those costs exceed levels recovered in base rates and are prudently incurred. Deferred energy accounting will have the effect of delaying additional rate increases to consumers until April 1 of next year while, at the same time, providing a method for the Utilities to recover their increasing costs for fuel and purchased power. Set forth below is a summary of key provisions of AB 369.

    GENERATION DIVESTITURE MORATORIUM. AB 369 prohibits all divestiture of generation assets by electric utilities until July 2003. After January 1, 2003, NPC or SPPC may seek PUCN permission to sell one or more generation assets with the sale to be effective on or after July 1, 2003. The PUCN may approve the request to divest only if it finds the transaction to be in the public interest. The PUCN may base its approval of the request upon such terms, conditions, or modifications as it deems appropriate.

    AB 369 directs the PUCN to take all steps necessary to obtain federal approval for the prohibition on divestiture and to vacate any of its own orders that had previously approved generation divestiture transactions.

    DEFERRED ENERGY ACCOUNTING. AB 369 requires the Utilities to use deferred energy accounting for their respective electric operations beginning on March 1, 2001. The intent of deferred energy accounting is to ease the effect of fluctuations in the cost of purchased power and fuel. Under deferred energy accounting, to the extent actual fuel and purchased power costs exceed fuel and purchased power costs recoverable through current rates, that excess is not recorded as a current expense on the income statement but rather is deferred and recorded as an asset on the balance sheet. Conversely, a liability is recorded to the extent fuel and purchased power costs recoverable through current rates exceed actual fuel and purchased power costs. These excess amounts are reflected in adjustments to rates and recorded as revenue or expense in future time periods, subject to PUCN review. AB 369 provides that the PUCN may not allow the recovery of any costs for purchased fuel or purchased power "that were the result of any practice or transaction that was undertaken, managed or performed imprudently by the electric utility." In reference to deferred energy accounting, AB 369 specifies that fuel and purchased power costs include all costs incurred to purchase fuel, to purchase capacity and to purchase energy. The Utilities also record, and are eligible to recover, a carrying charge on such deferred balances.

    AB 369 requires that each Utility file an application to clear its deferred energy account balances after the end of each 12-month period, but allows the balances from each 12-month period to be recovered over an adjustment period of up to three years in order to reduce the volatility of rate changes. In addition, after the initial deferred energy case, each Utility is allowed to file an application to clear its deferred energy account balances after the end of a six-month period if the proposed net increase or decrease in fuel and purchased power revenues for the six-month period is more than 5%. If a Utility using deferred energy accounting realizes a rate of return greater than the rate authorized by the PUCN, the portion that exceeds the authorized rate of return will be transferred to the next deferred energy adjustment period.

    Before an electric utility may clear its deferred accounts, AB 369 requires the PUCN to determine whether the costs for purchased fuel and purchased power that the electric utility recorded in its deferred accounts are recoverable and whether the revenues that the electric utility collected from customers in Nevada for purchased fuel and purchased power are properly recorded and credited in its deferred accounts. AB 369 prohibits the PUCN from allowing an electric utility to recover any costs for purchased fuel and purchased power that were the result of any practice or transaction that was undertaken, managed or performed imprudently by the electric utility. In addition, as discussed under "Required Filings" below, the PUCN must determine whether the rates that went into effect on March 1, 2001 pursuant to the CEP (as defined below) are just and reasonable and reflect prudent business practices.

    At September 30, 2001, NPC had a balance of $929 million in its deferred energy account, reflecting eligible fuel and purchased power costs and allowable carrying charges incurred since March 1, 2001. At September 30, 2001, SPPC had a balance of $219 million in its deferred energy accounts, which reflect both deferrals in connection with its natural gas business of $42 million as well as eligible fuel and purchased power costs and allowable carrying charges incurred since March 1, 2001 totalling $177 million. Future deferred energy charges will depend greatly on a number of unpredictable factors including weather conditions, conditions in the wholesale electricity markets in the western United States, the effect on the wholesale markets and energy prices of price caps imposed by the FERC and the extent of the Utilities' revenues from wholesale sales of electricity, which offset their respective deferred energy charges. Based upon management's continuing monitoring of these factors, it is anticipated that NPC's deferred energy charges (net of wholesale electric revenues) should total between $900 million and $1 billion by the time NPC files its initial application in December 2001 to clear its deferred energy account. This could require an average increase for all NPC's customer classes of between 20% and 30%. Similarly, it is anticipated that SPPC's deferred energy charges for electricity (net of wholesale electric revenues) should total between $175 million and $225 million by the time SPPC files its initial application in February 2002 to clear its deferred energy account. Management cautions, however, that these expectations are subject to all of the above uncertainties, which make it impossible at this time to predict with certainty what the Utilities' deferred energy account balances will be at the time that they file their initial application to clear their deferred energy accounts.

    TRANSITION OF RATES TO DEFERRED ENERGY ACCOUNTING. All rates in effect on April 1, 2001, including the cumulative increases under the Global Settlement and the CEP Riders, remain in effect until the PUCN issues final orders on future general and initial deferred energy rate applications. No further applications can be made for the Fuel and Purchased Power ("F&PP") riders that were part of the July 2000 Global Settlement described in the Utilities' Annual Reports on Form 10-K for the year ended December 31, 2000.

    The Utilities will not be permitted to recover any shortfall incurred before March 1, 2001, resulting from the difference between actual fuel and purchased power costs and the rates permitted by the Global Settlement. Although the F&PP riders were in effect during this period, the riders were based on trailing 12-month average costs and were subject to caps and therefore did not allow the Utilities full recovery for fuel and purchased power costs due to the rapid rise in energy prices.

    AB 369 prohibits the PUCN from taking any further action on the CEP described in the Utilities' Annual Reports on Form 10-K for the year ended December 31, 2000, and provides that, except for the

CEP Rider rate increases put into effect on April 1, 2001, the CEP will be deemed to have been withdrawn by the Utilities. Additionally, approximately $20 million of revenue collected by the Utilities based on the CEP before April 1, 2001 was credited to the deferred energy accounts, which caused the accounts to start in an over-collected position.

    REQUIRED FILINGS. NPC and SPPC are each required to file a general rate application and a deferred energy application on or before the dates listed below:

                                             GENERAL RATE CASE               DEFERRED ENERGY FILING
                                    -----------------------------------   -----------------------------
                                        FILE DATE        EFFECTIVE DATE    FILE DATE     EFFECTIVE DATE
                                    ------------------   --------------   ------------   --------------
Nevada Power Company..............  Filed-Oct. 1, 2001   Apr. 1, 2002     Dec. 1, 2001   Apr. 1, 2002
Sierra Pacific Power Company......     Dec. 1, 2001      Jun. 1, 2002     Feb. 1, 2002   Jun. 1, 2002

    In connection with clearing the Utilities' deferred energy accounts, the PUCN must investigate and determine whether the Utilities' rates that went into effect on March 1, 2001, pursuant to the CEP, are just and reasonable and reflect prudent business practices. The rates in effect on April 1, 2001 remain in effect until the PUCN issues final orders on the general and initial deferred energy rate applications referred to above. The PUCN is prohibited from adjusting rates during this time period unless an adjustment is absolutely necessary to avoid a finding that the rates are confiscatory and, therefore, in violation of the United States or Nevada Constitutions. If adjustments are necessary, they may only be made to the extent necessary to avoid an unconstitutional result.

    After the initial general rate applications described above, each Utility will be required to file future general rate applications at least every 24 months.

    RESTRICTIONS ON MERGERS AND ACQUISITIONS. AB 369 imposes certain restrictions on mergers and acquisitions involving Nevada electric utilities. In particular, the PUCN may not approve a merger or acquisition involving an electric utility unless the utility complies with the generation divestiture provisions of AB 369.

    In addition, AB 369 includes provisions that would have significantly affected the required regulatory approvals for Sierra Pacific's proposed acquisition of Portland General Electric Company ("PGE") from Enron Corp. On April 26, 2001, Enron Corp. and Sierra Pacific terminated, by mutual agreement, the proposed purchase and sale of PGE.

    REPEAL OF ELECTRIC INDUSTRY RESTRUCTURING. AB 369 repealed all statutes authorizing retail competition in Nevada's electric utility industry and voids any license issued to an alternative seller in connection with retail electric competition.

  OTHER LEGISLATION

    Senate Bill 372 ("SB 372"), which increased renewable energy portfolio requirements, was enacted in the 2001 Nevada legislative session. Renewable resources include biomass, wind, solar and geothermal projects. In 2003, both SPPC and NPC will be required to purchase 5% of their energy from renewable resources. These requirements increase to 15% by 2013. Prior law capped renewable energy requirements at 1%. Currently SPPC obtains approximately 9% of its energy from renewable resources while NPC obtains less than 1% from renewable resources. SB 372 requires the PUCN to establish standards for renewable energy contracts including prices and other terms and conditions. If sufficient renewable energy contracts that meet PUCN standards are not available, the Utilities will not be required to meet the portfolio requirements. All renewable energy contracts meeting PUCN standards will be recoverable in the deferred energy accounts.

    The 2001 Nevada Legislature passed another key piece of legislation for the energy industry, Assembly Bill 661 ("AB 661"). AB 661 allows commercial and governmental customers with an average demand greater than 1 MW to select new energy suppliers. The Utilities would continue to provide transmission, distribution, metering and billing services to such customers. AB 661 requires customers wishing to choose a new supplier to receive the approval of the PUCN and meet public interest standards. In particular, the departing customers must secure new energy resources that are not under contract to the Utilities, the departing customers must demonstrate to the PUCN that the remaining customers will not be burdened by increased costs as a result of the departure, and the departing customers must pay any deferred energy fuel balances. Certain limits are placed upon the departure of NPC customers until 2003; most significantly, the amount of load departing is limited to approximately 1,100 MW in peak conditions. AB 661 permits customers to file applications with the PUCN beginning in the fourth quarter of 2001. Customers must provide 180-day notice to the Utilities and could begin to receive service from new suppliers in mid-2002.

    AB 661 also contains new electric and gas energy surcharges for low-income assistance and weatherization programs. These surcharges are recoverable directly from customers as separate line items on their bills with the Utilities remitting collected surcharges to the PUCN. Various state agencies will administer the disposition of the funds.

  FERC PRICE CAP

    On June 19, 2001, the FERC adopted a price mitigation plan applicable to wholesale power sales in California and throughout the western United States during the period June 20, 2001 through September 30, 2002. The price mitigation plan establishes a mechanism with which to determine the maximum amount that may be charged for power sold during this period. The intent of the mitigation plan is to simulate the price that might be charged for electricity sold under competitive market conditions. Sellers that do not wish to establish rates on the basis of this price mitigation plan may propose cost-of-service rates covering all of their generating units in the Western Systems Coordinating Council for the duration of the mitigation plan. Although the Utilities are not able to predict at this time the long-term effect that the FERC price mitigation plan may have on their results of operations, management believes that, under certain market conditions, the FERC plan adversely affects the availability of spot market power to the Utilities and reduces the price at which the Utilities can sell power on the wholesale market. SPR joined with two utilities in Washington and Oregon to seek changes to the FERC plan on the basis that the price caps are unfair to electric customers who reside outside of California.

  NPC GENERAL RATE CASE

    On October 1, 2001, NPC filed an application with the PUCN seeking an electric general rate increase. This application was mandated by AB 369. In the application, NPC requested an increase in its general rates charged to all classes of electric customers designed to produce an increase in annual electric revenues of $42.7 million. If the increase is granted, an average residential electric bill will increase by approximately 8%. The application also seeks a return on common equity ("ROE") for Nevada Power's total electric operations of 12.25% (a reduction from NPC's last-authorized ROE for bundled electric operations of 12.50%) and an overall rate of return ("ROR") of 9.26% (a reduction from NPC's last-authorized ROR for bundled electric operations of 10.02%). On December 1, 2001, NPC will file a deferred energy application, seeking recovery of deferred energy balances. Final decisions on both the general rate application and deferred energy application should occur no later than April 1, 2002, and any rate increase approved by the PUCN would take effect after that date.

  RESOURCE PLANS

    On July 2, 2001, SPPC filed its electric resource plan for the period of 2001-2020. On July 9, 2001, NPC filed its amended electric resource plan for the period of 2000-2019. The plans include scenarios to meet the electric needs of customers while sustaining reliable electric systems. The integrated resource plans evaluate resources to be used to meet forecasted loads. Resource options considered include new transmission lines to access energy markets, construction of generation facilities, power purchases from independent power producers under short and long term agreements, and conservation programs. On October 18, 2001, the PUCN approved NPC's amended resource plan. On August 2, 2001, a pre-hearing conference was held on SPPC's resource plan and procedural orders were established. Public hearings on SPPC's plan were held in late October 2001, and a final decision is expected in November.

  NATURAL GAS RATE INCREASE

    On June 29, 2001, SPPC filed a request with the PUCN seeking a natural gas rate increase. The Purchase Gas Adjustment ("PGA") filing was made requesting an increase in gas rates designed to produce an increase in annual gas revenues of $63 million annually. If the increase were granted, an average residential customer's monthly bill would increase by approximately 55% or $27.43. On September 25, 2001, SPPC filed a motion with the PUCN to extend the increase from a one-year period to two years, effectively reducing the increase to the average residential customer from approximately 55% to 37%. The motion also requested the rate increases to be effective October 15, 2001, and to delay the next annual PGA filing from November 1, 2001, until February 1, 2002. Public hearings were held on October 22 and 23, 2001, and the PUCN granted SPPC's request for a natural gas rate increase on November 5, 2001.

                      SELECTED CONSOLIDATED FINANCIAL DATA
              (in thousands, except for Earnings (Loss) per Share)

    The following table shows selected financial information for Sierra Pacific on a consolidated basis and selected financial information for NPC and SPPC. You should read the following tables along with our Consolidated Financial Statements and Notes contained in our Annual Report on Form 10-K for the year ended December 31, 2000 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, which are incorporated by reference into this prospectus.

                                       YEAR ENDED     3 MONTHS ENDED   6 MONTHS ENDED     9 MONTHS ENDED
SIERRA PACIFIC RESOURCES              DEC. 31, 2000   MARCH 31, 2001   JUNE 30, 2001    SEPTEMBER 30, 2001
------------------------              -------------   --------------   --------------   ------------------
Operating Revenues..................   $2,334,254        $737,926        $1,893,388         $3,865,288
Operating Expenses..................    2,206,865         768,413         1,845,580          3,695,290
                                       ----------        --------        ----------         ----------
  Operating Income (Loss)...........      127,389         (30,487)           47,808            169,998
Other Income........................        5,459             733             5,625             21,526
                                       ----------        --------        ----------         ----------
  Total Income (Loss) Before
    Interest Charges................      132,848         (29,754)           53,433            191,524
Interest Charges....................      159,849          48,502            98,536            150,408
Preferred Trust Securities
  Dividend..........................       18,914           4,729             9,458             14,293
Preferred Stock Dividend............        3,499             875             1,750              2,725
                                       ----------        --------        ----------         ----------
  Income (Loss) from Continuing
    Operations(1)...................      (49,414)        (83,860)          (56,311)            24,098
Income from Discontinued
  Operations........................        9,634             381             1,022              1,022
Gain on Disposal of Water
  Business..........................           --              --            25,845             25,845
                                       ----------        --------        ----------         ----------
  Net Income (Loss).................   $  (39,780)       $(83,479)       $  (29,444)        $   50,965
                                       ==========        ========        ==========         ==========
Earnings (Loss) per Share(1)........   $    (0.51)       $  (1.06)       $    (0.38)        $     0.62
Weighted Avg. Shares Outstanding....       78,435          78,475            78,483             82,423

                                       YEAR ENDED     3 MONTHS ENDED   6 MONTHS ENDED     9 MONTHS ENDED
NEVADA POWER COMPANY                  DEC. 31, 2000   MARCH 31, 2001   JUNE 30, 2001    SEPTEMBER 30, 2001
--------------------                  -------------   --------------   --------------   ------------------
Operating Revenues..................   $1,325,470        $359,012        $1,167,453         $2,562,949
Operating Expenses..................    1,252,010         389,696         1,142,095          2,442,824
                                       ----------        --------        ----------         ----------
  Operating Income (Loss)...........       73,460         (30,684)           25,358            120,125
Other Income(2).....................        4,174              70             2,695             13,629
                                       ----------        --------        ----------         ----------
  Total Income (Loss) Before
    Interest Charges................       77,634         (30,614)           28,053            133,754
Interest Charges....................       70,390          20,935            42,759             65,916
Preferred Trust Securities
  Dividend..........................       15,172           3,793             7,586             11,379
                                       ----------        --------        ----------         ----------
  Net Income (Loss)(2)..............   $   (7,928)       $(55,342)       $  (22,292)        $   56,459
                                       ==========        ========        ==========         ==========
Earnings (Loss) Contribution per
  Share.............................   $    (0.10)       $  (0.71)       $    (0.28)        $     0.68
Weighted Avg. Sierra Pacific Shares
  Outstanding.......................       78,435          78,475            78,483             82,423

                                       YEAR ENDED     3 MONTHS ENDED   6 MONTHS ENDED     9 MONTHS ENDED
SIERRA PACIFIC POWER COMPANY          DEC. 31, 2000   MARCH 31, 2001   JUNE 30, 2001    SEPTEMBER 30, 2001
----------------------------          -------------   --------------   --------------   ------------------
Operating Revenues..................   $  994,585        $376,284        $  718,235         $1,288,989
Operating Expenses..................      947,450         365,100           688,609          1,233,761
                                       ----------        --------        ----------         ----------
  Operating Income..................       47,135          11,184            29,626             55,228
Other Income (Expense)..............       (2,072)           (670)              799              5,089
                                       ----------        --------        ----------         ----------
  Total Income Before Interest
    Charges.........................       45,063          10,514            30,425             60,317
Interest Charges....................       45,398          13,577            28,704             44,973
Preferred Trust Securities
  Dividend..........................        3,742             936             1,872              2,914
Preferred Stock Dividend............        3,499             875             1,750              2,725
                                       ----------        --------        ----------         ----------
  Income (Loss) from Continuing
    Operations......................       (7,576)         (4,874)           (1,901)             9,705
Income from Discontinued
  Operations........................        9,634             381             1,022              1,022
Gain on Disposal of Water
  Business..........................           --              --            25,845             25,845
                                       ----------        --------        ----------         ----------
  Net Income (Loss).................   $    2,058        $ (4,493)       $   24,966         $   36,572
                                       ==========        ========        ==========         ==========
Earnings (Loss) Contribution per
  Share.............................   $     0.03        $  (0.06)       $     0.32         $     0.44
Weighted Avg. Sierra Pacific Shares
  Outstanding.......................       78,435          78,475            78,483             82,423

------------------------

NOTES:

(1) Includes several one-time charges taken in the quarter ended March 31, 2001. See Sierra Pacific Resources' Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 for more information.

(2) Does not include Equity in Earnings (Losses) of Sierra Pacific.

                                 CAPITALIZATION
                                 (IN THOUSANDS)

    The following table shows the capitalization of Sierra Pacific and its consolidated subsidiaries as of September 30, 2001 on an actual basis and on an adjusted basis to give effect to the sale of 6,000,000 PIES offered in this prospectus supplement at a public offering price of $50.00 per PIES, and the anticipated use of net proceeds, as described under "Use of Proceeds," from the offering.

                                               AS OF SEPTEMBER 30, 2001
                                      -------------------------------------------
                                             ACTUAL               AS ADJUSTED
                                      ---------------------   -------------------
Short-Term Debt and Current
  Maturities........................  $  293,177       5.6%   $                 %
Long-Term Debt......................  $2,946,488      56.0%   $                 %
Preferred Trust Securities..........  $  237,372       4.5%   $                 %
Preferred Stock.....................  $   50,000       1.0%   $                 %
Common Shareholders' Equity.........  $1,730,841      32.9%   $                 %
Total Capitalization*...............  $5,257,878     100.0%   $                 %

    *   Does not include Other Comprehensive Income.

                                USE OF PROCEEDS

    We expect that the net proceeds to be received from the sale of the Corporate PIES, after deducting underwriters' discounts and estimated fees and
expenses, will be approximately $      , or approximately $      if the
underwriters' over-allotment option is exercised in full. See "Underwriting."

    We currently intend to use a portion of the net proceeds from the sale of the Corporate PIES to make additional equity investments in our utility subsidiaries. We intend to use the remaining proceeds for general corporate purposes including financing the activities and capital expenditures of our subsidiaries and refinancing our existing borrowings. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our growth, through acquisitions or otherwise, or to refinance our existing borrowings.

                PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY

    Our common stock is listed on The New York Stock Exchange ("NYSE") under the symbol "SRP." The following table shows the dividends paid and the high and low reported closing sale prices of the common stock on the NYSE Composite Tape for the stated calendar quarter.

                                                                          DIVIDENDS
                                                                        PAID PER SHARE     HIGH       LOW
                                                                        --------------   --------   --------
  2001                   First Quarter................................      $.250        $16.500    $10.560
                         Second Quarter...............................       .000         17.000     12.700
                         Third Quarter................................       .020         17.180     14.150
                         Fourth Quarter (up to November 2)............       .000         15.900     13.700
  2000                   First Quarter................................       .250         18.437     12.125
                         Second Quarter...............................       .250         15.687     12.500
                         Third Quarter................................       .250         19.437     12.562
                         Fourth Quarter...............................       .250         18.062     14.875
  1999                   First Quarter................................       .325         39.875     33.375
                         Second Quarter...............................       .340         37.000     34.500
                         Third Quarter*...............................       .250         39.125     21.125
                         Fourth Quarter...............................       .250         23.312     16.875

*   Our merger with NPC was consummated on July 28, 1999.

    Dividends are considered periodically by our Board of Directors and are subject to factors that ordinarily affect dividend policy, such as current and prospective earnings, current and prospective business conditions, regulatory factors, our financial condition and other matters within the discretion of the Board. As a result of the unprecedented conditions in the wholesale energy markets that negatively affected our earnings prior to the restoration of deferred energy accounting in Nevada, our Board of Directors decided on April 13, 2001 not to pay the common stock dividend that, if it had followed historical practices, would have been paid in May 2001. Following the passage of legislation in Nevada which reinstated deferred energy accounting for electric utilities, our Board re-examined the factors described previously and on July 20, 2001 declared a dividend of $.20 per share on our common stock, paid on September 15, 2001 to stockholders of record at the close of business on August 24, 2001. The Board of Directors also established a quarterly Schedule of when future dividends would normally be paid, if declared: December 15, March 15, June 15 and September 15. The Board will continue to review these factors on a periodic basis to determine if and when it would be prudent to declare a dividend on our common stock. We cannot assure you that dividends will be paid in the future, or that, if paid, the dividends will be paid at the same amount or with the same frequency as in the past.

    Our primary source of funds for the payment of dividends to our stockholders is dividends paid to us by NPC and SPPC on their common stock, all of which is owned by us. These two subsidiaries are public utilities and are subject to regulation by state utility commissions which may impose limits on investment returns or otherwise impact the amount of dividends which may be paid by those companies. Moreover, the Articles of Incorporation of SPPC contain restrictions on the payment of dividends on SPPC's common stock in the event of a default in the payment of dividends on SPPC's preferred stock. Similarly, the bank credit facilities of NPC and SPPC prohibit the payment of dividends on each company's common stock if that company is in default under the terms of the relevant credit facility. Finally, the terms of certain outstanding series of first mortgage bonds of both NPC and SPPC contain certain quantitative limits on the amount of dividends that may be paid on each company's common stock.

                              ACCOUNTING TREATMENT

    The purchase contracts are forward transactions in Sierra Pacific common stock. Upon settlement of a purchase contract, Sierra Pacific will receive the stated amount of $50 on the purchase contract and will issue the required number of shares of common stock. The stated amount received will be credited to stockholders' equity and allocated between the common stock and paid-in capital account. The present value of the purchase contract adjustment payments will initially be charged to equity, with an offsetting credit to liabilities.

    Prior to the issuance of common stock upon settlement of the purchase contracts, Sierra Pacific expects that the PIES will be reflected in Sierra Pacific's earnings per share calculations using the treasury stock method. Under this method, the number of shares of common stock used in calculating earnings per share is deemed to be increased by the excess, if any, of the number of shares of common stock issuable upon settlement of the purchase contracts over the number of shares that could be purchased by Sierra Pacific in the market at the average closing price during the relevant period using the proceeds receivable upon settlement. As a result, Sierra Pacific expects there will be no dilutive effect on its earnings per share except during periods when the average closing price per share of common stock is above the threshold appreciation price.

                            DESCRIPTION OF THE PIES

    The following description sets forth specific terms of the PIES. It supplements the description of the stock purchase contracts and stock purchase units in the accompanying prospectus and, to the extent it is inconsistent with the accompanying prospectus, replaces the description in the accompanying prospectus. The terms of the PIES will include those stated in the purchase contract agreement between Sierra Pacific and the purchase contract agent. A purchase of the PIES will also involve an investment decision regarding the purchase contracts, Sierra Pacific common stock and the senior notes, therefore, you should also read the sections titled "Description of the Purchase Contracts," "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement" and "Description of the Senior Notes" in this prospectus supplement and the section titled "Description of the Common Stock" in the accompanying prospectus. The descriptions in this prospectus supplement and the accompanying prospectus contain a description of the material terms of the PIES but do not purport to be complete. We urge you to read the purchase contract agreement, the pledge agreement, the indenture and the remarketing agreement because these documents, and not this summary, will govern your rights as a holder of PIES. For additional information, you should refer to the forms of these contracts that we have filed with the SEC.

CORPORATE PIES

    Each Corporate PIES offered hereby will be a unit initially consisting of:

    - a purchase contract under which (1) the holder will be obligated to purchase from Sierra Pacific, and Sierra Pacific will be obligated to sell to the holder, on the purchase contract settlement date, which will be
            , 2005, or upon early settlement, merger early settlement or cash settlement for $50, a number of newly issued shares of Sierra Pacific common stock equal to the rate described below under "Description of the Purchase Contracts--General," "Description of the Purchase Contracts--Early Settlement by Delivering Cash" and "--Early Settlement in the Event of a Cash Merger" and (2) Sierra Pacific will pay the purchase contract adjustment payments to the holder; and

    - a senior note with a principal amount of $50.

So long as the PIES are in the form of Corporate PIES, the related senior notes (or, following a successful remarketing, a portfolio of Treasury securities) will be pledged to the collateral agent to secure the holders' obligations to purchase common stock under the related purchase contracts.

    The purchase price of each Corporate PIES will be allocated between the purchase contract and the senior note comprising such Corporate PIES in proportion to their respective fair market values at the time of issuance. Sierra Pacific expects that, at the time of issuance, the fair market value of each purchase contract will be $0 and the fair market value of each senior note will be $50. Although this position will not be binding on the IRS, it will generally be binding on each beneficial owner of a Corporate PIES. See "United States Federal Income Tax Consequences--Corporate PIES--Allocation of Purchase Price."

CREATING TREASURY PIES BY SUBSTITUTING TREASURY SECURITIES

    Each holder of Corporate PIES may create Treasury PIES by substituting for the senior notes that are a part of the Corporate PIES Treasury Securities having an aggregate principal amount equal to the aggregate principal amount of those senior notes. You may substitute Treasury Securities for senior notes at any time prior to 5:00 p.m. (New York City time) on the fourth business day
preceding       , 2005 which is the date on which the remarketing will commence.
We refer to the date which is four business days prior to the date on which the remarketing will commence as the "Election Date." After the Election Date, you will not be permitted to create Treasury PIES. Because the Treasury Security has a principal amount at maturity of $1,000, you must substitute Treasury PIES for Corporate PIES in multiples of 20.

    Each Treasury PIES will be a unit consisting of:

    - a purchase contract under which (1) the holder will purchase from Sierra Pacific on the purchase contract settlement date, or upon early settlement, merger early settlement or cash settlement for $50, a number of newly issued shares of Sierra Pacific common stock equal to the applicable rate then in effect and (2) Sierra Pacific will pay the purchase contract adjustment payments to the holder; and

    - a 1/20 undivided beneficial ownership interest in a related Treasury Security having a principal amount at maturity equal to $1,000 and maturing on or prior to the business day preceding the purchase contract settlement date.

The term "business day" means any day other than Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed or a day on which the indenture trustee for the senior notes is closed for business.

    If you substitute Treasury PIES for Corporate PIES, you will continue to receive quarterly purchase contract adjustment payments under your purchase contract, but you will not receive any other distributions on the Treasury PIES. Although you will not receive any interest payments on the Treasury Securities pledged in connection with the creation of Treasury PIES, you will accrue original issue discount on these Treasury Securities. As long as you continue to own the senior notes that had been a part of your Corporate PIES, you will receive interest payments on the senior notes separately from the Treasury PIES
until the maturity of the senior notes on             , 2007.

    To create 20 Treasury PIES, prior to 5:00 p.m. (New York City time) on the Election Date, a Corporate PIES holder will be required to:

    - provide notice of your intention to create Treasury PIES to the purchase contract agent;

    - transfer a Treasury Security for each group of 20 Corporate PIES you wish to substitute to Wells Fargo Bank Minnesota, National Association, the securities intermediary under the pledge arrangement, whereupon the securities intermediary will deposit the Treasury Security in the collateral account maintained under the pledge arrangement as the collateral securing your obligation to purchase the common stock pursuant to purchase contract;

    - transfer to the purchase contract agent 20 Corporate PIES, accompanied by a notice stating (i) that the Corporate PIES holder has deposited a Treasury Security with the securities intermediary and (ii) requesting that the purchase contract agent instruct the collateral agent to release the related $1,000 principal amount of senior notes; and

    - pay to the collateral agent any fees or expenses incurred in connection with the substitution.

    Upon receiving instructions from the purchase contract agent, confirmation of receipt of the Treasury Security by the securities intermediary and payment to the collateral agent of any fees or expenses incurred in connection with such substitution, the collateral agent will cause the securities intermediary to release the related $1,000 principal amount of senior notes from the pledge and deliver them to the purchase contract agent, on behalf of the holder, free and clear of Sierra Pacific's security interest. The purchase contract agent will:

    - cancel the integral multiple of 20 Corporate PIES;

    - transfer the related $1,000 principal amount of senior notes to the holder; and

    - deliver the integral multiple of 20 Treasury PIES to the holder.

    The Treasury Security will be substituted for the senior notes and will be pledged to the collateral agent to secure the holder's obligation to purchase common stock under the related purchase contracts. The senior notes thereafter will trade separately from the Treasury PIES.

    Holders who create Treasury PIES or recreate Corporate PIES, as discussed below, will be responsible for any fees or expenses payable to the collateral agent in connection with substitution of collateral. See "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement--Miscellaneous."

RECREATING CORPORATE PIES

    Each holder of Treasury PIES may recreate Corporate PIES, by doing the following, at any time prior to 5:00 p.m. (New York City time) on the Election
Date:

    - provide notice of your intention to recreate Corporate PIES to the purchase contract agent;

    - transfer $1,000 principal amount of senior notes for each group of 20 Corporate PIES to be recreated to the securities intermediary, whereupon the securities intermediary will deposit the senior notes in the collateral account maintained under the pledge arrangement as the collateral supporting your obligation to purchase the common stock;

    - transfer to the purchase contract agent your Treasury PIES in multiples of 20, accompanied by a notice (i) stating that the Treasury PIES holder has deposited $1,000 principal amount of senior notes for each 20 Treasury PIES so transferred and (ii) requesting that the purchase contract agent instruct the collateral agent to release the related Treasury Securities; and

    - pay to the collateral agent any fees or expenses incurred in connection with the substitution.

Upon receiving instructions from the purchase contract agent, confirmation of receipt of the senior notes by the securities intermediary and payment to the collateral agent of any fees or expenses incurred in connection with such substitution, the collateral agent will cause the securities intermediary to release the related Treasury Security from the pledge and deliver it to the purchase contract agent, on behalf of the holder, free and clear of Sierra Pacific's security interest therein. The purchase contract agent will:

    - cancel the integral multiple of 20 Treasury PIES;

    - transfer the related Treasury Security to the holder; and

    - deliver the integral multiple of 20 Corporate PIES to the holder.

    Holders of Corporate PIES may recreate Treasury PIES at any time prior to 5:00 p.m. (New York City time) on the Election Date by following the procedures set forth above.

CURRENT PAYMENTS

    Holders of Corporate PIES will be entitled to receive cash distributions
from and after       , 2001, payable quarterly in arrears, commencing on       ,
2002. The quarterly payments on outstanding Corporate PIES will be made through to the purchase contract settlement date and will consist of (1) purchase contract adjustment payments payable by Sierra Pacific at the initial rate of
  % of the stated amount per year, subject to increase as described under "Description of the Purchase Contracts--Purchase Contract Adjustment Payments" and (2) cash interest payments payable on the related senior notes payable at
the rate of   % of the principal amount per year until the earlier of the remarketing settlement date and the purchase contract settlement date and at the reset rate on and after such date. Following the remarketing of the senior notes, as a holder of Corporate PIES, you will be entitled to receive cash payments consisting of (1) quarterly purchase contract adjustment payments and
(2) a portion of the return on the Treasury portfolio purchased with proceeds of the remarketing which will equal the amount of the interest payment on a senior note due on the purchase contract settlement date or, in the case the remarketing occurs on the third business day prior to the purchase contract settlement date, the interest payment on a senior note due on the purchase contract settlement date.

    If a holder of Corporate PIES creates Treasury PIES by substituting Treasury Securities for the senior notes, the only payments that such holder will receive on the Treasury PIES will be the quarterly purchase contract adjustment payments. Although you will not receive any interest payments on the Treasury Securities pledged in connection with the creation of Treasury PIES, you will be required to accrue original issue discount on those Treasury Securities. As long as you continue to own the senior notes that had been a part of your Corporate PIES, you will receive interest payments on them, separately from the Treasury
PIES until the maturity of the senior notes on       , 2007.

LISTING OF THE CORPORATE PIES, THE TREASURY PIES AND THE SENIOR NOTES

    Sierra Pacific has applied to list the Corporate PIES on the NYSE under the trading symbol " ." We expect trading of the Corporate PIES on the NYSE to commence within one business day after the closing date. If the Treasury PIES and the senior notes are separately traded to a sufficient extent that applicable exchange listing requirements are met, Sierra Pacific will use its reasonable best efforts to cause them to be listed on the same national securities exchange or quotation system as the Corporate PIES are then listed or quoted.

MISCELLANEOUS

    Sierra Pacific or its affiliates may purchase from time to time any of the PIES that are outstanding by tender, in the open market or by private agreement.

                     DESCRIPTION OF THE PURCHASE CONTRACTS

    The following description sets forth specific terms of the purchase contracts. It supplements the description of the stock purchase contracts and stock purchase units in the accompanying prospectus and, to the extent that it is inconsistent with the accompanying prospectus, replaces the description in the accompanying prospectus. The terms of the purchase contracts will include those stated in the purchase contract agreement between Sierra Pacific and the purchase contract agent. The descriptions in this prospectus supplement and the accompanying prospectus contain a description of the material terms of the purchase contracts and the purchase contract agreement but do not purport to be complete. We urge you to read the form of the purchase contract agreement, because this document, and not this summary, will govern your rights as a holder of purchase contracts. For additional information, you should refer to the form of the purchase contract agreement that we have filed with the SEC.

GENERAL

    Each purchase contract that is a part of a PIES will obligate its holder to purchase, and Sierra Pacific to sell, on the purchase contract settlement date, a number of newly issued shares of Sierra Pacific common stock equal to the rate described below, which we refer to as the "settlement rate," for $50 in cash unless the purchase contract terminates prior to such date or is settled early at the holder's option. The number of shares of common stock issuable upon settlement of each purchase contract on the purchase contract settlement date will be determined as follows, subject to adjustment as described under "--Anti-Dilution Adjustments" below:

    - If the average closing price (as defined below) per share is equal to or
      greater than the threshold appreciation price of $      , then each
      purchase contract will be settled for       shares of common stock. The
      threshold appreciation price represents an appreciation of       % above
      the reference price of $      .

    - If the average closing price per share is less than the threshold appreciation price but greater than the reference price, then each purchase contract will be settled for a number of shares of common stock determined by dividing the stated amount of $50 by the applicable market value.

    - If the average closing price per share is less than or equal to the
      reference price, then each purchase contract will be settled for   shares
      of common stock.

    For illustrative purposes only, the following table shows the number of shares of common stock issuable upon settlement of each purchase contract at various assumed average closing prices. The table assumes that there will be no adjustments to the settlement rate described under "--Anti-Dilution Adjustments" below. We cannot assure you that the actual average closing price will be within the range set forth below. Given the reference price of $ and the threshold appreciation price of $ , a holder of PIES would receive on the purchase contract settlement date the following number of shares of common stock:

AVERAGE CLOSING PRICE                                         NUMBER OF SHARES
---------------------                                         ----------------

    As the foregoing table illustrates, if, on the purchase contract settlement date, the average closing price is greater than or equal to $ , Sierra Pacific
will be obligated to deliver   shares of common stock for each purchase
contract. As a result, the holder would receive   % of the appreciation in the
market value of the shares above $ . If, on the purchase contract settlement date, the average closing price is less than $ but greater than $ , Sierra Pacific will be obligated to deliver a number of shares of common stock equal to $50 divided by the average closing price, and Sierra Pacific would retain all appreciation in the market value of the shares for that period. If, on the purchase contract settlement date, the average closing price is less than or
equal to $      , Sierra Pacific will be obligated to deliver       shares of
common stock for each purchase contract, regardless of the closing price of the shares. As a result, the holder would realize the entire loss on the decline in market value of the common stock for that period.

    The "average closing price "means the average of the closing prices of the common stock on each of the 20 consecutive trading days ending on the third trading day preceding the purchase contract settlement date, or, in the case of the exercise of the merger early settlement right described below under "--Early Settlement in the Event of a Cash Merger," the merger date.

    The "closing price" of the common stock, on any date of determination, means:

    - the closing sale price (or, if no closing sale price is reported, the last reported sale price) per share of common stock on the NYSE on such date or, if the common stock is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which the common stock is so listed, or if the common stock is not so listed on a United States national or regional securities exchange, as reported by The Nasdaq Stock Market; or

    - if the common stock is not so reported, the last quoted bid price per share of common stock in the over-the-counter market as reported by the National Quotation Bureau or a similar organization, or, if such bid price is not available, the average of the mid-point of the last bid and ask prices per share of common stock on such date from at least three nationally recognized independent investment banking firms retained for this purpose by Sierra Pacific.

    "Trading day" means a day on which the common stock:

    - is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

    - has traded at least once on the national or regional securities exchange or association or the over-the-counter market that is the primary market for the trading of the common stock.

    No fractional shares will be issued by Sierra Pacific upon settlement of a purchase contract. In lieu of a fractional share, the holder will receive an amount of cash equal to such fraction multiplied by the average closing price. If, however, a holder surrenders more than one purchase contract for settlement at one time, then the number of shares issuable pursuant to such purchase contracts will be computed based upon the aggregate number of purchase contracts surrendered.

    Prior to the settlement of a purchase contract, the common stock underlying the purchase contract will not be outstanding for any purpose, and the holder of the purchase contract will not have any voting rights, rights to dividends or other distributions or other rights or privileges of a stockholder of Sierra Pacific by virtue of holding such purchase contract.

    By accepting a Corporate PIES or a Treasury PIES, a holder will be deemed to have:

    - irrevocably authorized the purchase contract agent as attorney-in-fact to enter into and perform the related purchase contract and the pledge agreement on behalf of such holder; and

    - agreed to be bound by, and to have consented to, the terms and provisions of the related purchase contract, the purchase contract agreement and the pledge arrangement contained in the pledge agreement.

In addition, each holder of Corporate PIES or Treasury PIES will be deemed to have agreed to treat itself as the owner of the related senior notes (or an interest in the portfolio of Treasury securities, following the remarketing of the senior notes), or the Treasury Securities, as the case may be, in each case for U.S. federal, state and local income and franchise tax purposes.

SETTLEMENT OF PURCHASE CONTRACTS

  SETTLEMENT OF CORPORATE PIES

    For each purchase contract that is a part of your Corporate PIES, you will
be obligated to pay, on       , 2005, $50 to purchase the number of shares of
our common stock based on the settlement rate in effect on that date unless your purchase contract is terminated prior to that date or you exercise your early settlement right, merger early settlement right or cash settlement right.
Purchase contracts will settle on             , 2005, which has been set as the
purchase contract settlement date. Settlement on the purchase contract settlement date of a purchase contract that is part of a Corporate PIES will occur as follows:

    - if the senior note comprising part of your Corporate PIES has been remarketed to the public, a portion of proceeds of the Treasury portfolio purchased with proceeds from the remarketing (and/or permitted investments), in the case of a remarketing prior to the third business day prior to the purchase contract settlement date, or cash proceeds from the remarketing, in the case of a remarketing on the third business day prior to the purchase contract settlement date, will be automatically applied to satisfy in full your obligation to pay the purchase price for the common stock and you will receive the common stock on the purchase contract settlement date;

    - if the senior note comprising part of your Corporate PIES has not been remarketed to the public on or prior to the ninth business day prior to the purchase contract settlement date, you may deliver (1) a notice electing to settle your purchase contract by cash on the sixth business day prior to the purchase contract settlement date and (2) a cash payment of $50 on the fifth business day prior to the purchase contract settlement date, and you will receive upon such cash settlement, the senior note that had been pledged to secure that payment and, on the purchase contract settlement date, the common stock; or

    - if the senior note comprising part of your Corporate PIES has not been remarketed to the public on or prior to the third business day preceding the purchase contract settlement date, we will exercise our rights as a secured party and take possession of the senior notes comprising part of your Corporate PIES, whereupon your obligation to pay the purchase price for the common stock will be fully satisfied and you will receive the common stock on the purchase contract settlement date.

    No purchase contract adjustment payments will accrue after the purchase contract settlement date.

  SETTLEMENT OF TREASURY PIES

    Unless you notify the purchase contract agent by the second business day preceeding the purchase contract settlement date and you deliver a cash payment of $50 prior to 5:00 p.m. (New York City time) on the business day preceding the purchase contract settlement date, Sierra Pacific will receive the proceeds from the Treasury Securities being held as collateral under the pledge arrangement. This will satisfy your obligation to deliver the purchase price for the common stock, and you will receive the common stock on the purchase contract settlement date.

    No purchase contract adjustment payments will accrue after the purchase contract settlement date.

SETTLEMENT BY REMARKETING

    Under the remarketing agreement between Sierra Pacific and Lehman Brothers, Lehman Brothers will agree to use its commercially reasonable efforts to remarket all senior notes that are included in Corporate PIES.

    The senior notes which are the subject of the remarketing will be remarketed
on one or more occasions from             , 2005 until the ninth business day
prior to the purchase contract settlement date and, if necessary, on the third business day preceding the purchase contract settlement date. Unless the remarketing takes place on the third business day preceding the purchase contract settlement date, the proceeds of any remarketing of senior notes that are part of Corporate PIES will be used to purchase a Treasury portfolio equal to the remarketing value less the remarketing fee. The "remarketing value" will be equal to the sum of:

    (a) unless the remarketing occurs on the third business day prior to the purchase contract settlement date, the value on the remarketing date of such amount of Treasury securities that will pay, on or prior to the quarterly interest payment date falling on the purchase contract settlement date, an amount of cash equal to the aggregate interest scheduled to be payable on that quarterly interest payment date, on each senior note that is included in the remarketing, assuming, for this purpose, that the interest rate on the senior notes remains the initial rate;

    (b) the value on the remarketing date of such amount of Treasury Securities that will pay, on or prior to the purchase contract settlement date, an amount of cash equal to $50 for each senior note that is included in the remarketing; and

    (c) an amount equal to 0.25% of the principal amount of each senior note that is included in the remarketing.

    The Treasury portfolio will be pledged to secure the obligations of the holders of Corporate PIES under the related purchase contracts. The cash payments received when the pledged Treasury portfolio matures will be used to satisfy such holder's obligation to purchase Sierra Pacific common stock on
            , 2005, the purchase contract settlement date, and to pay interest scheduled to be paid on that date. In the event that a remarketing occurs on the third business day preceding the purchase contract settlement date, the proceeds of such remarketing, less the remarketing fee, will be paid to settle the obligations of participating holders of Corporate PIES under their purchase contracts.

    If the remarketing agent cannot establish a reset rate on the initial remarketing date enabling the remarketing agent to remarket the senior notes offered for remarketing on such date at a price equal to the remarketing value (determined on the basis of the senior notes being remarketed), then the remarketing agent may thereafter attempt to establish a new reset rate in connection with one or more subsequent attempts to remarket the senior notes after that date until the ninth business day preceding the purchase contract settlement date and, if necessary, in a final remarketing attempt on the third business day preceding the purchase contract settlement date. Any such remarketing will be at a price equal to the remarketing value (determined on the basis of the senior notes being remarketed) on the rescheduled remarketing date.

    If Lehman Brothers can neither remarket the senior notes on or prior to the ninth business day preceding the purchase contract settlement date nor on the third business day preceding the purchase contract settlement date, or the remarketing may not commence or be consummated in accordance with applicable law, a "failed remarketing" will occur, and Sierra Pacific will be entitled to exercise its rights as a secured party and, subject to applicable law, retain the senior notes pledged as collateral under the pledge agreement or sell them in one or more private sales. In either case, the obligations of the holders under the related purchase contracts would be deemed to be satisfied in full. If Sierra

Pacific exercises its rights as a secured creditor, any accrued and unpaid interest payments on these senior notes will be paid in cash by Sierra Pacific to the purchase contract agent for payment to the holders of the Corporate PIES of which those senior notes are a part to, but excluding, the purchase contract settlement date. Sierra Pacific will cause a notice of any failed remarketing to be published no later than the business day preceding the purchase contract settlement date in a daily newspaper in the English language of general circulation in New York City, which we expect to be THE WALL STREET JOURNAL.

NOTICE TO SETTLE WITH CASH

    If the remarketing has not occurred on or prior to the ninth business day prior to the purchase contract settlement date, a holder of a Corporate PIES wishing to settle the related purchase contract with cash must notify the purchase contract agent by delivering a "Notice to Settle with Cash" by 11:00 a.m. (New York City time) on the sixth business day preceding the purchase contract settlement date. A holder of a Treasury PIES wishing to settle the related purchase contract with cash must notify the purchase contract agent by delivering a "Notice to Settle with Cash" on or prior to 11:00 a.m. (New York City time) on the second business day preceding the purchase contract settlement date. A holder of a Treasury PIES wishing to settle the related purchase contract with cash must give notice and settle such contracts in increments of 20 Treasury PIES.

    A holder wishing to settle with cash must deliver to the securities intermediary the cash payment in the form of a certified or cashier's check or by wire transfer, in each case in immediately available funds payable to or upon the order of the securities intermediary. Payment must be delivered prior to 11:00 a.m. (New York City time) on the fifth business day prior to the purchase contract settlement date in the case of a Corporate PIES, or prior to 11:00 a.m. (New York City time) on the business day prior to the purchase contract settlement date in the case of Treasury PIES. Upon receipt of the cash payment, the related senior notes or Treasury Securities, as the case may be, will be released from the pledge arrangement and transferred to the purchase contract agent for distribution to the holder of the related PIES. If the payment is not delivered by that time and date, then the related senior notes will be included in any remarketing that occurs on that third business day prior to the purchase contract settlement date or Sierra Pacific will receive at maturity the principal amount of the related Treasury Securities in full satisfaction of such holder's obligations under the related purchase contract.

    Any cash received by the securities intermediary upon the cash settlement described above will be invested promptly in permitted investments and paid to Sierra Pacific on the purchase contract settlement date. Any excess funds received by the securities intermediary as investment earnings from such investments will be distributed to the purchase contract agent for payment to the holders who settled with cash.

EARLY SETTLEMENT BY DELIVERING CASH

    You may satisfy your obligation to purchase common stock under your purchase contract at any time prior to 5:00 p.m. (New York City time) on the Election Date by paying cash. If you choose to settle the purchase contracts by paying cash, you will be required to pay $50 in cash prior to 5:00 p.m. (New York City time) on the Election Date. If you are settling purchase contracts that are part of Treasury PIES, you will only be able to do so in multiples of 20.

    To effect early settlement, you will be required to do the following prior to 5:00 p.m. (New York City time) on the Election Date:

    - You must deliver to the purchase contract agent a notice indicating your election to settle the purchase contracts with cash.

    - You must deliver a cash payment of (1) an amount of $50 for each purchase contract being settled and (2) if the delivery is made at any time from a record date to the next quarterly purchase contract adjustment payment date, an amount equal to the quarterly purchase contract adjustment payment payable on that purchase contract adjustment payment date with respect to the purchase contract.

    You will receive, for each Corporate PIES or Treasury PIES you surrender, both:

    - shares of Sierra Pacific common stock, regardless of the closing price of the common stock on the date of early settlement but subject to specified anti-dilution adjustments; and

    - your senior note, if you are settling Corporate PIES, or a 1/20 undivided beneficial interest in a Treasury Security, if you are settling Treasury PIES.

    Following the early settlement of your purchase contracts, you will no longer receive any purchase contract adjustment payments unless your purchase contract is settled at any time after a record date but before the next quarterly purchase contract adjustment payment date, whereupon you will receive one final purchase contract adjustment payment. In the case of early settlement of a Corporate PIES, so long as you continue to hold your senior note, you will continue to receive interest payments on your senior note from the date of
settlement and continuing until your senior note matures on       , 2007.
Interest on your senior note will accrue at the rate of   % per year to, but
excluding, the earlier of the remarketing settlement date and the purchase contract settlement date and on and after the earlier of the remarketing settlement date and the purchase contract settlement date interest on your senior note will accrue at the reset rate. In the case of early settlement of Treasury PIES, you will receive a Treasury Security which will not pay interest but accrue original issue discount until payment of the full principal amount thereof on the maturity of such security.

EARLY SETTLEMENT IN THE EVENT OF A CASH MERGER

    Prior to the purchase contract settlement date, if we are involved in a "cash merger" in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, then each holder of the Corporate PIES and the Treasury PIES will have the right to accelerate and settle the related purchase contract after the date of the cash merger with a $50 cash payment. We refer to this right as the "merger early settlement right."

    We will provide each of the holders with a notice of the completion of a cash merger within five business days of the cash merger. To exercise the merger early settlement right, you must deliver to the purchase contract agent, by 5:00 p.m. (New York City time) on the third business day before the merger early settlement date, your Corporate PIES or your Treasury PIES, and payment of the applicable early settlement amount in the form of a wire transfer of immediately available federal funds or a certified or cashier's check. Holders may exercise their merger early settlement right only in integral multiples of 20 Corporate PIES or 20 Treasury PIES. If you exercise the merger early settlement right, we will deliver to you on a date specified by us that is between 20 and 30 business days after that notice is sent the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract, at the settlement rate in effect on the merger date immediately before the cash merger. You will also receive the senior notes or, if substituted therefor, the applicable Treasury portfolio or the applicable Treasury Securities, as the case may be. If you do not elect to exercise your merger early settlement right, your Corporate PIES or your Treasury PIES will remain outstanding and will be subject to normal settlement on the purchase contract settlement date, subject to any earlier termination or exercise of early settlement rights.

OPTIONAL REMARKETING

    Holders of senior notes that are not included in Corporate PIES may elect to have their senior notes included in the remarketing by delivering their senior notes with a notice of that election to the collateral agent by 5:00 p.m. (New York City time) on the Election Date. The collateral agent will hold these senior notes in an account separate from the collateral account in which the senior notes pledged to secure holders of Corporate PIES will be held.

    On the business day prior to             , 2005, the collateral agent will
deliver these separated senior notes to the remarketing agent for remarketing. The remarketing agent will use its commercially reasonable efforts to remarket the separately held senior notes included in the remarketing on the remarketing date at a price equal to the remarketing value. After deducting the remarketing fee of 25 basis points (0.25%) of the principal amount of each of these senior notes that is included in the remarketing from the total proceeds of the remarketing of the senior notes that are not part of Corporate PIES, the remarketing agent will remit to the collateral agent the remaining portion of the proceeds attributable to these senior notes for payment to these participating holders.

    If the remarketing agent cannot remarket the senior notes, as described above, then the remarketing agent will return the senior notes to the collateral agent to release to the holders promptly following the failed remarketing on the third business day preceding the purchase contract settlement date.

PURCHASE CONTRACT ADJUSTMENT PAYMENTS

    Purchase contract adjustment payments will be fixed at a rate per year of
  % of the $50 stated amount per purchase contract, subject to increase as described below. Purchase contract adjustment payments payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month.
Purchase contract adjustment payments will accrue from             , 2001 and
will be payable quarterly in arrears on             ,             ,
and             of each year, commencing             , 2002, and will be made on
outstanding Corporate PIES through to the purchase contract settlement date.

    If a reset transaction (as defined below) occurs, the rate at which the purchase contract adjustment payments accrue will be adjusted to equal the adjusted purchase contract adjustment payment rate from the effective date of the reset transaction to, but not including, the earlier of:

    - the effective date of any later reset transaction, or

    - the purchase contract settlement date.

    "Reset transaction" means a merger, consolidation or statutory share exchange to which the entity that is the issuer of the common stock for which the purchase contracts are then to be settled is a party, a sale of all or substantially all the assets of that entity, a recapitalization of the common stock or a distribution described in clause (4) of the first paragraph under "--Anti-Dilution Adjustments" below, after the effective date of which transaction or distribution the purchase contracts are then to be settled for:

    - shares of an entity that has a dividend yield on its common stock for its four fiscal quarters preceding the public announcement of that transaction or distribution, that is more than 250 basis points higher than the dividend yield on Sierra Pacific common stock, or other common stock then issuable upon settlement of the purchase contracts, for the four fiscal quarters preceding the public announcement of such transaction or distribution; or

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    - shares of an entity that announces a dividend policy prior to the effective date of the transaction or distribution which policy, if implemented, would result in a dividend yield on that entity's common stock for the next four fiscal quarters that would result in such a 250 basis point increase.

    The "adjusted purchase contract adjustment payment rate," with respect to any reset transaction, will be the rate per year that is the arithmetic average of the rates quoted by two reference dealers selected by Sierra Pacific or its successor as the rate at which the purchase contract adjustment payments should accrue so that the fair market value, expressed in dollars, of a Corporate PIES immediately after the later of:

    - the public announcement of the reset transaction or

    - the public announcement of a change in dividend policy in connection with the reset transaction,

will equal the average trading price of a Corporate PIES for the 20 trading days immediately preceding the date of public announcement of the reset transaction. However, the adjusted purchase contract adjustment payment rate will not be less
than   % per year.

    The "dividend yield" on any security for any period means the dividends paid or proposed to be paid pursuant to an announced dividend policy on such security for such period divided by, if with respect to dividends paid on such security, the average closing price of such security during such period and, if with respect to dividends proposed to be paid on such security, the closing price of such security on the effective date of the related reset transaction.

    "Reference dealer" means a dealer engaged in the trading of convertible securities.

    "Trading price" of a security on any date of determination means:

    - the closing sale price or, if no closing sale price is reported, the last reported sale price of a security, regular way, on the NYSE on such date;

    - if that security is not listed for trading on the NYSE on any such date, the closing sale price as reported in the composite transactions for the principal United States securities exchange on which that security is listed;

    - if that security is not listed on a United States national or regional securities exchange, the closing sale price as reported by The Nasdaq Stock Market;

    - if that security is not reported, the price quoted by Interactive Data Corporation for that security or, if Interactive Data Corporation is not quoting such price, a similar quotation service selected by Sierra Pacific;

    - if that security is not quoted, the average of the mid-point of the last bid and ask prices for that security from at least two dealers recognized as market-makers for such security; or

    - if that security is not quoted, the average of the last bid and ask prices for that security from a reference dealer.

    Purchase contract adjustment payments will be payable to the holders of purchase contracts as they are registered on the books and records of the purchase contract agent on the relevant record dates. So long as the PIES remain in book-entry only form, that record date will be the business day prior to the relevant payment dates. Purchase contract adjustment payments will be paid through the purchase contract agent. Subject to any applicable laws and regulations, each payment will be made as described under "--Book-Entry Issuance" below. If the PIES do not remain in book-entry only form, the relevant record dates will be the 15th business day prior to the relevant payment dates. If any date on which purchase contract adjustment payments are to be made is not a business day, then payment of the purchase contract adjustment payments payable on that date will be made on the next day that is a

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business day and without any interest in respect of any such delay. However, if such business day is in the next calendar year, payment will be made on the prior business day.

ANTI-DILUTION ADJUSTMENTS

    The formula for determining the settlement rate will be subject to adjustment (as set forth in the purchase contract) upon the occurrence of specified events, including:

    (1) the payment of dividends and other distributions on Sierra Pacific common stock made in shares of common stock;

    (2) the issuance to all holders of common stock of rights, options or warrants entitling them, for a period of up to 45 days, to subscribe for or purchase common stock at less than their current market price;

    (3) subdivisions, splits or combinations of common stock;

    (4) distributions to all holders of common stock of evidences of indebtedness or assets, including securities but excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash;

    (5) distributions consisting exclusively of cash to all holders of common stock in an aggregate amount that, together with (a) other all-cash distributions made within the preceding 12 months and (b) the aggregate of any cash plus the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by Sierra Pacific or any of its subsidiaries for all or any portion of the common stock concluded within the preceding 12 months, exceeds 15% of Sierra Pacific's total market capitalization on the date of the distribution; and

    (6) the successful completion of a tender or exchange offer made by Sierra Pacific or any of its subsidiaries for the common stock that involves an aggregate consideration having a fair market value that, together with
       (a) the aggregate amount of any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by Sierra Pacific or any of its subsidiaries for the common stock concluded within the preceding 12 months and (b) the total amount of any all-cash distributions to all holders of Sierra Pacific common stock made within the preceding 12 months, exceeds 15% of Sierra Pacific's total market capitalization on the expiration of such tender or exchange offer.

    "Total market capitalization" is the product of the current market price per share of common stock multiplied by the number of shares then outstanding.

    "Current market price" per share on any day means the average of the daily closing prices for the five consecutive trading days selected by Sierra Pacific commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, will mean the first date on which the common stock trades regular way on the applicable exchange or in the applicable market without the right to receive such issuance or distribution.

    In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which the common stock is converted into the right to receive other securities, cash or property, each purchase contract then outstanding would become, without the consent of the holder of the related Corporate PIES or Treasury PIES, as the case may be, a contract to purchase on the purchase contract settlement date only the kind and amount of securities, cash and other property receivable upon consummation of the transaction by a holder of the number of shares that would have

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been received by the holder of the related Corporate PIES or Treasury PIES immediately prior to the date of consummation of the transaction if the holder had then settled such purchase contract.

    If at any time Sierra Pacific makes a distribution of property to its stockholders that would be taxable to stockholders as a dividend for United States federal income tax purposes (for example, distributions of evidences of indebtedness or assets of Sierra Pacific, but generally not share dividends or rights to subscribe to capital stock) and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, such increase may give rise to a taxable dividend to holders of the PIES. See "United States Federal Income Tax Consequences--Corporate PIES--Purchase Contracts--Adjustment to Settlement Rate." In addition, Sierra Pacific may make such increases in the settlement rate as it deems advisable in order to avoid or diminish any income tax to holders of its capital stock resulting from any dividend or distribution of capital stock, or rights to acquire capital stock, or from any event treated as such for income tax purposes or for any other reason.

    Adjustments to the settlement rate will be calculated to the nearest
(1)/(1)(0)(,)(0)(0)(0) of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least 1% in the settlement rate. However, any adjustments not required to be made by reason of the foregoing will be carried forward and taken into account in any subsequent adjustment.

    Whenever the settlement rate is adjusted, Sierra Pacific must deliver to the purchase contract agent a certificate setting forth the settlement rate, detailing the calculation of the settlement rate and describing the facts upon which the adjustment is based. In addition, Sierra Pacific must notify the holders of the PIES of the adjustment within ten business days of any event requiring such adjustment and describe in reasonable detail the method by which the settlement rate was adjusted.

    Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of common stock issuable upon early settlement of a purchase contract.

    If an adjustment is made to the settlement rate as a result of an event described in paragraphs (1) through (6) above, an adjustment will also be made to the applicable market value solely to determine which of the three clauses in the definition of settlement rate will be applicable on the purchase contract settlement date.

TERMINATION

    The purchase contract agreement provides for immediate and automatic termination of the purchase contracts if specified bankruptcy, insolvency or reorganization events occur with respect to Sierra Pacific. The purchase contract agreement also provides that, if one of these events occurs, your rights and obligations under your purchase contracts will terminate, including your right to receive accrued purchase contract adjustment payments and your obligation to pay for, and your right to receive, common stock. If termination does occur, the purchase contract agreement provides that you will receive your senior note or, following the remarketing, your interest in the portfolio of Treasury securities, in the case of a Corporate PIES or your Treasury Security, in the case of Treasury PIES.

PLEDGED SECURITIES AND PLEDGE AGREEMENT

    The senior notes or the portfolio of Treasury securities that are a part of the Corporate PIES, or the Treasury Securities that are a part of the Treasury PIES, which we refer to as the "pledged securities," will be pledged to the collateral agent for the benefit of Sierra Pacific under the pledge agreement to secure the obligations of the holders of the PIES to purchase Sierra Pacific common stock under the related purchase contracts. The rights of the holders of the PIES with respect to the pledged securities will be subject to Sierra Pacific's security interest in the pledged securities. No holder

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of Corporate PIES or Treasury PIES will be permitted to withdraw the pledged securities related to the Corporate PIES or Treasury PIES from the pledge arrangement except:

    (1) to substitute Treasury Securities for the related senior notes;

    (2) to substitute senior notes for the related Treasury Securities (for both
       (1) and (2), as provided for under "Description of the PIES--Creating Treasury PIES by Substituting Treasury Securities" and "--Recreating Corporate PIES"); and

    (3) upon early settlement, settlement for separate cash, early settlement in the event of a cash merger or termination of the related purchase contracts.

Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of Corporate PIES will be entitled, through the purchase contract agent and the collateral agent, to all of the proportional rights and preferences of the related senior notes (or, following the remarketing, the holders' proportional interest in the related Treasury portfolio), including interest payments, voting and other rights, and each holder of Treasury PIES will retain beneficial ownership of the related Treasury Securities pledged in respect of the related purchase contracts. Sierra Pacific will initially have no interest in the pledged securities other than its security interest.

    The purchase contract agent will distribute upon receipt of interest on the pledged securities, together with purchase contract adjustment payments received from Sierra Pacific to the holders in whose names the PIES are registered at the close of business on the record date prior to the date of such distribution.

BOOK-ENTRY ISSUANCE

    The depositary for the PIES will be The Depository Trust Company, which we refer to as "DTC." The PIES will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee. The PIES will be issued in accordance with the procedures set forth under "Book-Entry Procedures and Settlement."

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                 CERTAIN PROVISIONS OF THE PURCHASE CONTRACTS,
            THE PURCHASE CONTRACT AGREEMENT AND THE PLEDGE AGREEMENT

GENERAL

    Distributions on the PIES will be payable, the purchase contracts and documents related thereto will be settled and transfers of the PIES will be registrable at the office of the purchase contract agent in the Borough of Manhattan, New York City. In addition, if the PIES do not remain in book-entry form, Sierra Pacific has the option to pay distributions on the PIES by wire transfer or by check mailed to the address of the person entitled thereto as shown on Sierra Pacific's security register.

    No service charge will be made for any registration of transfer or exchange of the PIES, except for any tax or other governmental charge that may be imposed in connection therewith.

MODIFICATION

    Subject to limited exceptions, Sierra Pacific and the purchase contract agent may not modify the terms of the purchase contracts or the purchase contract agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts, except that no modification may, without the unanimous consent of the holders of each outstanding purchase contract affected thereby:

    - change any payment date;

    - change the amount or type of collateral required to be pledged to secure a holder's obligations under the purchase contract, impair the right of the holder of any purchase contract to receive interest on the collateral, or otherwise adversely affect the holder's rights in or to the collateral;

    - reduce any purchase contract adjustment payments or change the place or currency of payment;

    - impair the right to institute suit for the enforcement of a purchase contract;

    - reduce the number of shares of common stock purchasable under a purchase contract, increase the purchase price of the shares of common stock on settlement of any purchase contract, change the purchase contract settlement date or otherwise adversely affect the holder's rights under a purchase contract; or

    - reduce the above-stated percentage of outstanding purchase contracts whose holders' consent is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract agreement.

If any amendment or proposal referred to above would adversely affect only the Corporate PIES or only the Treasury PIES, only the affected class of holders will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the class or, if referred to in the listed items above, all of the holders of the class.

    Subject to limited exceptions, Sierra Pacific, the collateral agent, the securities intermediary and the purchase contract agent may not modify the terms of the pledge agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts, except that no modification may, without the unanimous consent of the holders of each outstanding PIES adversely affected thereby:

    - change the amount or type of collateral underlying a PIES, impair the right of the holder of any PIES to receive interest on the underlying collateral or otherwise adversely affect the holder's rights in or to the collateral;

    - otherwise effect any action that would require the consent of the holders of each outstanding PIES affected thereby under the purchase contract agreement; or

    - reduce the above-stated percentage of outstanding purchase contracts whose holders' consent is required for the amendment.

However, if any amendment or proposal would adversely affect only the Corporate PIES or only the Treasury PIES, then only the affected class of holders will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the class or, if referred to in the items listed above, all of the holders of the class.

NO CONSENT TO ASSUMPTION

    Each holder of Corporate PIES or Treasury PIES will be deemed under the terms of the purchase contract agreement, by its acceptance of such PIES, to have expressly withheld any consent to the assumption (also known as affirmance) of the related purchase contracts by Sierra Pacific, its receiver, liquidator or trustee in the event that Sierra Pacific becomes the subject of a case under the Bankruptcy Code or other similar state or federal law providing for reorganization or liquidation.

DEEMED REPRESENTATIONS, WARRANTIES AND COVENANTS

    Each holder of a Corporate PIES, acting through the purchase contract agent as its attorney-in-fact, will be deemed in the pledge agreement to represent and warrant to the collateral agent regarding its interest in the collateral, that:

        (1) the holder has the power to grant a security interest in the collateral;

        (2) the holder is the sole beneficial owner of the collateral and, in the case of collateral delivered in physical form, is the sole holder of that collateral and is the sole beneficial owner of, or has the right to transfer, the collateral it transfers to the securities intermediary for credit to the collateral account, free and clear of any security interest, other than the security interest granted initially under the pledge agreement;

        (3) upon the transfer of the collateral to the securities intermediary for credit to the collateral account, the collateral agent, for the benefit of Sierra Pacific, will have a valid and perfected first priority security interest in that collateral; and

        (4) the execution and performance by the holder of its obligations under the pledge agreement will not result in the creation of any security interest in the collateral other than the security interest granted under the pledge agreement or violate any provision of any existing law or regulation applicable to it or of any mortgage, charge, pledge, indenture, contract or undertaking to which it is a party or which is binding on it or any of its assets.

    Each holder will also be deemed to have acknowledged and agreed that the collateral agent and the remarketing agent may withhold from the proceeds such amounts as they may determine to be appropriate in respect of taxes which may be applicable.

    In addition, the purchase contract agent and the holders of Corporate PIES, acting through the purchase contract agent as their attorney-in-fact, will be deemed to have covenanted in the pledge agreement to the collateral agent that for so long as the collateral remains subject to the pledge:

        (1) neither the purchase contract agent nor the holders will create or purport to create or allow to subsist any security interest whatsoever over the collateral or any part of it other than pursuant to the pledge agreement; and

        (2) neither the purchase contract agent nor the holders will sell or otherwise dispose of the collateral or any part of it except for the beneficial interest in it, subject to the pledge under the pledge agreement, transferred in connection with any transfer of PIES.

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CONSOLIDATION, MERGER, SALE OR CONVEYANCE

    Sierra Pacific will agree in the purchase contract agreement, the pledge agreement and the remarketing agreement that it will not merge or consolidate with any other entity or sell, lease or convey all or substantially all of its assets to any other entity or group of affiliated entities in one transaction or a series of related transactions unless:

    - either Sierra Pacific is the continuing corporation or the successor corporation is a corporation organized under the laws of one of the states in the United States of America and that this corporation expressly assumes all the obligations of Sierra Pacific under the purchase contracts, the purchase contract agreement, the pledge agreement and the remarketing agreement by one or more supplemental agreements in form reasonably satisfactory to the purchase contract agent, the remarketing agent and the collateral agent; and

    - Sierra Pacific or that successor corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any covenant or condition underlying the purchase contracts, the PIES, the pledge agreement and the remarketing agreement.

GOVERNING LAW

    The purchase contracts, the purchase contract agreement and the pledge agreement will be governed by, and construed in accordance with, the laws of the State of New York.

INFORMATION CONCERNING THE PURCHASE CONTRACT AGENT

    The Bank of New York will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of the PIES from time to time. The purchase contract agent will not be obligated to take any discretionary action in connection with a default under the terms of the PIES or the purchase contract agreement.

    The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement also will contain provisions under which the purchase contract agent may resign or be replaced. Resignation or replacement would be effective upon the acceptance of appointment by a successor.

INFORMATION CONCERNING THE COLLATERAL AGENT

    Wells Fargo Bank Minnesota, National Association will be the collateral agent. The collateral agent will act solely as the agent of Sierra Pacific and will not assume any obligation or relationship of agency or trust for or with any of the holders of the PIES except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

    The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement also will contain provisions under which the collateral agent may resign or be replaced. Resignation or replacement would be effective upon the acceptance of appointment by a successor.

INFORMATION CONCERNING THE SECURITIES INTERMEDIARY

    Wells Fargo Bank Minnesota, National Association will be the securities intermediary. All property delivered to the securities intermediary pursuant to the purchase contract agreement or the pledge agreement will be credited to a collateral account established by the securities intermediary for the collateral agent. The securities intermediary will treat the purchase contract agent as entitled to

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exercise all rights relating to any financial asset credited to such collateral account, subject to the provisions of the pledge agreement.

MISCELLANEOUS

    The purchase contract agreement will provide that Sierra Pacific will pay all fees and expenses related to (1) the retention of the purchase contract agent, the collateral agent and the securities intermediary and (2) the enforcement by the purchase contract agent of the rights of the holders of the PIES. However, holders who elect to substitute the related pledged securities, thereby creating Treasury PIES or recreating Corporate PIES, will be responsible for any fees or expenses payable in connection with the substitution, as well as for any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted. Sierra Pacific will not be responsible for any of those fees or expenses.

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                        DESCRIPTION OF THE SENIOR NOTES

    The following description sets forth specific terms of the senior notes. It supplements the description of the debt securities in the accompanying prospectus and, to the extent it is inconsistent with the accompanying prospectus, replaces the description in the accompanying prospectus. The senior notes form a part of the Corporate PIES and, under certain circumstances, will trade separately from the purchase contracts also forming a part of the Corporate PIES. The senior notes will be issued under an indenture dated as of May 1, 2000, between Sierra Pacific and The Bank of New York, as indenture trustee (the "indenture"). The descriptions in this prospectus supplement and the accompanying prospectus contain a description of the material terms of the senior notes and the indenture but do not purport to be complete. We urge you to read the forms of indenture and senior notes because they, and not this summary, will govern your rights as a beneficial holder of senior notes. For additional information, refer to the indenture that is incorporated by reference in the registration statement of which the accompanying prospectus forms a part, and the form of the senior notes that we have filed with the SEC.

GENERAL

    The senior notes will be unsecured senior obligations of Sierra Pacific. The
senior notes will be limited in aggregate principal amount to $            .

    The senior notes will not be subject to a sinking fund or redemption provision. The entire principal amount of the senior notes will mature and become due and payable, together with any accrued and unpaid interest thereon,
on             , 2007.

    The senior notes will initially be issued in the form of one or more global certificates deposited with DTC. Under limited circumstances, the senior notes may be issued in certificated form in exchange for the global certificates. See "--Book-Entry Issuance" below. In the event that the senior notes are issued in certificated form, the senior notes will be in denominations of $50 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on senior notes issued as global certificates will be made to DTC, a successor depositary or, if no depositary is used, to a paying agent for the senior notes. If the senior notes are issued in certificated form, principal and interest will be payable, the transfer of the senior notes will be registerable and the senior notes will be exchangeable for senior notes of other denominations of a like aggregate principal amount at the corporate trust office or agency of the indenture trustee in New York City. However, at the option of Sierra Pacific, payments of interest may be made by check to holders of senior notes.

    The indenture will not contain provisions that afford holders of the senior notes protection in the event of a change of control or highly leveraged transaction or other similar transaction involving Sierra Pacific that may adversely affect such holders.

RANKING

    The senior notes will

    - be our direct unsubordinated and unsecured obligations;

    - rank equally with all of our other senior unsecured indebtedness; and

    - rank senior in right of payment to any subordinated indebtedness we may issue in the future.

    Because the senior notes will not be secured, they will be effectively subordinated to the value of collateral that may be pledged to secure future debt. As of September 30, 2001, Sierra Pacific had no secured senior debt outstanding. In addition, as a result of Sierra Pacific being a holding company, the senior notes will be effectively subordinated to the existing and future liabilities of our subsidiaries. We conduct substantially all of our operations through our subsidiaries, thus, our ability to meet our obligations under the senior notes will be dependent on the earnings and cash flows of those

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subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of senior notes will generally have a junior position to claims of creditors of our subsidiaries, including their trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and preferred stockholders. As of September 30, 2001, our subsidiaries had approximately $2.680 billion of debt outstanding and our subsidiary Sierra Pacific Power Company had approximately $50 million stated value of preferred stock outstanding.

    The indenture will contain no restrictions on the amount of additional indebtedness that we or our subsidiaries may incur in the future. Most of our operating subsidiaries issue debt securities used to finance their business activities.

INTEREST

    Each senior note will bear interest at the rate of   % per year from
            , 2001 until the earlier of the remarketing settlement date or the purchase contract settlement date, and on and after that date at the reset rate.
Interest will be payable quarterly in arrears on             ,             ,
            and             of each year, which we refer to as an "interest
payment date," commencing             , 2002, to the person in whose name that
senior note is registered, subject to certain exceptions, at the close of business on the business day preceding such interest payment date. If the senior notes do not remain in book-entry only form, the record dates will be 15 business days prior to each interest payment date.

    The amount of interest payable on the senior notes for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. If any date on which interest is payable on the senior notes is not a business day, then payment of the interest payable on that date will be made on the next day that is a business day and without any interest or other payment in respect of any such delay. However, if such business day is in the next calendar year, then such payment will be made on the preceding business day.

INTEREST RATE RESET

    The interest rate on all senior notes, whether or not a part of Corporate PIES, will be reset to an interest rate sufficient to allow a remarketing of the senior notes that are part of Corporate PIES at a price equal to the remarketing value, except as set forth below. Except as set forth below, the reset rate will be determined on the remarketing date and will be effective as to all senior notes commencing on the earlier of the remarketing settlement date, which will be the date three business days following the remarketing or the purchase contract settlement date.

    If the remarketing is successful, the reset rate will be the rate per year that results from the remarketing of the senior notes that are a part of the Corporate PIES and the senior notes that are not a part of the Corporate PIES as
to which the holders have requested remarketing. Commencing on             ,
2005, Lehman Brothers will use its commercially reasonable efforts to remarket the senior notes subject to the remarketing. If the remarketing agent cannot establish a reset rate meeting the specified requirements, and as a result the senior notes cannot be remarketed, the senior notes will continue to bear their initial interest rate until a reset rate may be determined. If a reset rate cannot be established on any given date, then the remarketing will not occur.

    If the remarketing is neither successful on or prior to the ninth business day prior to the purchase contract settlement date nor on the third business day prior to the purchase contract settlement date, the remarketing agent will cause the interest rate to be reset at an annual interest rate equal to (1) the two-year benchmark Treasury rate plus (2) a spread ranging from 300 to 700 basis points based on the credit ratings of the senior notes at that time.

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    If the holders of senior notes have elected not to have their senior notes remarketed and on the third business day preceding the purchase contract settlement date none of the Corporate PIES is comprised of a senior note, the reset rate will be the rate determined by Lehman Brothers, in its sole discretion, as the rate that, in its judgment, would have been established had a remarketing been held on the third business day preceding the purchase contract settlement date.

    The "two-year benchmark Treasury rate" means the bid side rate displayed at 10:00 a.m. (New York City time) on the third business day preceding the purchase contract settlement date for direct obligations of the United States having a maturity comparable to the remaining term to maturity of the senior notes, as agreed upon by Sierra Pacific and Lehman Brothers. This rate will be as displayed in the Telerate system or, if the Telerate system is no longer available or, in the opinion of Lehman Brothers, after consultation with Sierra Pacific, no longer an appropriate system from which to obtain such rate, such other nationally recognized quotation system as, in the opinion of Lehman Brothers, after consultation with Sierra Pacific, is appropriate. If this rate is not so displayed, the two-year benchmark Treasury rate will be calculated by Lehman Brothers as the yield to maturity for direct obligations of the United States having a maturity comparable to the remaining term to maturity of the senior notes, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 a.m. (New York City time) on the third business day preceding the purchase contract settlement date of three leading United States government securities dealers selected by Lehman Brothers after consultation with Sierra Pacific. These dealers may include Lehman Brothers or an affiliate.

    The spread that will apply will correspond to the prevailing credit rating of the senior notes by both Standard & Poor's Ratings Services and Moody's Investors Service, Inc. on the close of business on the business day prior to the date of the failed remarketing as listed in the table below.

CREDIT RATING BY STANDARD & POOR'S AND MOODY'S                APPLICABLE SPREAD
----------------------------------------------                -----------------
AA and A2...................................................         3.00%
AA and A2...................................................         4.00%
BBB and Baa2................................................         5.00%
Below BBB and Baa2..........................................         7.00%

If one but not both of the rating agencies rates the senior notes on the same level as indicated in the above table, Standard & Poor's places its rating on its creditwatch with a negative implication or a developing designation or Moody's Investors Service, Inc. places its rating on its corporate credit watchlist with a downgrade or an uncertain designation, then the applicable spread will be the next lower one.

REMARKETING

    All senior notes will be remarketed commencing on             , 2005, except
for those senior notes that are not part of a Corporate PIES, the holders of which do not elect to have their senior notes remarketed, as described under "--Optional Remarketing." The senior notes that are included in the Corporate PIES will be remarketed on the initial remarketing date, unless the remarketing agent delays the remarketing to a later date as described below.

    We will enter into a remarketing agreement with Lehman Brothers, as remarketing agent, pursuant to which it will agree to use its commercially reasonable efforts to sell the senior notes that are included in Corporate PIES at a price equal to the remarketing value.

    The "remarketing value" will be equal to the sum of:

    (a) except where the remarketing occurs on the third business day prior to the purchase contract settlement date, the value on the remarketing date of such amount of Treasury securities that will pay, on or prior to the quarterly interest payment date falling on the purchase contract settlement date, an amount of cash equal to the aggregate interest scheduled to be payable on that quarterly interest payment date, on each senior note which is included in the remarketing, assuming for this purpose that the interest rate on the senior notes remains the initial rate;

    (b) the value on the remarketing date of such amount of Treasury securities that will pay, on or prior to the purchase contract settlement date, an amount of cash equal to $50 for each senior note which is included in the remarketing; and

    (c) an amount equal to 25 basis points (0.25%) of the principal amount of each senior note which is included in the remarketing.

    For purposes of (a) through (c) above, the value on the remarketing date of the Treasury securities will assume that (1) the Treasury securities are highly liquid Treasury securities maturing on or within 35 days prior to the purchase contract settlement date (as determined in good faith by the remarketing agent in a manner intended to minimize the cash value of the Treasury securities) and
(2) those Treasury securities are valued based on the ask-side price of the Treasury securities at a time between 9:00 a.m. and 11:00 a.m. (New York City time), selected by the remarketing agent, on the remarketing date (as determined on a third-day settlement basis by a reasonable and customary means selected in good faith by the remarketing agent) plus accrued interest to that date.

    Except in the case of a remarketing on the third business day prior to the purchase contract settlement date, the remarketing agent will use proceeds from the sale of senior notes related to Corporate PIES in a remarketing described in this section, less the remarketing fee, to purchase, in the discretion of the remarketing agent, in open market transactions or at treasury auction, the amount and the types of Treasury securities described in (a) and (b) above, which it will deliver to the collateral agent to secure the obligations under the related purchase contracts of the holders of the Corporate PIES. In the event that a remarketing occurs on the third business day preceding the purchase contract settlement date, proceeds of such remarketing, less the remarketing fee, will be paid in settlement of the obligations of participating holders of Corporate PIES under their purchase contracts. The remarketing agent will deduct as a remarketing fee an amount equal to 25 basis points (0.25%) of the principal amount of each senior note that is included in a Corporate PIES at the time of the remarketing.

    Notice of the remarketing, including the specific Treasury Securities (including the CUSIP numbers and/or the principal terms thereof) that must be delivered by holders who elect not to participate in the remarketing and to create Treasury PIES, will be given to holders on the seventh business day prior to the Election Date. A holder electing not to participate in the remarketing and wishing to create Treasury PIES must notify the purchase contract agent of such election and deliver such specified Treasury Securities to the purchase contract agent not later than 5:00 p.m. (New York City time) on the Election Date. A holder who does not create Treasury PIES and does not deliver the Treasury Securities will be deemed to have elected to participate in the remarketing.

    If the remarketing agent cannot establish a reset rate on the initial remarketing date enabling the remarketing agent to remarket the senior notes offered for remarketing on such date at a price equal to the remarketing value (determined on the basis of the senior notes being remarketed), then the remarketing agent may thereafter attempt to establish a new reset rate in connection with one or more subsequent attempts to remarket the senior notes after that date until the ninth business day preceding the purchase contract settlement date and, if necessary, in a final remarketing attempt on the third business day preceding the purchase contract settlement date. Any such remarketing will be at a price equal to the remarketing value (determined on the basis of the senior notes being remarketed) on the rescheduled remarketing date. In the event that the remarketing agent can neither remarket the senior notes underlying Corporate PIES at that price on or prior to the ninth business day preceding the purchase contract settlement date nor on the third business day preceding the purchase contract settlement date or the remarketing may not commence or be consummated in accordance with applicable law, we will be entitled to exercise our rights as a secured party on the purchase contract settlement date and, subject to applicable law, retain the securities pledged as collateral or sell them in one or more private sales.

    Corporate PIES holders whose senior notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with the remarketing.

  OPTIONAL REMARKETING

    By 5:00 p.m. (New York City time) on the Election Date, holders of senior notes that are not included in Corporate PIES may elect to have their senior notes included in the remarketing by delivering their senior notes with a notice of that election to the collateral agent by 5:00 p.m. (New York City time) on the Election Date. The collateral agent will hold these senior notes in an account separate from the collateral account in which the senior notes pledged to secure holders of Corporate PIES will be held.

    On the business day prior to             , 2005, the collateral agent will
deliver these separated senior notes to the remarketing agent for remarketing. The remarketing agent will use its commercially reasonable efforts to remarket the separately held senior notes included in the remarketing on the remarketing date at a price equal to the remarketing value. After deducting the remarketing fee equal to 25 basis points (0.25%) of the principal amount of each of these senior notes which is included in the remarketing from the total proceeds of the remarketing of the senior notes that are not part of Corporate PIES, the remarketing agent will remit to the collateral agent the remaining portion of the proceeds attributable to these senior notes for payment to these participating holders.

    If the remarketing agent cannot remarket the senior notes by the final remarketing date, as described above, then the remarketing agent will promptly return the senior notes to the collateral agent to release to the holders promptly following the failed remarketing.

  FAILED REMARKETING

    If despite using its commercially reasonable efforts, the remarketing agent can not remarket all of the relevant senior notes, other than to us, as contemplated under "--Remarketing" above neither on or prior to the ninth business day preceding the purchase contract settlement date nor on the third business day preceding the purchase contract settlement date or the remarketing may not commence or be consummated in accordance with applicable law, a "failed remarketing" will have occurred. In the event of a failed remarketing:

       - Lehman Brothers will so advise DTC, the indenture trustee, the purchase contract agent, the collateral agent and Sierra Pacific that a failed remarketing has occurred.

       - We will exercise our right as a secured party to dispose of the senior notes in accordance with applicable law and that disposition will be deemed to satisfy in full each holder's obligation to purchase common stock under the related purchase contracts.

       - We will cause a notice of any failed remarketing to be published no later than the business day preceding the purchase contract settlement date in a daily newspaper in the English language of general circulation in New York City, which we expect to be THE WALL STREET JOURNAL.

    In the remarketing agreement, we will agree to use our reasonable best efforts to cause a registration statement with regard to the full amount of the senior notes to be remarketed to be filed with the SEC and declared effective in a form that will enable the remarketing agent to rely on it in connection with the remarketing process.

  DTC PROCEDURES

    As long as the PIES or the senior notes are evidenced by one or more global certificates deposited with DTC, Sierra Pacific will request, not later than 15 nor more than 30 calendar days prior to the remarketing date, that DTC notify its participants holding senior notes or Corporate PIES of the remarketing.

    By approximately 4:30 p.m. (New York City time) on the remarketing date, Lehman Brothers will advise:

    - DTC, the indenture trustee and Sierra Pacific, of the reset rate determined in the remarketing and the number of senior notes sold in the remarketing;

    - each person purchasing senior notes in the remarketing or the appropriate DTC participant of the reset rate and the number of senior notes such person is to purchase; and

    - each such purchaser to give instructions to its DTC participant to pay the purchase price on the remarketing settlement date in same day funds against delivery of the senior notes purchased through the facilities of DTC.

In accordance with DTC's normal procedures, on the remarketing settlement date, the transactions described above with respect to each senior note tendered for purchase and sold in the remarketing will be executed through DTC, and the accounts of the respective DTC participants will be debited and credited and such senior notes delivered by book-entry as necessary to effect purchases and sales of the senior notes. DTC will make payment in accordance with its normal procedures.

    If any holder selling senior notes in the remarketing fails to deliver those senior notes, the direct or indirect DTC participant of the selling holder and of any other person that was to have purchased senior notes in the remarketing may deliver to that other person a number of senior notes that is less than the number of senior notes that otherwise was to be purchased by that person. In that event, the number of senior notes to be so delivered will be determined by the direct or indirect participant, and delivery of the lesser number of senior notes will constitute good delivery.

  REMARKETING AGENT

    The remarketing agent will be Lehman Brothers. Sierra Pacific and Lehman Brothers will enter into the remarketing agreement which provides that Lehman Brothers will act as the exclusive remarketing agent and will use its commercially reasonable efforts to remarket senior notes tendered for purchase in the remarketing at a price equal to the remarketing value, as described above. Under certain circumstances, some portion of the senior notes tendered in the remarketing may be purchased by the remarketing agent.

    The remarketing agreement will provide that the remarketing agent will incur no liability to Sierra Pacific or to any holder of the Corporate PIES or the senior notes in its individual capacity or as remarketing agent for any action or failure to act in connection with a remarketing or otherwise, except as a result of the gross negligence or willful misconduct on its part. The remarketing agent will receive a remarketing fee equal to 25 basis points or 0.25% of the principal amount of each senior note that is included in the remarketing from the proceeds received in the remarketing.

    Sierra Pacific has agreed to indemnify the remarketing agent against certain liabilities, including liabilities under the Securities Act of 1933, arising out of or in connection with its duties under the remarketing agreement.

    The remarketing agreement also will provide that the remarketing agent may resign and be discharged from its duties and obligations thereunder. In that case, Sierra Pacific will use its best efforts to appoint a successor remarketing agent and enter into a remarketing agreement with that person as soon as reasonably practicable.

  OTHER MATTERS REGARDING REMARKETING

    The right of each holder to have senior notes tendered for purchase will be limited to the extent that:

    - Lehman Brothers conducts a remarketing pursuant to the terms of the remarketing agreement;

    - Lehman Brothers is able to find a purchaser or purchasers for tendered senior notes; and

    - the purchaser or purchasers deliver the purchase price therefor to Lehman Brothers.

    Lehman Brothers is not obligated to purchase any senior notes that would otherwise remain unsold in the remarketing. Neither Sierra Pacific nor Lehman Brothers will be obligated in any case to provide funds to make payment upon tender of senior notes for remarketing. Except as described below, Sierra Pacific will be liable for any and all costs and expenses incurred in connection with the remarketing.

BOOK-ENTRY ISSUANCE

    DTC will act as the initial securities depositary for the senior notes. The senior notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global certificates for the senior notes will be issued, representing the total principal amount of senior notes, and will be deposited with DTC or its custodian.

                      BOOK-ENTRY PROCEDURES AND SETTLEMENT

    Upon issuance, all book-entry securities will be represented by one or more fully registered global certificates. Each global security will be deposited with DTC or its custodian and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

    The following is based on information furnished to us by DTC:

    DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of its participants, which we refer to as "participants," and to facilitate the clearance and settlement of securities transactions among its participants in these securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Persons who are not participants may beneficially own securities held by DTC only through participants.

    DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others including securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which we refer to as the "indirect participants." The rules applicable to DTC and its participants are on file with the SEC.

    Purchases of securities within the DTC system must be made by or through direct participants, who will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser of securities, which we refer to as a "beneficial owner," is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

    DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Although voting with respect to the securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to securities. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

    Payments on the securities will be made to DTC in immediately available funds. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the relevant payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of DTC or Sierra Pacific, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is our responsibility, disbursement of the payments to direct participants is the responsibility of DTC, and disbursement of the payments to the beneficial owners is the responsibility of direct and indirect participants.

    Except as provided in this prospectus supplement, a beneficial owner of securities will not be entitled to receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

    DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under those circumstances, in the event that a successor securities depositary is not obtained, securities certificates will be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the securities. In that event, certificates for the securities will be printed and delivered to the holders of record.

    Neither we nor the purchase contract agent, the indenture trustee, the collateral agent or the securities intermediary have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of Corporate PIES, Treasury PIES, senior notes, and Sierra Pacific common stock acquired under the purchase contracts as of the date of this prospectus supplement.

    Except where otherwise stated, this summary deals only with Corporate PIES, Treasury PIES, senior notes, and Sierra Pacific common stock held as capital assets by a holder who (i) is a United States person (as defined below) and
(ii) purchases the Corporate PIES upon original issuance at their original issue price:

    A "United States person" is a holder who is one of the following:

    - a citizen or resident of the United States;

    - a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States;

    - an estate the income of which is subject to United States federal income taxation regardless of its source; or

    - a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

    Your tax treatment may vary depending on your particular situation. This summary does not address all the tax consequences that may be relevant to holders that are subject to special tax treatment, such as:

    - dealers in securities or currencies;

    - financial institutions;

    - tax-exempt investors;

    - traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

    - persons liable for alternative minimum tax;

    - insurance companies;

    - real estate investment companies;

    - regulated investment companies;

    - persons holding Corporate PIES, Treasury PIES, senior notes, or Sierra Pacific common stock as part of a hedging, conversion, integrated or constructive sale transaction;

    - persons holding Corporate PIES, Treasury PIES, senior notes or Sierra Pacific common stock as part of a straddle; or

    - persons whose functional currency is not the United States dollar.

    In addition, if a partnership holds our Corporate PIES, Treasury PIES, senior notes or Sierra Pacific common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the above instruments, you should consult your tax advisors.

    This summary is based on the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), the Treasury regulations promulgated under the Code and administrative and judicial interpretations. These income tax laws, regulations and interpretations, however, may change at any time. Any change could be retroactive to the issuance date of the Corporate PIES.

    No statutory, administrative or judicial authority directly addresses the treatment of Corporate PIES or instruments similar to Corporate PIES for United States federal income tax purposes. As a result, no assurance can be given that the IRS or the courts will agree with the tax consequences described herein. You should consult your own tax advisor regarding the tax consequences to you of the purchase, ownership and disposition of the Corporate PIES, Treasury PIES, senior notes and Sierra Pacific common stock, including the tax consequences under state, local, foreign and other tax laws.

CORPORATE PIES

  ALLOCATION OF PURCHASE PRICE

    Your acquisition will be treated as an acquisition of the senior note and the purchase contract constituting the unit and, by purchasing Corporate PIES, you will be deemed to have agreed to such treatment. The purchase price of each unit will be allocated between the senior note and the purchase contract in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the senior note and the purchase contract. We will report the fair market value of each senior note as $50 and the fair market value of each purchase contract as $0. This position will be binding on you (but not on the IRS) unless you explicitly disclose a contrary position on a statement attached to your timely filed United States federal income tax return for the taxable year in which a unit is acquired. Thus, absent such disclosure, you should allocate the purchase price for a unit in accordance with the foregoing. The remainder of this discussion assumes that this allocation of the purchase price will be respected for United States federal income tax purposes.

SENIOR NOTES

  ACCRUAL OF INTEREST

    Because of the manner in which the interest rate on the senior notes is reset, the notes will be classified as contingent payment debt obligations under the Treasury regulations. All payments on the senior notes including stated interest will be taken into account under these Treasury regulations and actual cash payments of interest on the senior notes will not be reported separately as taxable income. As discussed more fully below, the effect of these Treasury regulations will be to:

    - require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the senior notes;

    - possibly result in the accrual of original issue discount by you in excess of stated interest payments actually received by you; and

    - generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, or other disposition of the notes.

    Under the contingent payment debt rules, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the senior notes. In order to determine your income, these rules require Sierra Pacific to determine, as of the issue date, the comparable yield for the senior notes. The comparable yield of the senior notes will generally be the rate at which Sierra Pacific would issue a fixed rate debt instrument with terms and conditions similar to the senior notes.

    Sierra Pacific is required to provide the comparable yield to you and, solely for tax purposes, is also required to provide a projected payment schedule that includes the actual interest payments on the senior notes and estimates the amount and timing of contingent payments on the senior notes. We have determined that the comparable yield is an annual rate of
  %, compounded quarterly. Based on the comparable yield, the projected payment
schedule per senior note is $  for the period ending on       , 2005, $      for
each subsequent quarter ending on or prior to the remarketing date and $ for each quarter ending after the remarketing date (which does not include the payment of principal at maturity). By acceptance of a beneficial interest in the senior notes you will be deemed to have agreed, for United States federal income tax purposes, to be bound by our determination of the comparable yield and projected payment schedule.

    THE COMPARABLE YIELD AND THE PROJECTED PAYMENT SCHEDULE ARE NOT PROVIDED FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF YOUR INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE SENIOR NOTES AND DO NOT CONSTITUTE A REPRESENTATION REGARDING THE ACTUAL AMOUNT OF THE PAYMENT ON A SENIOR NOTE.

    The amount of original issue discount on a senior note for each accrual period is determined by multiplying the comparable yield of the senior note, adjusted for the length of the accrual period, by the senior note's adjusted issue price at the beginning of the accrual period, determined in accordance with the rules set forth in the contingent payment debt regulations. The adjusted issue price of each senior note at the beginning of each accrual period will equal $50, increased by any original issue discount previously accrued on the senior note and decreased by the fixed payments and by the contingent payments projected to be made on the senior note. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period that you held the note. Sierra Pacific is required to provide information returns stating the amount of original issue discount accrued on senior notes held of record by persons other than corporations and other exempt owners.

    If after the remarketing date, the remaining amounts of principal and interest payable on the senior notes differ from the payments set forth on the foregoing projected payment schedule, negative or positive adjustments reflecting such differences should be taken into account by you as adjustments to interest income in a reasonable manner over the period to which they relate.

TREASURY PIES

  SUBSTITUTION OF TREASURY SECURITY TO CREATE TREASURY PIES

    If you deliver a treasury security to the collateral agent in substitution for the senior note, you generally will not recognize gain or loss upon the delivery of the treasury security or the release of the senior note. You will continue to include in income any interest with respect to the senior notes and treasury security, and your tax basis in the senior notes, treasury security and the purchase contract will not be affected by the delivery and release.

  OWNERSHIP OF TREASURY SECURITIES

    By acquiring Treasury PIES, you agree to treat yourself as the owner, for United States federal, state and local income and franchise tax purposes, of the treasury security that is a part of the Treasury PIES beneficially owned by you. Sierra Pacific also agrees to treat you as the owner of the treasury securities. Your initial tax basis in the treasury security that is a part of the Treasury PIES will be equal to the amount paid for the treasury security. In general, you will be required to include in income each year that you hold a treasury security the portion of the original issue discount or acquisition discount that accrues on the treasury security in such year.

  SUBSTITUTION OF SENIOR NOTES TO RECREATE CORPORATE PIES

    If you deliver senior notes to the collateral agent to recreate Corporate PIES, you generally will not recognize gain or loss upon the delivery of the senior notes or the release of the treasury security.

You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the treasury security and the senior notes, and your tax basis in the senior notes, the treasury security and the purchase contract will not be affected by the delivery and release.

PURCHASE CONTRACTS

  PURCHASE CONTRACT ADJUSTMENT PAYMENTS

    There is no direct authority addressing the treatment of the purchase contract adjustment payments under current law, and such treatment is unclear. Purchase contract adjustment payments may constitute taxable income to you when received or accrued, in accordance with your method of tax accounting. To the extent we are required to file information returns with respect to purchase contract adjustment payments, we intend to report such payments as taxable income to you. You should consult your own tax advisor concerning the treatment of purchase contract adjustment payments. The treatment of purchase contract adjustment payments could affect your tax basis in a purchase contract or Sierra Pacific common stock received under a purchase contract or your amount realized upon the sale or disposition of a Corporate PIES or Treasury PIES or the termination of a purchase contract. See "--Acquisition of Common Stock Under a Purchase Contract," "--Sale or Disposition of Corporate PIES or Treasury PIES" and "--Termination of Purchase Contract."

  ACQUISITION OF COMMON STOCK UNDER A PURCHASE CONTRACT

    You generally will not recognize gain or loss on the purchase of common stock under a purchase contract, except with respect to any cash paid in lieu of a fractional share of common stock. Subject to the following discussion, your aggregate initial tax basis in the common stock received under a purchase contract generally should equal (a) the purchase price paid for such common stock, plus (b) your tax basis in the purchase contract (if any), less (c) the portion of such purchase price and tax basis allocable to the fractional share. The holding period for common stock received under a purchase contract will commence on the day acquired.

  EARLY SETTLEMENT OF PURCHASE CONTRACT

    You will not recognize gain or loss on the receipt of your proportionate share of the senior notes or treasury securities, upon early settlement of a purchase contract, and you will have the same tax basis in such senior notes or treasury securities, as the case may be, as before such early settlement.

  TERMINATION OF PURCHASE CONTRACT

    If a purchase contract terminates, you will recognize capital gain or loss equal to the difference between your amount realized (if any) upon such termination and your adjusted tax basis (if any) in the purchase contract at the time of such termination. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

    You will not recognize gain or loss on the receipt of your proportionate share of the senior notes or treasury securities upon termination of the purchase contract and you will have the same tax basis in such senior notes or treasury securities, as the case may be, as before such termination. If the termination of the purchase contract occurs when the purchase contract has a negative value, see "--Sale or Disposition of Corporate PIES or Treasury PIES." You should consult your own tax advisor regarding the termination of the purchase contract when the purchase contract has a negative value.

  ADJUSTMENT TO SETTLEMENT RATE

    You might be treated as receiving a constructive distribution from Sierra Pacific if (i) the settlement rate is adjusted and as a result of such adjustment your proportionate interest in the assets or earnings and profits of Sierra Pacific is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate you for certain taxable distributions with respect to the Sierra Pacific common stock. Thus under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to you even though you would not receive any cash related thereto.

SALE OR DISPOSITION OF CORPORATE PIES OR TREASURY PIES

    Upon a disposition of a Corporate PIES or Treasury PIES, you will be treated as having sold, exchanged or disposed of the purchase contract and the senior notes or treasury securities, as the case may be, that constitute such Corporate PIES or Treasury PIES. You generally will have gain or loss equal to the difference between the portion of your proceeds allocable to the purchase contract and the senior notes or treasury securities, as the case may be, and your respective adjusted tax bases in the purchase contract and the senior notes or treasury securities. For purposes of determining gain or loss, your proceeds will not include an amount equal to accrued and unpaid interest on the treasury securities not previously included in income, which amount will be treated as ordinary interest income. Further, to the extent you are treated as having received an amount with respect to accrued purchase contract adjustment payments, such amounts may be treated as ordinary income to the extent not previously included in income.

    In the case of the purchase contracts and the treasury securities, such gain or loss generally will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations. If the disposition of a Corporate PIES or Treasury PIES occurs when the purchase contract has a negative value, you should be considered to have received additional consideration for the senior notes or treasury securities in an amount equal to such negative value, and to have paid such amount to be released from your obligation under the purchase contract. You should consult your tax advisor regarding a disposition of a Corporate PIES or Treasury PIES at a time when the purchase contract has a negative value.

    Purchase contract adjustment payments that you did not previously include in income should either reduce your tax basis in the purchase contract or result in an increase of the amount realized on the disposition of the purchase contract. See "--Purchase Contract Adjustment Payments."

    Gain on the sale, exchange or other disposition of a senior note prior to and including the remarketing date generally will be treated as ordinary income. Loss from the disposition of a senior note prior to and including the remarketing date will be treated as ordinary loss to the extent of your prior net interest inclusions (reduced by the total net negative adjustments previously allowed as an ordinary loss). Any loss in excess of such amount will be treated as capital loss. Gain recognized on the sale, exchange or other disposition of a senior note after the remarketing date will be ordinary income to the extent attributable to the excess, if any, of the present value of the total remaining principal and interest payments due on the senior note over the total remaining payments set forth on the projected payment schedule for such senior note. Any gain recognized in excess of such amount and any loss recognized on such sale, exchange or other disposition generally will be treated as capital gain or loss.

    Special rules apply in determining the tax basis of a note. Your basis in a note is generally increased by original issue discount you previously accrued on the note, and reduced by the fixed payments and by the contingent payments projected to be made.

REMARKETING OF THE SENIOR NOTES

    A remarketing of the senior notes will be a taxable event for holders of senior notes which will be subject to tax in the manner described above under "--Sale or Disposition of Corporate PIES or Treasury PIES."

  OWNERSHIP OF THE TREASURY PORTFOLIO

    After the remarketing settlement date, your Corporate PIES will include a treasury portfolio instead of a senior note. Sierra Pacific and, by acquiring Corporate PIES, you agree to treat yourself as the owner, for United States federal, state and local income and franchise tax purposes, of the treasury portfolio that is a part of the Corporate PIES beneficially owned by you. Your initial tax basis in your applicable ownership interest of the treasury portfolio will equal your pro rata portion of the amount paid by the remarketing agent for the treasury portfolio. Your adjusted tax basis in the treasury portfolio will be increased by the amount of original issue discount included in income with respect thereto and decreased by the amount of cash received in respect of the treasury portfolio.

  INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    The Treasury portfolio will consist of stripped U.S. Treasury securities. Following a remarketing of the senior notes, a holder of Corporate PIES will be required to treat its pro rata portion of each U.S. Treasury security in the Treasury portfolio as a bond that was originally issued on the date the collateral agent acquired the relevant U.S. Treasury securities and that has original issue discount equal to the holder's pro rata portion of the excess of the amounts payable on such U.S. Treasury securities over the value of the U.S. Treasury securities at the time the collateral agent acquires them on behalf of holders of Corporate PIES. A holder on the accrual method of tax accounting will be required to include original issue discount in income for United States federal income tax purposes as it accrues on a constant yield to maturity basis. A holder using the cash method of accounting will include the original issue discount in income when the treasury securities mature.

NON-UNITED STATES HOLDERS

    The following discussion only applies to Non-United States Holders. You are a "Non-United States Holder" if you are not a United States person. Special rules may apply to you if you are a "controlled foreign corporation," "passive foreign investment company," "foreign personal holding company" or in certain circumstances a U.S. expatriate, and such Non-U.S. Holders should consult their own tax advisors.

UNITED STATES FEDERAL WITHHOLDING TAX

    The 30% United States federal withholding tax will not apply to any payment of principal or interest (including original issue discount) on the senior notes or treasury securities provided that:

    - you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

    - you are not a controlled foreign corporation that is related to us through stock ownership;

    - you are not a bank whose receipt of interest on the senior notes or treasury securities is described in section 881(c)(3)(A) of the Code; and

    - (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalty of perjury, that you are not a United States person, or (b) if you hold your Corporate PIES, Treasury PIES, senior notes or treasury securities through certain foreign intermediaries, you satisfy the certification requirements of applicable United States Treasury regulations. Special certification requirements apply to certain Non-United States Holders that are pass-through entities rather than individuals.

    If you cannot satisfy the requirements described above, payments of premium, if any, and interest (including original issue discount) made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the senior notes or treasury securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

    The 30% United States federal withholding tax will not apply to any gain that you realize on the sale, exchange, or other disposition of the Corporate PIES, Treasury PIES, treasury securities, senior notes and Sierra Pacific common stock acquired under the purchase contract. However, interest income including original issue discount and any gain treated as ordinary income that you realize on the sale, exchange or other disposition of a senior note will be subject to withholding in certain circumstances unless the conditions described in the four bullet points above are satisfied.

    Sierra Pacific will generally withhold tax at a 30% rate on purchase contract adjustment payments and dividends paid on the Sierra Pacific common stock acquired under a purchase contract or such lower rate as may be specified by an applicable income tax treaty. However, purchase contract adjustment payments or dividends that are effectively connected with the conduct of a trade or business by the Non-United States Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-United States Holder, are not subject to the withholding tax, provided the relevant certification requirements are satisfied, but instead are subject to United States federal income tax, as described below.

    A Non-United States Holder of Sierra Pacific common stock or a purchase contract who wishes to claim the benefit of an applicable treaty rate (and avoid back-up withholding as discussed below) for dividends or purchase contract adjustment payments, will be required to satisfy certain certification and disclosure requirements described in the fourth bullet point above.

    A Non-United States Holder eligible for a reduced rate of United States withholding tax on payments pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

UNITED STATES FEDERAL INCOME TAX

    If you are engaged in a trade or business in the United States and interest (including original issue discount) on the senior notes or treasury securities, dividends on the Sierra Pacific common stock, or to the extent they constitute taxable income, purchase contract adjustment payments from the purchase contracts are effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on that interest, dividends or purchase contract adjustment payments on a net income basis (although exempt from the 30% withholding tax), in the same manner as if you were a United States person as defined under the Code. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on the senior notes or treasury securities, dividends on the common stock and, to the extent they constitute taxable income, the purchase contract adjustment payments from the purchase contracts will be included in earnings and profits.

    Any gain realized on the disposition of a treasury security, senior note, purchase contract or share of Sierra Pacific common stock generally will not be subject to United States federal income tax unless (1) that gain or income is effectively connected with the conduct of a trade or business by you in the United States or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met or (3) in the case of Corporate PIES, Treasury PIES or Sierra Pacific common stock, Sierra Pacific is or has been a "United States real property holding corporation" for United States federal income tax purposes (subject to the discussion below).

    An individual Non-United States Holder described in clause (1) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-United States Holder described in clause (2) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (1) above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

    Sierra Pacific has not determined whether it is a "United States real property holding corporation" for United States federal income tax purposes. If Sierra Pacific was or becomes a United States real property holding corporation, so long as the Sierra Pacific common stock continues to be regularly traded on an established securities market, (1) you will not be subject to United States federal income tax on the disposition of the Sierra Pacific common stock if you hold or held (at any time during the shorter of the five year period preceding the date of disposition or your holding period) less than or equal to five percent of the total outstanding shares of Sierra Pacific common stock and
(2) you will not be subject to United States federal income tax on the disposition of the purchase contracts if on the day you acquired the purchase contracts, the purchase contracts had a fair market value less than five percent of the fair market value of all of the purchase contracts.

UNITED STATES FEDERAL ESTATE TAX

    Your estate will not be subject to United States federal estate tax on the senior notes, or treasury securities beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of Sierra Pacific voting stock, within the meaning of the Code and United States Treasury regulations, and (2) interest on those senior notes or treasury securities would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States. Sierra Pacific common stock acquired under a purchase contract and owned by you at the time of your death will be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise. Purchase contracts owned by you at the time of your death may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  UNITED STATES HOLDERS

    In general, information reporting requirements will apply to payments on the Corporate PIES, Treasury PIES, senior notes, treasury securities, and Sierra Pacific common stock made to you and to the proceeds of the sale or other disposition of such instruments, unless you are an exempt recipient such as a corporation. A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail to report in full interest income.

  NON-UNITED STATES HOLDERS

    In general, no information reporting or backup withholding will be required regarding payments on the Corporate PIES, Treasury PIES, senior notes, treasury securities, and Sierra Pacific common stock (except possibly with respect to purchase contract adjustment payments) that we make to you provided that we do not have actual knowledge that you are a United States person and we have received from you the statement described above under "--United States Federal Withholding Tax."

    In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of Corporate PIES, Treasury PIES, senior notes, treasury securities, and Sierra Pacific common stock made within the United States or conducted through certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge that you are a United States person or you otherwise establish an exemption.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

                          CERTAIN ERISA CONSIDERATIONS

    The following is a summary of certain considerations associated with the purchase of the Corporate PIES by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

GENERAL FIDUCIARY MATTERS

    ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan.

    In considering an investment in the Corporate PIES of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

    Any insurance company proposing to invest assets of its general account in the Corporate PIES should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court's decision in JOHN HANCOCK MUTUAL LIFE INSURANCE CO. V. HARRIS TRUST AND SAVINGS BANK and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of
Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

PROHIBITED TRANSACTION ISSUES

    Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

    The acquisition and holding of Corporate PIES and Treasury PIES by an ERISA Plan with respect to which Sierra Pacific or Lehman Brothers is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or
Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the Corporate PIES. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

PLAN ASSET ISSUES

    ERISA and the Code do not define "plan assets." However, regulations (the "Plan Asset Regulations") promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, the ERISA Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by "benefit plan investors" is not significant or that the entity is an "operating company," in each case as defined in the Plan Asset Regulations.

    Sierra Pacific anticipates that investing Plans' assets will not include an undivided interest in each of Sierra Pacific's underlying assets because Sierra Pacific will, at all relevant times, be considered an "operating company." However, due to the facts and circumstances nature of the inquiries, no assurances can be given that the DOL or any particular court would agree that Sierra Pacific qualifies as an "operating company."

    Even if Sierra Pacific is not considered an operating company, the underlying assets of Sierra Pacific might still not be plan assets because the Corporate PIES may be considered publicly offered securities under the Plan Asset Regulations, although no assurance can be made in this regard.

REPRESENTATION

    Accordingly, by acceptance of Corporate PIES, each purchaser and subsequent transferee of Corporate PIES or Treasury PIES will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire the Corporate PIES or Treasury PIES constitutes assets of any Plan or (ii) the purchase and holding of Corporate PIES or Treasury PIES by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

    The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Corporate PIES or Treasury PIES on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA,
Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Corporate PIES or Treasury PIES.

                                  UNDERWRITING

    Sierra Pacific has entered into the underwriting agreement with Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and First Union Securities, Inc. pursuant to which, and subject to its terms and conditions, Sierra Pacific has agreed to sell to these underwriters and the underwriters have severally agreed to purchase from Sierra Pacific the respective number of Corporate PIES opposite their names below:

UNDERWRITERS                                            NUMBER OF CORPORATE PIES
------------                                            ------------------------
Lehman Brothers Inc...................................
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated................................
Goldman, Sachs & Co...................................
First Union Securities, Inc...........................
                                                                 -------
          Total.......................................
                                                                 =======

    The underwriting agreement provides that the underwriters' obligations to purchase the Corporate PIES depends on the satisfaction of the conditions contained in the underwriting agreement, including:

    - the underwriters must purchase all of the Corporate PIES if they purchase any of them, other than those covered by the over-allotment option described below;

    - the representations and warranties made by us to the underwriters are true;

    - there is no material change in the financial markets; and

    - we deliver customary closing documents to the underwriters.

    The underwriters have advised Sierra Pacific that they will offer the Corporate PIES directly to the public initially at the offering price and to certain dealers at the offering price less a selling concession not to exceed
$ per Corporate PIES. The underwriters may allow and these dealers may reallow a concession not to exceed $ per Corporate PIES to other dealers. After the initial offering of the Corporate PIES, the underwriters may change the public offering price, the concession to selected dealers and the reallowance to other dealers.

    Sierra Pacific has granted to the underwriters an option to purchase an
aggregate of up to an additional             Corporate PIES to cover
over-allotments, at the initial offering price to the public. Any additional purchases may be made at any time on or before 13 days after the date of the underwriting agreement. To the extent that the option is exercised, each underwriter will be obligated, so long as the conditions set forth in the underwriting agreement are satisfied, to purchase its pro rata percentage of these additional Corporate PIES based on the underwriting commitment shown in the preceding table.

    Sierra Pacific has agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of certain representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

    Prior to this offering, there has been no public market for the Corporate PIES. Sierra Pacific has applied to list the Corporate PIES on the NYSE, and trading is expected to commence within five business days after the date of this prospectus supplement. In order to meet one of the requirements for listing on the NYSE, the underwriters have undertaken to sell the Corporate PIES to a minimum of 400 beneficial owners. The underwriters have advised Sierra Pacific that they presently intend to make a market in the Corporate PIES as permitted by applicable laws and regulations. The underwriters are not obligated to make a market in the Corporate PIES, however, and they may discontinue this market making at any time in their sole discretion. Accordingly, Sierra Pacific cannot assure investors that there will be adequate liquidity or adequate trading markets for the Corporate PIES.

    The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchasers for the purpose of pegging, fixing or maintaining the price of the Corporate PIES, in accordance with Regulation M under the Securities Exchange Act of 1934:

    - Over-allotment involves sales by the underwriters of Corporate PIES in excess of the number of the Corporate PIES the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of Corporate PIES over-allotted by the underwriters is not greater than the number of Corporate PIES that they may purchase in the over-allotment option. In a naked short position, the number of Corporate PIES involved is greater than the number of Corporate PIES that they may purchase in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing Corporate PIES in the open market.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Syndicate covering transactions involve the purchase of the Corporate PIES in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of Corporate PIES to close out the short position, the underwriters will consider, among other things, the price of Corporate PIES available for purchase in the open market as compared to the price at which they may purchase Corporate PIES through the over-allotment option. If the underwriters sell more Corporate PIES than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying Corporate PIES in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the Corporate PIES in the open market after pricing that could adversely affect investors who purchase in the offering.

    - Penalty bids permit the underwriters to reclaim a selling concession from an underwriter when the Corporate PIES originally sold by the underwriter is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

    These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Corporate PIES or preventing or retarding a decline in the market price of the Corporate PIES. As a result, the price of the Corporate PIES may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise, and, if commenced, may be discontinued at any time.

    Neither we nor any of the underwriters make any representations or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Corporate PIES. In addition, neither we nor any of the underwriters make representations that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

    This prospectus supplement and the accompanying prospectus are not, and under no circumstances are to be construed as, an advertisement or a public offering of shares in Canada or any province or territory thereof. Any offer or sale of shares in Canada will be made only under an exemption from the requirements to file a prospectus supplement or prospectus and an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

    This prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for the sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

    Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not a part of this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

    Sierra Pacific and its directors and executive officers have agreed that, unless they receive the prior written consent of Lehman Brothers, they may not, during the period ending 90 days after the date of the preliminary prospectus supplement, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to sale of or otherwise transfer or dispose of any PIES, common stock, purchase contracts or any securities of Sierra Pacific similar to the PIES, purchase contracts or any security convertible into or exercisable or exchangeable for PIES, common stock or purchase contracts, or file any registration statement under the Securities Act of 1933 with respect to any of the above.

    The restrictions described in the previous paragraph do not apply to:

    - the sale of the Corporate PIES to the underwriters;

    - Treasury PIES or Corporate PIES that may be created or recreated upon substitution of pledged securities or common stock issuable upon early settlement of the Corporate PIES or Treasury PIES;

    - any common stock, or options to purchase any common stock, issued in a merger involving Sierra Pacific, in an acquisition transaction or in specified similar transactions;

    - any common stock issued, or options to purchase any common stock granted, under existing employee benefit plans; or

    - any common stock issued under any non-employee director stock plan or dividend reinvestment plan.

    First Union Securities, Inc. is an indirect, wholly-owned subsidiary of Wachovia Corporation. Wachovia Corporation conducts its investment banking, institutional, and capital markets businesses through its various bank, broker-dealer and non-bank subsidiaries (including First Union Securities, Inc.) under the trade name of Wachovia Securities. Any references to Wachovia Securities in this prospectus supplement, however, do not include Wachovia Securities, Inc., member NASD/SIPC, a separate broker-dealer subsidiary of Wachovia Corporation, and an affiliate of First Union Securities, Inc., which may or may not be participating as a selling group member in the distribution of the Corporate PIES.

    Certain of the underwriters and their affiliates have, directly and indirectly, provided investment and commercial banking or financial advisory services to Sierra Pacific and its affiliates, for which they have received customary fees and commissions, and expect to provide these services to Sierra Pacific and its affiliates in the future, for which they expects to receive customary fees and commissions.

    This prospectus supplement, as amended or supplemented, may be used by the remarketing agent for the remarketing at such time as is necessary or upon early settlement, merger early settlement or cash settlement of purchase contracts.

                                 LEGAL MATTERS

    Unless otherwise indicated, certain legal matters will be will be passed upon for Sierra Pacific by Choate, Hall & Stewart (a partnership including professional corporations), Boston, Massachusetts, and Woodburn and Wedge, Reno, Nevada, counsel to Sierra Pacific. Certain legal matters will be passed upon for the underwriters by Thelen Reid & Priest LLP and Simpson Thacher & Bartlett, New York, New York. With respect to matters of Nevada law, Choate, Hall & Stewart, Simpson Thacher & Bartlett and Thelen Reid & Priest LLP may rely on the opinion of Woodburn and Wedge. Thelen Reid & Priest LLP also represents Sierra Pacific and its utility subsidiaries in connection with certain federal income tax matters.

                                    EXPERTS

    The financial statements incorporated by reference in this prospectus supplement from Sierra Pacific's annual report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THIS OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION,
                 PRELIMINARY PROSPECTUS DATED NOVEMBER 7, 2001

P_R_O_S_P_E_C_T_U_S

                                     [LOGO]

                            SIERRA PACIFIC RESOURCES

                    SIERRA PACIFIC RESOURCES CAPITAL TRUST I

                   SIERRA PACIFIC RESOURCES CAPITAL TRUST II

   By this prospectus, we may offer from time to time up to $750,000,000 of:

                                DEBT SECURITIES

                                  COMMON STOCK

                            STOCK PURCHASE CONTRACTS

                              STOCK PURCHASE UNITS

                          OF SIERRA PACIFIC RESOURCES

        PREFERRED SECURITIES OF SIERRA PACIFIC RESOURCES CAPITAL TRUST I

       PREFERRED SECURITIES OF SIERRA PACIFIC RESOURCES CAPITAL TRUST II

                               ------------------

    Sierra Pacific Resources is a Nevada corporation. Sierra Pacific Resources Capital Trust I and Sierra Pacific Resources Capital Trust II are Delaware business trusts. Sierra Pacific Resources is the depositor of Sierra Pacific Resources Capital Trust I and Sierra Pacific Resources Capital Trust II.

    When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities including the offering price of the securities.

YOU SHOULD READ THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT RELATING TO THE SPECIFIC ISSUE OF SECURITIES CAREFULLY BEFORE YOU INVEST.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this Prospectus is             , 2001.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
WHERE YOU CAN FIND MORE INFORMATION.........................      1
SIERRA PACIFIC RESOURCES....................................      1
THE TRUSTS..................................................      1
USE OF PROCEEDS.............................................      2
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES.............      2
DESCRIPTION OF THE DEBT SECURITIES..........................      4
  General...................................................      4
  Terms of the Debt Securities..............................      4
  Consolidation, Merger or Sale.............................      6
  Modification of Indentures; Waiver........................      6
  Conversion Rights.........................................      7
  Events of Default.........................................      8
  Special Terms Relating to the Subordinated Debt
    Securities..............................................      9
      Subordination.........................................      9
      Redemption............................................      9
      Option to Extend Interest Payment Date................     10
      Restrictions on Certain Payments......................     10
      Option to Change Stated Maturity Date.................     11
  Special Terms Relating to the Senior Debt Securities......     11
      Limitations Upon Liens on Stock of Restricted
       Subsidiaries.........................................     11
      Limitations on the Issuance or Disposition of Stock of
       Restricted Subsidiaries..............................     12
  Defeasance................................................     12
  Form, Registration, Transfer and Exchange.................     12
  Global Securities.........................................     13
  Payment and Paying Agents.................................     13
  Governing Law.............................................     13
DESCRIPTION OF THE PREFERRED SECURITIES OF THE TRUSTS.......     14
  General...................................................     14
  Distributions.............................................     15
  Mandatory Redemption......................................     15
  Trust Special Event Redemption or Distribution............     16
  Redemption Procedures.....................................     18
  Liquidation Distribution Upon Dissolution.................     18
  Subordination of the Common Securities....................     19
  Amendment of Declarations.................................     19
  Voting Rights.............................................     20
  Declaration Events of Default.............................     21
  Merger, Consolidation or Amalgamation of the Trusts.......     22
  Removal and Replacement of Trustees.......................     23
  Registrar, Transfer Agent, and Paying Agent...............     23
  Book-Entry Only Issuance--The Depository Trust Company....     23
      Description of the Global Certificates................     23
      DTC Procedures........................................     23
  Information Concerning the Property Trustee...............     25
  Governing Law.............................................     26
  Miscellaneous.............................................     26

                                                                PAGE
                                                              --------
DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES..........     27
  General...................................................     27
  Events of Default.........................................     28
  Status of the Preferred Securities Guarantees;
    Subordination...........................................     28
  Amendments and Assignment.................................     28
  Termination of the Preferred Securities Guarantees........     29
  Information Concerning the Guarantee Trustee..............     29
  Governing Law.............................................     29
  The Expense Agreement.....................................     29
RELATIONSHIP AMONG PREFERRED SECURITIES, PREFERRED
  SECURITIES GUARANTEES AND SUBORDINATED DEBT SECURITIES
  HELD BY THE TRUSTS........................................     30
DESCRIPTION OF THE COMMON STOCK.............................     30
  General...................................................     30
  Rights Agreement..........................................     31
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE
  UNITS.....................................................     33
PLAN OF DISTRIBUTION........................................     33
INCORPORATION OF INFORMATION WE FILE WITH THE SEC...........     34
LEGAL OPINIONS..............................................     35
EXPERTS.....................................................     35

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C. and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    We have filed registration statements on Form S-3 with the SEC covering the securities. For further information on Sierra Pacific Resources, the trusts and the securities, you should refer to our registration statements and their exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

                            SIERRA PACIFIC RESOURCES

    Sierra Pacific Resources engages primarily in the energy business through several subsidiaries. Our two largest subsidiaries, Nevada Power Company and Sierra Pacific Power Company, are regulated public utilities. Nevada Power Company provides electricity to the City of Las Vegas and the surrounding area in southern Nevada. Sierra Pacific Power Company provides electricity to western, central and northeastern Nevada, including the cities of Reno, Sparks, Carson City and Elko, and to the Lake Tahoe area of California. Sierra Pacific Power Company also provides natural gas services to the cities of Reno and Sparks and surrounding areas. Sierra Pacific Resources and Nevada Power Company merged in June 1999 and Nevada Power Company became a subsidiary of Sierra Pacific Resources.

    The principal executive office of Sierra Pacific Resources is P.O. Box 30150 (6100 Neil Road), Reno, Nevada 89520-3150, and the telephone number is
(775) 834-3610.

    In this prospectus, "Sierra Pacific," "we," "us" and "our" refer specifically to Sierra Pacific Resources, the holding company.

                                   THE TRUSTS

    Sierra Pacific Resources Capital Trust I and Sierra Pacific Resources Capital Trust II are statutory business trusts created under Delaware law. They were created pursuant to trust agreements and by the filing of Certificates of Trust with the Secretary of State of the State of Delaware on June 7, 1999. Each trust agreement is qualified as an indenture under the Trust Indenture Act of 1939, as amended. When the preferred securities of each trust are issued, the purchasers of those securities will own all of the preferred securities of each trust. See "Description of the Preferred Securities." We will directly or indirectly acquire all of the trusts' issued and outstanding common securities, which will be in an aggregate liquidation amount equal to at least 3% of the total capital of each trust. The trusts will use all of the proceeds from the issuance of their preferred securities and common securities (collectively, the "Trust Securities") to purchase subordinated debt securities issued by Sierra Pacific. The only assets of each trust are subordinated debt securities issued by Sierra Pacific. Each trust exists for the exclusive purposes of

    - issuing its Trust Securities representing undivided beneficial interests in the assets of the trust;

    - investing the gross proceeds of the sale of its Trust Securities in subordinated debt securities issued by Sierra Pacific; and

    - engaging in only those other activities necessary or incidental to the foregoing purposes.

    Each trust has a term of approximately 55 years, but may be dissolved earlier as provided in its trust agreement. Sierra Pacific has appointed the following four trustees to conduct each trust's business and affairs:

    - two officers of Sierra Pacific (the "administrative trustees");

    - The Bank of New York (the "property trustee"); and

    - The Bank of New York (Delaware) (the "Delaware trustee").

    The property trustee will hold title to the subordinated debt securities of Sierra Pacific purchased by each trust for the benefit of each trust and the holders of the Trust Securities. As long as the subordinated debt securities are held by the property trustee for the benefit of a trust and the holders of the Trust Securities, the property trustee will have the power to exercise all rights, powers, and privileges of a holder of subordinated debt securities under the indenture to be entered into by and between Sierra Pacific and The Bank of New York, as indenture trustee. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account for each trust (the "property trustee accounts") to hold all payments made in respect of the subordinated debt securities for the benefit of the holders of the Trust Securities of each trust.

    Sierra Pacific, as the holder of all the common securities of each trust, will have the right to appoint, remove or replace any trustee (subject to the limitations contained in the trust agreements) and to increase or decrease the number of trustees of each trust, provided that the number of trustees of each trust shall be at least three. Sierra Pacific will pay all fees, expenses, debts and obligations (other than with respect to the Trust Securities) related to each trust and the offering of the Trust Securities by each trust.

    The rights of the holders of the preferred securities of each trust, including economic rights, rights to information and voting rights, are contained in its trust agreement and in the Delaware Business Trust Act. See "Description of the Preferred Securities of the Trusts." The trust agreements also incorporate by reference the terms of the Trust Indenture Act.

    The principal executive office of each trust is P.O. Box 30150 (6100 Neil
Road), Reno, Nevada 89520-3150. The telephone number of each trust is
(775) 834-4011.

                                USE OF PROCEEDS

    We intend to use the proceeds for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific issue of securities. General corporate purposes may include financing the activities and capital expenditures of Sierra Pacific's subsidiaries, financing our assets and those of our subsidiaries and refinancing our existing borrowings. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our growth, through acquisitions or otherwise, or to refinance our existing borrowings.

    The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement.

    Each trust will use all proceeds received from the sale of its Trust Securities and common securities to purchase subordinated debt securities issued by us.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

    The following table shows our consolidated ratio of earnings to fixed charges. As a result of the merger between Sierra Pacific Resources and Nevada Power Company, which was treated for accounting purposes as a reverse acquisition with Nevada Power Company being the acquiror, the historical ratios for 1998 and earlier periods are those of Nevada Power Company.

                                                        NINE MONTHS                     YEAR ENDED DECEMBER 31,
                                                           ENDED          ----------------------------------------------------
                                                    SEPTEMBER 30, 2001      2000       1999       1998       1997       1996
                                                    -------------------   --------   --------   --------   --------   --------
Consolidated ratio of earnings to fixed charges...           1.21            0.57      1.49       2.51       2.99       3.31
Deficiency (in thousands).........................             --         $90,868        --         --         --         --

    For the purpose of calculating the consolidated ratio of earnings to fixed charges, "fixed charges" represent the aggregate of interest charges on short-term and long-term debt and distributions on preferred securities of consolidated subsidiaries, allowance for borrowed funds used during construction (AFUDC) and capitalized interest, the interest portion of rental expense deemed to be attributable to interest and the pre-tax preferred stock dividend requirements of consolidated subsidiaries. "Earnings" represent the aggregate of income from continuing operations before income taxes and fixed charges, less AFUDC and capitalized interest, and pre-tax preferred stock dividend requirements of consolidated subsidiaries.

                       DESCRIPTION OF THE DEBT SECURITIES

GENERAL

    From time to time we may issue debt securities in one or more series as either senior securities ("senior debt securities") or subordinated securities ("subordinated debt securities"). The term "debt securities" refers to both the senior debt securities and the subordinated debt securities. Below is a description of the general terms of the debt securities. The particular terms of a series of debt securities will be described in a prospectus supplement.

    Senior debt securities will be issued under an indenture, as supplemented from time to time (the "senior indenture"), between Sierra Pacific and The Bank of New York, as trustee (the "senior indenture trustee"). Unless specified in a prospectus supplement, subordinated debt securities will be issued under an indenture, as supplemented from time to time (the "subordinated indenture"), between Sierra Pacific and The Bank of New York, as trustee (the "subordinated indenture trustee"). The term "indentures" refers to the senior indenture and the subordinated indenture. Each of the indentures will be subject to and governed by the Trust Indenture Act of 1939. The Bank of New York has extended an unsecured credit facility to Sierra Pacific in the amount of $25 million and also acts as trustee under the general and refunding mortgage indentures of Sierra Pacific Power Company and Nevada Power Company.

    The indentures do not limit the amount of debt securities that we may issue, nor do they limit us or our subsidiaries from issuing any other unsecured debt.

    The senior debt securities will rank equally with all of our unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to our other indebtedness to the extent described in a prospectus supplement. As a holding company, our cash flows and our ability to service our debt are dependent on the cash flows of our subsidiaries. Our subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due under the debt securities. In addition, our two largest subsidiaries, Nevada Power Company and Sierra Pacific Power Company are subject to regulation by state utility commissions which may impose limitations on the rate of return on equity or otherwise impact the amount of dividends which may be paid by those companies. Moreover, the articles of incorporation of both Nevada Power Company and Sierra Pacific Power Company contain restrictions on the payment of dividends on that subsidiary's common stock if there is currently a default in the payment of dividends on that company's preferred stock. Similarly, the terms of the bank credit facilities of Nevada Power Company and Sierra Pacific Power Company prohibit the payment of dividends on each company's common stock if that company is in default under its credit facility. In addition, the mortgage indentures under which Nevada Power Company and Sierra Pacific Power Company have issued first mortgage bonds contain limitations on the payment of dividends on common stock. Finally, the payment of certain dividends by the utilities could be subject to prior approval of the SEC under the Public Utility Holding Company Act or of the Federal Energy Regulatory Commission under the Federal Power Act. As a result of these factors, the debt securities will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries.

TERMS OF THE DEBT SECURITIES

    Each prospectus supplement will describe the terms of a series of debt securities, including:

    - the title and series designation;

    - the aggregate principal amount and authorized denominations of the debt securities;

    - the percentage of principal amount at which the debt securities will be issued;

    - the stated maturity date;

    - any fixed or variable interest rates or rates per annum or the method or procedure for determining the interest rates;

    - the times at which any interest will be payable, the date or dates from which interest will accrue and the regular record dates for interest payments or the method for determining those dates;

    - the principal amount payable, whether at maturity or upon earlier acceleration, and whether the principal amount will be determined with reference to an index, formula or other method;

    - whether the debt securities are denominated or payable in United States dollars;

    - any sinking fund requirements;

    - any terms under which Sierra Pacific can redeem the debt securities;

    - any terms for repayment of principal amount at the option of the holder;

    - the date or dates after which holders may convert the debt securities into shares of Sierra Pacific common stock and the terms for that conversion;

    - the date or dates upon which the debt securities will be mandatorily converted into shares of Sierra Pacific common stock and the terms for that conversion;

    - the terms for the attachment to debt securities of rights to purchase or sell common stock or other securities of Sierra Pacific.

    - whether and under what circumstances Sierra Pacific will pay additional amounts ("Additional Amounts") under any debt securities to a person who is not a U.S. person for specified taxes, assessments or other governmental charges and whether Sierra Pacific has the option to redeem the affected debt securities rather than pay any Additional Amounts;

    - the form in which Sierra Pacific will issue the debt securities, whether registered, bearer or both, and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the debt securities in either form;

    - whether the debt securities will be issued in global form, and any terms and conditions under which the debt securities in global form may be exchanged for definitive debt securities;

    - the defeasance provisions, if any, that apply to the debt securities (other than those described herein);

    - the person to whom any interest on a registered security is payable, if that person is not the registered owner of the debt securities, or the manner in which any interest is payable on a bearer security if other than upon presentation of the coupons pertaining thereto, as the case may be;

    - any events of default or covenants not contained in the applicable indenture; and

    - any other specific terms of the debt securities which are not inconsistent with the provisions of the applicable indenture.

    Prospective purchasers of debt securities should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if applicable.

    The provisions of the indentures permit Sierra Pacific, without the consent of holders of any debt securities, to issue additional debt securities with terms different from those of debt securities previously issued and to reopen a previous series of debt securities and issue additional debt securities of that series.

    Sierra Pacific will pay or deliver principal and any premium, Additional Amounts, and interest in the manner, at the places and subject to the restrictions described in the applicable indenture, the debt securities and the applicable prospectus supplement.

CONSOLIDATION, MERGER OR SALE

    The indentures permit Sierra Pacific to merge or consolidate, sell, lease, for a term extending beyond the last stated maturity of debt securities outstanding under the indentures, or convey, transfer or otherwise dispose of all or substantially all of its assets, if the following conditions are satisfied:

    - any successor or acquiror assumes all of the obligations of Sierra Pacific under the indentures and the debt securities;

    - the successor or acquiror is a corporation organized and existing under the laws of any U.S. state; and

    - the successor or acquiror shall not, immediately after such transaction, be in default in the performance of any covenant or condition with respect to the indentures or the debt securities.

    The indentures do not prevent or restrict any of the following:

    - consolidation or merger, where after the consummation of which, Sierra Pacific would be the surviving entity, or any conveyance or transfer or lease of any part of the properties of Sierra Pacific which does not constitute the entirety or substantially the entirety of these properties; or

    - the approval by Sierra Pacific of or consent by Sierra Pacific to, any consolidation or merger to which any "restricted subsidiary" or any other subsidiary or affiliate of Sierra Pacific, may be a party, or any conveyance, transfer or lease by any subsidiary or affiliate of Sierra Pacific of any of its assets.

    The term "restricted subsidiary" is defined in the senior indenture as any operating subsidiary of Sierra Pacific that accounts for 10% or more of the consolidated revenues and/or assets of Sierra Pacific.

    If a series of subordinated debt securities is held by a trust, any transaction referred to above would also have to be permitted under and not result in any breach of violation of the applicable trust agreement and guarantee.

MODIFICATION OF INDENTURES; WAIVER

    Each indenture may be modified or amended by Sierra Pacific and the applicable trustee, without notice to or the consent of any holders, with respect to certain matters contained in the indenture including:

    - curing any ambiguity or correcting any inconsistency in the indenture;

    - providing for uncertificated debt securities;

    - establishing the form or terms of debt securities of any series;

    - evidencing and providing for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series;

    - making any other provisions that do not adversely affect the rights of any holder of a debt security; or

    - making any other changes or modifications provided that the rights of the holders of any debt securities created prior to such changes and modifications are not affected.

    In addition, under each indenture, Sierra Pacific and the applicable trustee may change the rights of holders of a series of debt securities with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series. However, the following changes may be made only with the consent of each holder of any outstanding debt securities affected:

    - changing the stated maturity of those debt securities;

    - reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon redemption of any securities;

    - changing the place or currency of any payment of principal or interest;

    - impairing the right to bring a suit for the enforcement of any payment on or with respect to those debt securities;

    - modifying or affecting the terms and conditions of the obligations of Sierra Pacific under the indentures in any manner adverse to the holders of debt securities;

    - waiving a default in the payment of the principal of or interest or Additional Amounts, if any, on any debt security; and

    - modifying any of the foregoing requirements, reducing the percentage of holders of debt securities required to consent to any amendment or waiver of any covenant or past default or reducing the requirements for establishing a quorum or voting.

    Subject to the foregoing, if a series of subordinated debt securities is held by a trust, no modification of the subordinated indenture may occur without the prior consent of the holders of at least a majority of the aggregate liquidation preference of the trust's preferred securities.

    The holders of at least a majority in principal amount of the outstanding debt securities of any series may, with respect to that series, waive past defaults under the applicable indenture and waive compliance by Sierra Pacific with the provisions of that indenture, except as described under "Events of Default."

CONVERSION RIGHTS

    The terms, if any, on which a series of debt securities may, or will mandatorily, be exchanged for or converted into shares of common stock of Sierra Pacific will be set forth in the applicable prospectus supplement. The terms may include:

    - the conversion price or the factors that will be relevant in determining the conversion price;

    - the period during which the debt securities are convertible;

    - provisions regarding our ability or the ability of a holder of debt securities to convert the debt securities into shares of our common stock;

    - events requiring adjustments to the conversion price; and

    - provisions affecting the ability to convert debt securities in the event of our redemption of debt securities.

    If the debt securities are exchangeable, the terms of the exchange similar to those applicable to convertible debt securities will be stated in the applicable prospectus supplement.

EVENTS OF DEFAULT

    Each of the following will be an Event of Default with respect to each series of debt securities issued under each indenture:

    - default in the payment of any principal or premium, when due (except when the failure to make payment when due results from mistake, oversight or transfer difficulties and does not continue for more than three business days);

    - default in the payment of interest or Additional Amounts and the continuance of that default for a period of 30 days;

    - default with respect to any obligation to make payments to a sinking fund, when due (except when the failure to make payment when due results from mistake, oversight or transfer difficulties and does not continue for more than three business days);

    - default in the performance or breach of any other covenant or warranty contained in the applicable indenture or in the debt securities with respect to that series and continuance of the default for a period of 60 days after written notice as provided in the applicable indenture;

    - specified events of bankruptcy, insolvency or reorganization of Sierra Pacific which, in the case of a decree or order for relief in an involuntary case, appointment of a receiver, liquidator or similar official or winding up or liquidation of Sierra Pacific, remain unstayed and in effect for a period of 60 consecutive days; or

    - any other Event of Default provided in the applicable prospectus supplement.

    If a series of subordinated debt securities is held by a trust, it would also be an event of default if the trust dissolves, winds up or terminates, except in connection with:

    - the distribution of the subordinated debt securities to holders of preferred and common securities of the trust;

    - the redemption of all of the preferred and common securities of the trust; or

    - mergers, consolidations, conversions or amalgamations permitted by the trust agreement.

    If an Event of Default with respect to debt securities of any series occurs and is continuing, the applicable trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare all amounts due and payable or deliverable immediately. Holders of a majority in principal amount of the outstanding debt securities of an affected series may rescind and annul a trust agreement of acceleration if Sierra Pacific deposits with the trustee enough money to cover all overdue amounts on the outstanding debt securities other than the amounts that would be due as a result of the acceleration.

    Holders of a majority in principal amount of the outstanding debt securities of an affected series (or if subordinated debt securities of an affected series are held by a trust, the holders of at least a majority in liquidation amount of the trust's preferred securities) may waive any past default or event of default of that series, except defaults or events of default regarding covenants that cannot be modified or amended without the consent of each holder of any outstanding debt securities affected (see "--Modification of Indentures; Waiver" above).

    Holders of debt securities may not enforce the applicable indentures or the relevant debt securities except as set forth in the applicable indenture. The trustee under an indenture may refuse to enforce the indenture on the applicable debt securities unless it receives indemnification satisfactory to it. Subject to limitations contained in the indentures, holders of a majority in principal amount of debt securities issued under an indenture may direct the trustee in its exercise of any power granted to it under the indenture.

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    If the subordinated debt securities of any series are held by a trust, and a
"trust agreement event of default" (as defined under "Description of Preferred Securities of the Trusts--Declaration Events of Default") has occurred and is attributable to the failure of Sierra Pacific to pay principal, premium, if any, or interest on, those subordinated debt securities, then each holder of the preferred securities of that trust may sue Sierra Pacific, or seek other remedies to force payment to that holder of an amount equal to the aggregate liquidation amount of the preferred securities held by that holder.

    Notwithstanding any other provision in the indentures (including remedies which are subject to conditions precedent), each holder of debt securities will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on the holder's debt securities, when due and to institute suit for the enforcement of payment. Such rights may not be impaired or affected without the consent of such holder.

SPECIAL TERMS RELATING TO THE SUBORDINATED DEBT SECURITIES

    SUBORDINATION

    If Sierra Pacific's assets are distributed upon dissolution, winding up, liquidation or reorganization, payments on subordinated debt securities will be subordinated, to the extent provided in the subordinated indenture, to the prior payment in full of all senior indebtedness, including senior debt securities. If the maturity of any subordinated debt securities is accelerated, the holders of all senior indebtedness outstanding at the time of acceleration will be entitled to receive payment in full of all amounts due on the senior indebtedness before the holders of subordinated debt securities will be entitled to receive or retain any payment on the subordinated debt securities. However, the obligation of Sierra Pacific to make payments on the subordinated debt securities will not be affected in any other manner. Sierra Pacific may not make any payment on subordinated debt securities at any time when there is a default in the payment or delivery of any amounts due on any senior indebtedness, including payment of any sinking fund. If, while there is a default on senior indebtedness, any payment is received by the subordinated indenture trustee under the subordinated indenture or the holders of any subordinated debt securities before all senior indebtedness has been paid in full, that payment or distribution must be paid over to the holders of the unpaid senior indebtedness or applied to the repayment of the unpaid senior indebtedness. Holders of subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness to the extent of payments made on senior indebtedness upon any distribution of assets in any proceeding in respect of subordinated debt securities.

    REDEMPTION

    Unless otherwise indicated in the applicable prospectus supplement, subordinated debt securities will not be subject to any sinking fund.

    Unless otherwise indicated in the applicable prospectus supplement, Sierra Pacific may, at its option, redeem the subordinated debt securities of any series in whole at any time or in part from time to time. Except as otherwise specified in the applicable prospectus supplement, the redemption price will be equal to the principal and any accrued and unpaid interest on the subordinated debt securities to the redemption date.

    Except as otherwise specified in the applicable prospectus supplement, if a subordinated debt security tax event (as defined below) shall occur and be continuing, Sierra Pacific may, at its option, redeem the subordinated debt securities in whole at any time within 90 days of the occurrence of the Subordinated Debt Security Tax Event, at a redemption price equal to 100% of the principal amount of the subordinated debt securities then outstanding plus accrued and unpaid interest to the date fixed for redemption.

    "Subordinated Debt Security Tax Event" means the receipt by Sierra Pacific of an opinion of counsel experienced in such matters to the effect that:

    - as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or

    - as a result of any official administrative pronouncement or judicial decision interpreting or applying the laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the applicable series of subordinated debt securities, there is more than an insubstantial risk that interest payable by Sierra Pacific on the series of subordinated debt securities is not, or within 90 days of the date of the opinion will not be, deductible by Sierra Pacific, in whole or in part, for United States Federal income tax purposes.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of subordinated debt securities to be redeemed at its registered address. Unless Sierra Pacific defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on the subordinated debt securities or portions thereof called for redemption.

    If this prospectus is being delivered with the offering of a series of subordinated debt securities, the accompanying prospectus supplement will show the approximate amount of senior indebtedness outstanding as of a recent date.

    OPTION TO EXTEND INTEREST PAYMENT DATE

    If provided in the applicable prospectus supplement, Sierra Pacific will have the right at any time and from time to time during the term of any subordinated debt securities to defer payment of interest for the number of consecutive interest payment periods as may be specified in the applicable prospective supplement. No extension period may extend beyond the stated maturity date of subordinated debt securities. United States federal income tax consequences and special considerations applicable to the extension of interest payment dates will be described in the applicable prospectus supplement.

    RESTRICTIONS ON CERTAIN PAYMENTS

    Unless otherwise specified in the applicable prospectus supplement, Sierra Pacific will covenant, as to each series of subordinated debt securities, that it will not, and will not permit any of its subsidiaries to;

    - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Sierra Pacific's capital stock, or

    - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Sierra Pacific (including other subordinated debt securities) that rank PARI PASSU with or junior in interest to the subordinated debt securities of any subsidiary or any guarantee payments with respect to any guarantee by Sierra Pacific of the debt securities of any subsidiary, if such guarantee ranks PARI PASSU or junior in interest to the subordinated debt securities;

    if at that time:

    - there shall have occurred any event which Sierra Pacific has actual knowledge that with the giving of notice or the lapse of time, or both would cause an Event of Default under the subordinated indenture;

    - there is a default by Sierra Pacific relating to its payment of any obligations under a preferred securities guarantee; or

    - Sierra Pacific shall have given notice of its selection of an extension period under the subordinated indenture and shall not have rescinded the notice, or the extension period shall be continuing.

    The above covenants do not restrict the payment of dividends by Sierra Pacific Power Company, Nevada Power Company on their capital stock, nor do they restrict Sierra Pacific from paying:

    - dividends or distributions in common stock,

    - redemptions or purchases of any rights pursuant to any rights plan adopted by Sierra Pacific, or any successor to the rights plan, and the trust agreement of a dividend of the rights or the issuance of stock under the plan in the future,

    - payments under any guarantee, and

    - purchases of common stock related to the issuance of common stock under any of Sierra Pacific's benefit plans for its directors, officers or employees or under Sierra Pacific's Common Stock Investment Plan or any successor plan.

    OPTION TO CHANGE STATED MATURITY DATE

    If provided in the applicable prospectus supplement, Sierra Pacific shall have the right to:

    - change the maturity date of a series of subordinated debt securities and exchange those subordinated debt securities for preferred securities of the trust upon liquidation of the trust; or

    - extend the stated maturity of the subordinated debt securities;

    provided that at the time of any change in the maturity date:

    - Sierra Pacific is not in bankruptcy, insolvent or in liquidation;

    - Sierra Pacific is not in default on the principal or interest on the subordinated debt securities;

    - the applicable trust is not in arrears on payments of distributions on its preferred securities;

    - the subordinated debt securities are rated not less than BBB--by Standard & Poor's Rating Services on Baa3 by Moody's Investors Service, Inc.; and

    - the extended maturity date is no later than the 49th anniversary of the initial issuance of the preferred securities of the applicable trust.

    In addition, if Sierra Pacific exercises its right to dissolve the trust and, after satisfaction of liabilities of the trust, exchange subordinated debt securities for preferred securities of the trust, any changed stated maturity date cannot be earlier than five years after the issuance of the preferred securities and no later than thirty years after the issuance of the preferred securities.

SPECIAL TERMS RELATING TO THE SENIOR DEBT SECURITIES

    LIMITATIONS UPON LIENS ON STOCK OF RESTRICTED SUBSIDIARIES

    Sierra Pacific will not, nor will it permit any "restricted subsidiary" to, create, issue, assume, guarantee or permit to exist any indebtedness for borrowed money secured by a mortgage, security interest, pledge, lien or other encumbrance upon any shares of stock of any restricted subsidiary without effectively providing that the senior debt securities shall be secured equally and ratably with the indebtedness.

    The term "restricted subsidiary" is defined in the senior indenture as any operating subsidiary of Sierra Pacific that accounts for 10% or more of the consolidated revenues and/or assets of Sierra Pacific.

    LIMITATIONS ON THE ISSUANCE OR DISPOSITION OF STOCK OF RESTRICTED
     SUBSIDIARIES

    Sierra Pacific will not, nor will it permit any restricted subsidiary to, issue, sell, assign, transfer or otherwise dispose of, directly or indirectly, any "capital stock" (other than nonvoting preferred stock) of any restricted subsidiary, except for:

    - the purpose of qualifying directors;

    - sales or other dispositions to Sierra Pacific or one or more restricted subsidiaries;

    - the disposition of all or any part of the capital stock of any restricted subsidiary for consideration which is at least equal to the fair value of the capital stock as determined by Sierra Pacific's board of directors (acting in good faith); or

    - an issuance, sale, assignment, transfer or other disposition required to comply with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at the request of Sierra Pacific or any restricted subsidiary.

    The term "capital stock" is defined in the senior indenture as any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in corporate stock.

DEFEASANCE

    The indentures provide Sierra Pacific with the option to discharge itself from (a) all obligations of the debt securities of a series (except for administrative obligations) or (b) compliance with the covenants of the indentures with respect to such series. To exercise either option Sierra Pacific must irrevocably deposit in trust with the indenture trustee money or obligations of, or guaranteed by, the United States sufficient to pay all of the principal of (including any mandatory redemption payments), premium, Additional Amounts and interest on the debt securities on the dates the payments are due. To exercise either option, Sierra Pacific is required to deliver to the indenture trustee an opinion of tax counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for Federal income tax purposes. To exercise the option described in clause (a) above, the tax opinion must be based either on a ruling of the Internal Revenue Service or a change in the applicable Federal income tax law.

FORM, REGISTRATION, TRANSFER AND EXCHANGE

    Each series of debt securities will be issued in fully registered form without coupons or in bearer form with or without coupons. Unless the applicable prospectus supplement provides otherwise, registered senior debt securities will be issued in denominations of $1,000 or integral multiples thereof and senior debt securities issued in bearer form will be issued in the denomination of $5,000. Unless the applicable prospectus supplement provides otherwise, subordinated debt securities will be issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof. Each indenture provides that debt securities may be issued in global form. If any series of debt securities is issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.

    Holders may present debt securities for exchange, and registered debt securities for transfer, in the manner, at the places and subject to the restrictions set forth in the applicable indenture, the debt securities and the applicable prospectus supplement. Holders may transfer senior debt securities in bearer form and the coupons, if any, appertaining to the senior debt securities will be transferable by delivery. There will be no service charge for any registration of transfer of registered debt securities or exchange of debt securities, but Sierra Pacific may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with any registration of transfer or exchange. Bearer securities will not be issued in exchange for registered securities.

    In the event of any redemption of debt securities of any series, Sierra Pacific will not be required to

    - register the transfer of or exchange debt securities of that series during a period of 15 days next preceding the mailing of a notice of redemption of securities of the series to be redeemed;

    - register the transfer of or exchange any registered debt security called for redemption, except the unredeemed portion of any registered debt security being redeemed in part; or

    - exchange any bearer security called for redemption except, to the extent provided with respect to any series of debt securities and referred to in the applicable prospectus supplement, to exchange the bearer security for a registered debt security of like tenor and principal amount that is immediately surrendered for redemption.

GLOBAL SECURITIES

    The debt securities of each series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depositary, which will be named in an applicable prospectus supplement. A global security may be issued in either registered or bearer form and in either temporary or definitive form. A global debt security may not be transferred, except as a whole, among the depositary for such debt security and/or its nominees and/or successors. If any debt securities of a series are issuable as global securities, the applicable prospectus supplement will describe any circumstances when beneficial owners of interests in any global security may exchange those interests for definitive debt securities of like tenor and principal amount in any authorized form and denomination and the manner of payment of principal and interest on any global debt security.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any debt securities (other than bearer securities) on any interest payment date will be made to the person in whose name the debt securities are registered.

    Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium, Additional Amounts and interest on the debt securities (other than bearer securities) of a particular series will be payable at the office of the paying agents designated by Sierra Pacific. Unless otherwise indicated in the prospectus supplement, the principal corporate trust office of the applicable trustee in The City of New York will be designated as sole paying agent for payments with respect to debt securities of each series.

    All moneys paid by Sierra Pacific to a paying agent or the trustee for the payment of the principal, premium additional amounts or interest on a debt security which remains unclaimed at the end of one year will be repaid to Sierra Pacific, and the holder of the debt security thereafter may look only to Sierra Pacific for payment thereof.

GOVERNING LAW

    The indentures and debt securities will be governed by and construed under the laws of the State of New York, without regard to conflicts of laws principles thereof.

             DESCRIPTION OF THE PREFERRED SECURITIES OF THE TRUSTS

GENERAL

    The preferred securities of each trust will be issued under the terms of its trust agreement. Each trust agreement has been qualified as an indenture under the Trust Indenture Act. The property trustee of each trust, The Bank of New York, will act as trustee for the preferred securities under each trust agreement for purposes of compliance with the provisions of the Trust Indenture Act. The following summary of the material terms and provisions of the preferred securities of each trust is not complete and is subject to, and qualified in its entirety by reference to, the trust agreements, copies of which have been previously filed as an exhibit to the Prior Registration Statement, the Delaware Business Trust Act and the Trust Indenture Act.

    Each trust agreement authorizes the administrative trustees of each trust to issue its Trust Securities, which represent undivided beneficial ownership interests in the assets of the respective trusts. The proceeds from the sale of Trust Securities will be used by a trust to purchase a series of subordinated debt securities issued by Sierra Pacific. The subordinated debt securities purchased by a trust will be held by the trust's property trustee for the benefit of the holders of its Trust Securities.

    The trust agreements do not permit the trusts to:

    - acquire any assets other than subordinated debt securities issued by Sierra Pacific;

    - issue any securities other than Trust Securities; or

    - incur any indebtedness.

    The payment of distributions out of money held by the trusts, and payments out of money held by the trusts upon redemption of preferred securities or liquidation of the trusts, are guaranteed by Sierra Pacific to the extent described under "Description of Preferred Securities Guarantee."

    Each preferred securities guarantee will be held by The Bank of New York, the guarantee trustee, for the benefit of the holders of preferred securities of each trust. A preferred securities guarantee does not cover payment of distributions when a trust does not have sufficient available funds to pay such distributions.

    The prospectus supplement relating to the preferred securities of a trust will describe the specific terms of a trust's preferred securities, including:

    - the name of the preferred securities;

    - the dollar amount and number of securities issued;

    - any provision relating to deferral of distribution payments;

    - the annual distribution rate(s), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

    - the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which the preferred securities shall be purchased or redeemed, in whole or in part;

    - the terms and conditions, if any, upon which the applicable series of subordinated debt securities may be distributed to holders of the preferred securities;

    - the voting rights, if any, of holders of the preferred securities;

    - any securities exchange on which the preferred securities will be listed;

    - whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates; and

    - any other relevant rights, preferences, privileges, limitations or restrictions of such preferred securities.

    Each prospectus supplement will describe United States Federal income tax considerations applicable to the purchase, holding and disposition of the preferred securities covered by that prospectus supplement.

DISTRIBUTIONS

    Distributions on the preferred securities will be cumulative, will accumulate from the date of original issuance unless otherwise specified in the applicable prospectus supplement and will be payable on the dates specified in the applicable prospectus supplement. In the event that any date on which distributions are payable on the preferred securities is not a Business Day (as defined below), payment of the distribution payable on that date will be made on the next succeeding day that is a Business Day. If the next succeeding day that is a Business Day is in the next succeeding calendar year, payment of a distribution shall be made on the immediately preceding Business Day. A "Business Day" means any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the property trustee or the subordinated indenture trustee is closed for business.

    Distributions on the preferred securities of a trust will be made to the extent that the trust has funds available for the payment of the distributions in the property account. Amounts available to a trust for distribution to the holders of its preferred securities will be limited to payments received by the trust from Sierra Pacific with respect to subordinated debt securities from Sierra Pacific on Sierra Pacific's guarantee on the preferred securities as described in this prospectus.

    If provided in the applicable prospectus supplement, Sierra Pacific has the right under the subordinated indenture to defer the payment of interest at any time or from time to time on any series of subordinated debt securities issued to a trust for a period which will be specified in the prospectus supplement (each an "extension period"). No extension period may extend beyond the stated maturity of the subordinated debt securities. As a consequence of any extension, distributions on the preferred securities would be deferred (but would continue to accumulate additional distributions thereon at the rate per annum shown in the prospectus supplement) during any extension period. During an extension period Sierra Pacific may not, and may not permit any of its subsidiaries to:

    - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock other than cash dividends paid by Sierra Pacific Power Company and Nevada Power Company to Sierra Pacific,

    - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank PARI PASSU with or junior in interest to the subordinated debt securities, or

    - make any guarantee payments with respect to any guarantee by Sierra Pacific of debt securities of any subsidiary of Sierra Pacific if the guarantee ranks PARI PASSU or junior in interest to the subordinated debt securities.

MANDATORY REDEMPTION

    Upon the repayment or redemption, in whole or in part, of any subordinated debt securities issued to a trust, whether at maturity or upon earlier redemption as provided in the subordinated indenture, the proceeds from the repayment or redemption shall be applied by the property trustee to redeem a like amount of the Trust Securities, upon not less than 30 nor more than 60 days notice, at a redemption price (the "redemption price") equal to the aggregate liquidation amount of the Trust Securities plus accumulated but unpaid distributions to the date of redemption and the related amount of the premium, if any, paid by Sierra Pacific upon the concurrent redemption of the subordinated debt securities. See "Description of Debt Securities--Redemption."

    If less than all of any series of subordinated debt securities are to be repaid or redeemed on a redemption date, then the proceeds from that repayment or redemption shall be allocated to the redemption pro rata among the related preferred securities and the common securities. The amount of premium, if any, paid by Sierra Pacific upon the redemption of all or any part of any series of subordinated debt securities to be repaid or redeemed on a redemption date shall be allocated to the redemption pro rata among the related preferred securities and the common securities.

    Sierra Pacific will have the right to redeem any series of subordinated debt securities:

    - in whole at any time or in part from time to time, subject to the conditions described under "Description of Debt Securities--Redemption,"

    - at any time, in whole (but not in part), upon the occurrence of a Trust Tax Event or a Trust Investment Company Event (each as defined below), or

    - as may be otherwise specified in the applicable prospectus supplement.

TRUST SPECIAL EVENT REDEMPTION OR DISTRIBUTION

    If, at any time, a "Trust Tax Event" or a "Trust Investment Company Event" (each as defined below, and each, a "Trust Special Event") shall occur and be continuing, the administrative trustees of each trust shall, within 90 days following the occurrence of the Trust Special Event elect to either:

    - dissolve the trust upon not less than 30 nor more than 60 days notice with the result that, after satisfaction of creditors of the trust, if any, subordinated debt securities held by the trust would be distributed on a pro rata basis to the holders of the Trust Securities in liquidation of the holders' interests in the trust; PROVIDED, HOWEVER, that if at the time there is available to the trust the opportunity to eliminate, within the 90-day period, the Trust Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which in the sole judgment of Sierra Pacific has or will cause no adverse effect on the trust, Sierra Pacific or the holders of the Trust Securities and will involve no material cost, the trust will pursue that measure in lieu of dissolution; or

    - cause the preferred securities of the trust to remain outstanding, provided that, Sierra Pacific shall pay any and all expenses incurred by or payable by the trust attributable to the Trust Special Event.

    Furthermore, if in the case of the occurrence of a Trust Tax Event, the administrative trustees have received an opinion of nationally recognized independent tax counsel experienced in these matters that there is more than an insubstantial risk that interest payable with respect to the subordinated debt securities issued by Sierra Pacific is not, or will not be, deductible by Sierra Pacific for United States Federal income tax purposes even if the subordinated debt securities were distributed to the holders of Trust Securities as described above, then Sierra Pacific shall have the right, within 90 days following the occurrence of the Trust Tax Event, to redeem the subordinated debt securities in whole, but not in part, for cash upon not less than 30 nor more than 60 days notice and promptly following any redemption, the Trust Securities will be redeemed by the trust at the redemption price.

    "Trust Tax Event" means that Sierra Pacific shall have requested and received and shall have delivered to the administrative trustees an opinion of nationally recognized independent tax counsel experienced in these matters to the effect that there has been:

    - an amendment to, change in or announced proposed change in the laws, or any regulations under those laws of the United States or any political subdivision or taxing authority of that jurisdiction,

    - a judicial decision interpreting, applying, or clarifying these laws or regulations,

    - an administrative pronouncement or action that represents an official position, including a clarification of an official position, of the governmental authority or regulatory body making the administrative pronouncement or taking any action, or

    - a threatened challenge asserted in connection with an audit of Sierra Pacific or the trusts, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the subordinated debt securities or the preferred securities, which amendment or change is adopted or which proposed change, decision or pronouncement is announced or which action, clarification or challenge occurs on or after the date of this prospectus (collectively a "Tax Action"), which tax action relates to any of the items described in (1) through (3) below, and that following the occurrence of any Tax Action there is more than an insubstantial risk that:

       (1) the trusts are, or will be, subject to United States Federal income tax with respect to income accrued or received on the subordinated debt securities,

       (2) the trusts are, or will be, subject to more than a minimal amount of other taxes, duties or other governmental charges or

       (3) interest payable by Sierra Pacific with respect to the subordinated debt securities issued to the trusts is not, or will not be, deductible by Sierra Pacific for United States Federal income tax purposes.

    "Trust Investment Company Event" means that Sierra Pacific shall have requested and received and shall have delivered to the administrative trustees an opinion of nationally recognized independent legal counsel experienced in these matters to the effect that as a result of the occurrence on or after the date of this prospectus of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in Investment Company Act Law"), the trusts are or will be considered investment companies which are required to be registered under the Investment Company Act.

    If subordinated debt securities are distributed to the holders of preferred securities, Sierra Pacific will use its best efforts to cause the subordinated debt securities to be listed on the NYSE or on any other national securities exchange or similar organization as the preferred securities are then listed or quoted.

    On the date fixed for any distribution of subordinated debt securities, upon dissolution of a trust,

    - the Trust Securities of the trust will no longer be deemed to be outstanding, and

    - certificates representing the Trust Securities will be deemed to represent the subordinated debt securities having a liquidation preference equal to the stated liquidation amount of the Trust Securities until the certificates are presented to Sierra Pacific or its agent for transfer or reissuance.

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    If a dissolution and liquidation of the trusts were to occur, subordinated debt securities which an investor may subsequently receive on dissolution and liquidation of the trusts may trade at a discount to the price of the preferred securities exchanged.

REDEMPTION PROCEDURES

    The trusts may not redeem fewer than all of their outstanding preferred securities unless all accumulated and unpaid distributions have been paid on all of their preferred securities for all quarterly distribution periods terminating on or before the date of redemption.

    If a trust gives a notice of redemption of its preferred securities, which notice will be irrevocable, and if Sierra Pacific has paid to the property trustee a sufficient amount of cash in connection with the related redemption of the subordinated debt securities held by the trust, then, by 12:00 noon, New York City time, on the redemption date, the trust will irrevocably deposit with DTC funds sufficient to pay the amount payable on redemption of all book entry certificates and will give DTC irrevocable instructions and authority to pay the redemption amount to holders of the preferred securities. See "Book-Entry Only Issuance--The Depository Trust Company." If notice of redemption shall have been given and funds are deposited as required, then upon the date of deposit, all rights of holders of any preferred securities called for redemption in this manner will cease, except the right of the holders of those preferred securities to receive the redemption price, without interest. In the event that any date fixed for redemption of the preferred securities is not a Business Day, then payment of the amount payable on that date will be made on the next succeeding day which is a Business Day, without any interest or other payment in respect of the amount payable subject to delay, except that, if the next succeeding day that is a Business Day falls in the next calendar year, the payment will be made on the immediately preceding Business Day. In the event that payment of the redemption price in respect of the preferred securities is improperly withheld or refused and not paid either by the trust or by Sierra Pacific under the applicable trust guarantee described under "Description of the Preferred Securities Guarantee," distributions on the preferred securities will continue to accumulate from the original redemption date to the date of payment.

    In the event that fewer than all of the outstanding preferred securities are to be redeemed, the preferred securities will be redeemed in accordance with the procedures of DTC. See "--Book-Entry Only Issuance--The Depository Trust Company". In the event that the Preferred Securities do not remain in book-entry only form and fewer than all of the outstanding preferred securities are to be redeemed, the preferred securities shall be redeemed on a pro rata basis or pursuant to the rules of any securities exchange on which the preferred securities are listed.

    Subject to the foregoing and applicable law, including United States Federal securities laws, Sierra Pacific or its subsidiaries may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    If there is a voluntary or involuntary liquidation, dissolution, winding-up or termination of a trust, the holders of the preferred securities of that trust will be entitled to receive out of the assets of the trust, after satisfaction of liabilities to creditors, distributions in cash or other immediately available funds in an amount equal to the aggregate of the stated liquidation amount per preferred security plus accumulated and unpaid distributions to the date of payment, unless, in connection with the trust's liquidation, subordinated debt securities have been distributed on a pro rata basis to the holders of its Trust Securities.

    If, upon any trust's liquidation, the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on its preferred securities shall be paid on a pro rata basis. The

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holders of the common securities of the trust will be entitled to receive distributions upon liquidation pro rata with the holders of the preferred securities, except in the limited circumstances described below under "--Subordination of the Common Securities".

    Each trust shall dissolve:

    - upon the bankruptcy of Sierra Pacific,

    - (i) upon the filing of a certificate of dissolution or the equivalent with respect to Sierra Pacific, (ii) upon the consent of at least a majority in liquidation amount of the trust's securities, voting together as a single class, or (iii) the revocation of Sierra Pacific's certificate of incorporation, and the expiration of 90 days after the date of revocation without reinstatement,

    - upon the distribution of all of the subordinated debt securities upon the occurrence of a Trust Special Event,

    - upon the entry of a decree of a judicial dissolution of Sierra Pacific or the applicable trust, or

    - upon the redemption of all the applicable Trust Securities.

SUBORDINATION OF THE COMMON SECURITIES

    Payment of amounts upon liquidation of a trust's Trust Securities shall be made pro rata based on the liquidation amount of the Trust Securities; provided, however, that upon:

    - the occurrence of an event of default by Sierra Pacific in respect of subordinated debt securities, or

    - default by Sierra Pacific on any of its obligations under any guarantee described in this prospectus,

the holders of the affected trust's preferred securities will have a preference over the holders of the trust's common securities with respect to payments upon liquidation of the trust.

    In the case of any event of default by Sierra Pacific in respect of subordinated debt securities, the holder of the common securities will be deemed to have waived any right in connection with the event of default until the event of default with respect to the preferred securities has been cured, waived or otherwise eliminated. Until all events of default with respect to the preferred securities have been cured in this manner, waived or otherwise eliminated, the property trustee of the trust shall act solely on behalf of the holders of the trust's preferred securities and not on behalf of the holder of the common securities, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

AMENDMENT OF DECLARATIONS

    Each trust agreement may be modified and amended if approved and executed by the administrative trustees of a trust, except that:

    - no amendment shall be made, and any purported amendment shall be void and ineffective, to the extent the result thereof would be to:

       (1) cause a trust to fail to be classified for the purposes of United States Federal income taxation as a grantor trust;

       (2) affect the powers or the rights of the property trustee or the Delaware trustee of a trust without their written consent; or

       (3) cause a trust to be deemed an "investment company" which is required to be registered under the Investment Company Act;

    - at the time after a trust has issued any securities which remain outstanding, any amendment which would materially adversely affect the rights, privileges or preferences of any holder of the securities may be effected only with the additional requirements as may be set forth in the terms of the securities of a trust;

    - provisions in the trust agreements regarding the transferability of the common securities of a trust and regarding the amendment of the trust agreements cannot be amended without the consent of all of the holders of the securities of a trust;

    - provisions in the trust agreements regarding Sierra Pacific cannot be amended without Sierra Pacific's consent; and

    - Sierra Pacific's rights to increase or decrease the number of, and appoint and remove, trustees of a trust shall not be amended without Sierra Pacific's consent.

    Notwithstanding the foregoing, each trust agreement may be amended from time to time by the holders of a majority in liquidation amount of the common securities of the trust and its property trustee, without the consent of the holders of the preferred securities, to:

    - cure any ambiguity;

    - correct or supplement any provision in a trust agreement that may be defective or inconsistent with any other provision in that trust agreement or to make any other provisions with respect to matters or questions arising under a trust agreement, which shall not be inconsistent with the other provisions of the trust agreement;

    - add to the covenants, restrictions or obligations of Sierra Pacific;

    - ensure the applicable trust's classification as a grantor trust for United States Federal income tax purposes and conform to any change in the Investment Company Act, the Trust Indenture Act or the rules or regulations under either law; and

    - to modify, eliminate or add to any provisions of a trust agreement to the extent necessary to ensure that the applicable trust will not be required to register as an "investment company" under the Investment Company Act.

VOTING RIGHTS

    Except as provided below and under "Description of Preferred Securities Guarantee--Amendments and Assignment" and as otherwise required by law and the trust agreements, the holders of the preferred securities of the trusts will have no voting rights.

    The holders of a majority in aggregate liquidation amount of the preferred securities of each trust have the right to:

    - direct the time, method and place of conducting any proceeding for any remedy available to the property trustee of the trust; or

    - direct the exercise of the power conferred upon the property trustee under the trust's trust agreement, including the right to direct the property trustee, as the holder of a series of subordinated debt securities, to

       (a) exercise the remedies available under the subordinated indenture with respect to the subordinated debt securities;

       (b) waive any event of default under the subordinated indenture that is waivable;

       (c) cancel an acceleration of the principal of the subordinated debt securities; or

       (d) consent to any amendment, modification or termination of the subordinated indenture or the subordinated debt securities where consent shall be required.

    However, if the subordinated indenture requires the consent of the holders of more than a majority in aggregate principal amount of a series of subordinated debt securities with respect to any waiver or consent, then the property trustee for the series must get approval of the holders of the super-majority in liquidation amount of the series of preferred securities.

    In addition, before taking any of the foregoing actions, the property trustee must obtain an opinion of counsel stating that, as a result of the action, the trust will continue to be classified as a grantor trust for United States Federal income tax purposes.

    The property trustee of a trust will notify all preferred securities holders of any notice received from the subordinated indenture trustee with respect to the subordinated debt securities held by the trust.

    Any required approval or direction of holders of preferred securities of a trust may be given at a separate meeting of holders of the preferred securities of the trust convened for that purpose, at a meeting of all of the holders of Trust Securities or through written consent without a meeting and without prior notice.

    If a vote of preferred securities holders is taken or a consent is obtained, any preferred securities that are owned by Sierra Pacific or any of its affiliates will, for purposes of the vote or consent, be treated as if they were not outstanding. This means:

    - Sierra Pacific and any of its affiliates will not be able to vote on or consent to matters requiring the vote or consent of holders of preferred securities; and

    - any preferred securities owned by Sierra Pacific or any of its affiliates will not be counted in determining whether the required percentage of votes or consents has been obtained.

DECLARATION EVENTS OF DEFAULT

    Any one of the following events constitutes an "event of default" under the trust agreements with respect to the preferred securities issued thereunder:

    - the occurrence of an event of default under the subordinated indenture (see "Description of Debt Securities--Events of Default");

    - a default by the property trustee in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

    - a default by the property trustee in the payment of the redemption price of any Trust Security when it becomes due and payable;

    - default in the performance or breach, in any material respect, of any covenant or warranty of the administrative trustees, and continuation of the default or breach for a period of 60 days after appropriate written notice under the trust agreement; or

    - the occurrence of events of bankruptcy or insolvency with respect to the property trustee and the failure by Sierra Pacific to appoint a successor property trustee within 60 days thereof.

    Sierra Pacific and the administrative trustees of each trust must file annually with the property trustee of each trust a certificate stating whether or not they are in compliance with all the applicable conditions and covenants under the applicable trust agreement.

    Upon the occurrence of an event of default under a trust agreement, the property trustee, as the sole holder of the subordinated debt securities held by the applicable trust, will have the right under the subordinated indenture to declare the principal of, premium, if any, and interest on the subordinated debt securities to be immediately due and payable.

    If the property trustee fails to enforce its rights under the terms of the applicable subordinated debt securities after a holder of preferred securities has made a written request, the holder may, to the extent permitted by applicable law, sue Sierra Pacific, or seek other remedies, to enforce the property trustee's rights under the subordinated indenture without first instituting a legal proceeding against the property trustee, the trust or any other person or entity.

    If Sierra Pacific fails to pay principal, premium, if any, or interest on a series of subordinated debt securities when payable, then a holder of the related preferred securities issued by the affected trust may directly sue Sierra Pacific or seek other remedies, to collect its pro rata share of payments owed.

MERGER, CONSOLIDATION OR AMALGAMATION OF THE TRUSTS

    Neither trust may consolidate, amalgamate, convert into, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other entity, except as described below or as described in "Liquidation Distribution Upon Dissolution". Each trust may, with the consent of a majority of the administrative trustees of the trust and without the consent of the holders of the Trust Securities, the property trustee or the Delaware trustee consolidate, amalgamate, convert into, merge with or into, or be replaced by a new trust organized under the laws of any State of the United States; provided, that:

    - if the trust is not the surviving entity, the successor entity either:

    - substitutes for the preferred securities other securities having substantially the same terms as the preferred securities (the "successor securities"), so long as the successor securities rank the same as the trust securities with respect to distributions, assets and payments; or

    - expressly assumes all of the obligations of the trust under the Trust Securities, and

    - Sierra Pacific expressly acknowledges a trustee of the successor entity possessing the same powers and duties as the property trustee;

    - the preferred securities or any successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the preferred securities are then listed or quoted;

    - any merger, consolidation, amalgamation, conversion or replacement does not cause the preferred securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

    - any merger, consolidation, amalgamation, conversion or replacement does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect;

    - the successor entity has a purpose substantially identical to that of the trust;

    - Sierra Pacific guarantees the obligations of the successor entity under the successor securities to the same extent as provided by the trust guarantee; and

    - before any merger, consolidation, amalgamations, conversion or replacement, Sierra Pacific has received an opinion of a nationally recognized independent counsel to the trust experienced in these matters to the effect that:

    - any merger, consolidation, amalgamations, conversion or replacement will not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect, other than with respect to any dilution of the holders' interest in the new entity;

    - following any merger, consolidation, amalgamations, conversions or replacement, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

    - following any merger, consolidation, amalgamations, conversions or replacement, the trust, or any successor trust, will not be classified as an association or a publicly traded partnership taxable as a corporation for United States Federal income tax purposes.

    Notwithstanding the foregoing, each trust shall not, except with the consent of holders of 100% in liquidation amount of the preferred securities of the trust, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, conversion, merge with or into, or replace it, if any consolidation, amalgamation, conversion, merger or replacement would cause the trust or the successor entity to be classified as an association or a publicly traded partnership taxable as a corporation for United States Federal income tax purposes.

REMOVAL AND REPLACEMENT OF TRUSTEES

    Only the holder of a trust's common securities has the right to remove or replace the trustees of the applicable trust. The resignation or removal of any trustee and the appointment of a successor trustee shall be effective only on the acceptance of appointment by the successor trustee under the provisions of the applicable trust agreement.

REGISTRAR, TRANSFER AGENT, AND PAYING AGENT

    Unless otherwise specified in the applicable prospectus supplement, the property trustee of a trust will act as registrar, transfer agent and paying agent for the preferred securities of the trust.

    Registration of transfers of the preferred securities of a trust will be effected without charge by or on behalf of the trust, but upon payment and with the giving of any indemnity as the trust or Sierra Pacific may require, in respect of any tax or other government charges which may be imposed in relation to it.

    The trusts will not be required to register or cause to be registered the transfer of their preferred securities after the preferred securities have been called for redemption.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

    DESCRIPTION OF THE GLOBAL CERTIFICATES

    DTC will act as securities depository for the preferred securities and, to the extent distributed to the holders of the preferred securities, the subordinated debt securities held by a trust. The preferred securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates, representing the total aggregate number of preferred securities, will be issued and will be deposited with DTC.

    DTC PROCEDURES

    DTC has advised Sierra Pacific that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, including securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

    Purchases of preferred securities within the DTC system must be made by or through participants, which will receive a credit for the preferred securities on DTC's records. The ownership interest of each beneficial owner of preferred securities is in turn to be recorded on the participants' and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants or indirect participants through which the beneficial owners purchased preferred securities. Transfers of ownership interests in preferred securities are to be accomplished by entries made on the books of participants and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the preferred securities, except in the event that use of the book-entry system for the preferred securities is discontinued.

    DTC has no knowledge of the actual beneficial owners of preferred securities; DTC's records reflect only the identity of the participants to whose accounts the preferred securities are credited, which may or may not be the beneficial owners. The participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

    So long as DTC, or its nominee, is the registered owner or holder of a global certificate, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the preferred securities being represented for all purposes under the trust agreements. No beneficial owner of an interest in a global certificate will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the trust agreements.

    DTC has advised Sierra Pacific that it will take any action permitted to be taken by a holder of preferred securities, including the presentation of preferred securities for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the global certificates are credited and only in respect of the portion of the aggregate liquidation amount of the preferred securities as to which the participant or participants has or have given the direction. Also, if there is an event of default under the trust agreements, DTC will exchange the global certificates for certificated securities, which it will distribute to its participants in accordance with its customary procedures.

    Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices in respect of preferred securities held in book-entry form will be sent to Cede & Co. If less than all of the preferred securities are being redeemed, DTC will determine the amount of the interest of each participant to be redeemed in accordance with its procedures.

    Although voting with respect to preferred securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuing trust as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those participants to whose accounts the preferred securities are allocated on the record date identified in a listing attached to the omnibus proxy.

    Distributions on the preferred securities held in book-entry form will be made to DTC in immediately available funds. DTC's practice is to credit participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants and indirect participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participants and indirect participants and not of DTC, the trusts or Sierra Pacific, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of any distributions to DTC is the responsibility of the trusts, disbursement of those payments to participants is the responsibility of DTC, and disbursement of those payments to the beneficial owners is the responsibility of participants and indirect participants.

    Except as described in the applicable prospectus supplement, a beneficial owner of an interest in a global certificate will not be entitled to receive physical delivery of the preferred securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the preferred securities.

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global certificates among participants of DTC, DTC is under no obligation to perform or continue to perform the procedures, and the procedures may be discontinued at any time. Neither Sierra Pacific nor the trusts, nor any underwriter, dealer or agent participating in the offering will have any responsibility or liability for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC. DTC may discontinue providing its services as securities depository with respect to the preferred securities at any time by giving notice to the issuing trusts. If a successor securities depository is not obtained, preferred securities certificates are required to be printed and delivered to the property trustee. Additionally, each trust, with the consent of Sierra Pacific, may decide to discontinue use of the system of book-entry transfers through DTC or any successor depository. In that event, certificates for preferred securities will be printed and delivered to the property trustee. In each of the above circumstances, Sierra Pacific will appoint a paying agent with respect to the preferred securities.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the global preferred securities as represented by a global certificate.

    The information in this section concerning DTC and DTC's system has been obtained from sources that Sierra Pacific believes to be reliable, but Sierra Pacific takes no responsibility for the accuracy of the information.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The property trustee of each trust, before the occurrence of a default with respect to a trust's securities, undertakes to perform only the duties as are specifically set forth in the trust's trust agreement and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Otherwise, the property trustee is under no obligation to exercise any of the powers vested in it by a trust's trust agreement at the request of any holder of the trust's preferred securities, unless offered reasonable indemnity satisfactory to the property trustee by the holder against the costs, expenses and liabilities which might be incurred in connection with the exercise of any powers.

GOVERNING LAW

    The trust agreements and the preferred securities issued by the trusts will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

    The administrative trustees of a trust are authorized and directed to conduct the affairs of and to operate the trust in a way that the trust will not be deemed to be an investment company required to be registered under the Investment Company Act or characterized as other than a grantor trust for United States Federal income tax purposes. In this connection, the administrative trustees of a trust are authorized to take any action, not inconsistent with applicable law, the trust's certificate of trust or its trust agreement that the administrative trustees determine in their discretion to be necessary or desirable for those purposes as long as the action does not adversely affect the interests of the holders of the preferred securities.

    Holders of the preferred securities of the trust will have no preemptive or similar rights.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

    Set forth below is a summary of information concerning the preferred securities guarantees which will be executed and delivered by Sierra Pacific for the benefit of the holders of the preferred securities of a trust. The summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the preferred securities guarantees, which are filed as an exhibit to the registration statement of which this prospectus is a part. Each preferred securities guarantee incorporates by reference the terms of, and will be qualified as an indenture under, the Trust Indenture Act. The Bank of New York will act as the trustee under each preferred securities guarantee ("guarantee trustee") and will hold the preferred securities guarantees for the respective benefit of the holders of the preferred securities.

GENERAL

    Under each preferred securities guarantee, Sierra Pacific will irrevocably agree, on a subordinated basis and to the extent set forth in each preferred securities guarantee, to pay in full to the holders of the preferred securities of the trust, except to the extent paid by the trusts, as and when due, regardless of any defense, right of set off or counterclaim which a trust may have or assert, the following payments (the "guarantee payments"), without duplication:

    - any accumulated and unpaid distributions on the preferred securities of a trust to the extent the trust has funds available for distribution;

    - the redemption price with respect to any preferred securities called for redemption by the trust, to the extent the trust has funds available for payment; and

    - upon a voluntary or involuntary dissolution, winding-up or termination of the trust, other than in connection with the distribution of subordinated debt securities to the holders of the preferred securities or the redemption of all of the preferred securities, the lesser of:

    - the aggregate of the liquidation amount and all accumulated and unpaid distributions on the preferred securities, and

    - the amount of assets of the trust remaining available for distribution to holders of the preferred securities upon the liquidation of the trust.

    Sierra Pacific's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Sierra Pacific to the holders of the preferred securities or by causing the trust to pay these amounts to holders.

    Each preferred securities guarantee will be a guarantee on a subordinated basis with respect to the preferred securities of a trust but will only apply to any payment of distributions or the redemption price, or to payments upon the dissolution, winding-up or termination of a trust, to the extent the trust shall have funds available. If Sierra Pacific fails to make payments on the subordinated debt securities held by a trust, the trust would lack available funds for the payment of distributions or amounts payable on redemption of its preferred securities, and in that event holders of the preferred securities would not be able to rely upon the preferred securities guarantee for payment of these amounts. Instead, holders of the preferred securities will have the remedies described under "Description of the Preferred Securities--Declaration Events of Default", including the right to direct the guarantee trustee to enforce the restriction of payments by Sierra Pacific and its subsidiaries on its capital stock. See "--Events of Default" below.

    The preferred securities guarantees, when taken together with Sierra Pacific's obligations under the trust agreements, the subordinated indenture, subordinated debt securities, and the expense agreement (see below), constitute a guarantee to the extent set forth in this prospectus by Sierra Pacific of the distribution, redemption and liquidation payments payable to the holders of the preferred securities of the trusts. No single document executed by Sierra Pacific in connection with the issuance of any series of preferred securities will provide for its full, irrevocable and unconditional guarantee of the preferred securities.

EVENTS OF DEFAULT

    It shall be an event of default under a preferred securities guarantees if Sierra Pacific fails to perform any of its payment or other obligations set forth in the preferred securities guarantee.

    The holders of a majority in liquidation amount of the preferred securities of a trust have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee or to direct the exercise of any power conferred upon the guarantee trustee under the preferred securities guarantee applicable to the trust. If the guarantee trustee fails to enforce its rights under a preferred securities guarantee after a holder of the preferred securities has made a written request, the holder may institute a legal proceeding directly against Sierra Pacific to enforce the guarantee trustee's rights under that preferred securities guarantee, without first instituting a legal proceeding against the applicable trust, the guarantee trustee or any other person or entity. If Sierra Pacific has failed to make a guarantee payment under a preferred securities guarantee, a holder of the preferred securities may directly institute a proceeding in the holder's own name against Sierra Pacific for enforcement of the preferred securities guarantee for payment.

STATUS OF THE PREFERRED SECURITIES GUARANTEES; SUBORDINATION

    The preferred securities guarantees will constitute an unsecured obligation of Sierra Pacific and will rank subordinate and junior in right of payment to all senior indebtedness of Sierra Pacific. Sierra Pacific is a non-operating holding company and substantially all of its operating assets are owned by its subsidiaries. Sierra Pacific relies primarily on dividends from its subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt and corporate expenses. Accordingly, the guarantees will be effectively subordinated to all existing and future liabilities of Sierra Pacific's subsidiaries. Except as otherwise provided in the applicable prospectus supplement, there is no limit on the incurrence or issuance of other secured or unsecured debt by Sierra Pacific or its subsidiaries. Holders of guarantees should look only to the assets of Sierra Pacific for payments of principal, interest and premium, if any.

    The preferred securities guarantees will rank PARI PASSU with all other guarantees issued by Sierra Pacific.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes that do not materially adversely affect the rights of holders of preferred securities, in which case no vote will be required, a preferred securities guarantee may be amended only with the prior approval of the holders of at least a majority in liquidation amount of all the outstanding preferred securities of the affected trust. The manner of obtaining any approval of holders of the preferred securities will be as set forth under "Description of the Preferred Securities of the Trusts--Voting Rights." All guarantees and agreements contained in a preferred securities guarantee shall bind the successors, assigns, receivers, trustees and representatives of Sierra Pacific and shall inure to the benefit of the holders of the preferred securities of the applicable trust then outstanding. Except in connection with the permitted merger or consolidation of Sierra Pacific with or into another entity or permitted sale, transfer or lease of Sierra Pacific's assets to another entity in which the surviving corporation, if other than Sierra Pacific, assumes Sierra Pacific's obligations under the preferred securities guarantees, Sierra Pacific may not assign its rights or delegate its obligations under the preferred securities guarantees without the prior approval of the holders of at least a majority of the aggregate stated liquidation amount of the preferred securities then outstanding.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEES

    A preferred securities guarantee will terminate as to each holder of the preferred securities of the applicable trust upon:

    - full payment of the redemption price of all the preferred securities,

    - distribution of the subordinated debt securities held by the trust to the holders of the preferred securities, or

    - full payment of the amounts payable under the trust agreement upon liquidation of the trust.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The guarantee trustee of each trust, before the occurrence of a default with respect to a preferred securities guarantee, undertakes to perform only those duties as are specifically set forth in a preferred securities guarantee and, after default with respect to the preferred securities guarantee, shall exercise the same degree of care as a prudent man would exercise in the conduct of his own affairs. The guarantee trustee is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities unless it is offered reasonable indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred in connection with the exercise of those powers.

GOVERNING LAW

    The preferred securities guarantees will be governed by, and construed under, the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

THE EXPENSE AGREEMENT

    Under an expense agreement entered into by Sierra Pacific under each declaration, Sierra Pacific will irrevocably and unconditionally guarantee to each person or entity to whom a trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the trust's preferred securities the amounts due pursuant to the terms of the preferred securities.

    RELATIONSHIP AMONG PREFERRED SECURITIES, PREFERRED SECURITIES GUARANTEES
              AND SUBORDINATED DEBT SECURITIES HELD BY THE TRUSTS

    Payments of distributions and redemption and liquidation payments due on each series of preferred securities (to the extent the applicable trust has funds available for the payments) will be guaranteed by Sierra Pacific to the extent described under "Description of Preferred Securities Guarantees." No single document executed by Sierra Pacific in connection with the issuance of any series of preferred securities will provide for its full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of Sierra Pacific's obligations under a preferred securities guarantee, the trust agreement, subordinated indenture and subordinated debt securities that has the effect of providing a full, irrevocable and unconditional guarantee of a trust's obligations with respect to its preferred securities.

    As long as Sierra Pacific makes payments of interest and other payments when due on the subordinated debt securities held by a trust, the payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the preferred securities issued by the trust, primarily because:

    - the aggregate principal amount of the subordinated debt securities will be equal to the sum of the aggregate liquidation amount of the preferred and common securities of the trust;

    - the interest rate and interest and other payment dates on the subordinated debt securities will match the distribution rate and any distribution and other payment dates for the preferred securities;

    - Sierra Pacific will pay for any and all costs, expenses and liabilities of the trust except for the trust's obligations under its preferred securities (and Sierra Pacific has agreed to guarantee the payments); and

    - the trust agreement provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

    If and to the extent that Sierra Pacific does not make payments on subordinated debt securities held by a trust, the trust will not have funds available to make payments of distributions or other amounts due on its preferred securities. In those circumstances, holders of the preferred securities will not be able to rely upon the preferred securities guarantee for payment of these amounts. Instead, holders of the preferred securities may directly sue Sierra Pacific or seek other remedies to collect their pro rata share of payments owed. If a holder of preferred securities sues Sierra Pacific to collect payment, then Sierra Pacific will assume the holders rights as a holder of preferred securities under the applicable trust's trust agreement to the extent Sierra Pacific makes a payment to the holder of preferred securities in any legal action.

    A holder of any preferred security may sue Sierra Pacific, or seek other remedies, to enforce its rights under a preferred securities guarantee without first suing the guarantee trustee, the applicable trust or any other person or entity.

                        DESCRIPTION OF THE COMMON STOCK

GENERAL

    Our authorized capital stock consists of 250,000,000 shares of common stock, $1.00 par value per share. Our common stock is listed on the New York Stock Exchange under the trading symbol "SRP." The following description of our common stock summarizes provisions of, and is qualified in its entirety by reference to, our Articles of Incorporation and the laws of the State of Nevada.

    All shares of common stock participate equally with respect to dividends and rank equally upon liquidation. Each share of common stock is entitled to one vote per share at all meetings of stockholders. The common stock has no preemptive rights and does not have cumulative voting rights.

    The Board of Directors is classified, consisting of three classes of equal (or nearly equal) membership serving staggered three-year terms. The vote of the holders of two-thirds of the issued and outstanding shares of common stock is required to remove a director or directors from office or to amend the provisions of the Articles of Incorporation relating to election and removal of directors, unless, in the case of such an amendment, two-thirds of the Board of Directors approves the amendment, in which case the approval of the holders of a majority of the outstanding common stock is required.

    The vote of the holders of two-thirds of the issued and outstanding shares of common stock, in addition to any class vote required by law, is required to effect certain mergers, sales of assets or stock issuances involving Sierra Pacific and any holder of more than 10 percent of the common stock, unless certain "fair price" criteria and procedural requirements are satisfied or the transaction is approved by a majority of the directors (excluding any director affiliated with such 10 percent stockholder). The vote of the holders of two-thirds of the issued and outstanding shares of common stock is required to amend these "fair price" provisions.

    Except as described above, we may amend our Articles of Incorporation upon the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock.

    In the event of any liquidation, dissolution or winding-up of Sierra Pacific, the holders of common stock are entitled to receive pro rata the assets and funds of Sierra Pacific remaining after satisfaction of all of its creditors.

    Our transfer agent and registrar is Wells Fargo Shareowner Services.

RIGHTS AGREEMENT

    We are a party to a Rights Agreement which is designed to deter

    - partial and two-tier tender offers,

    - stock accumulation programs, and

    - other coercive tactics which might be used to gain control of Sierra Pacific without giving the Board of Directors the opportunity to negotiate on behalf of our stockholders.

    Under the Rights Agreement, one stock purchase right was distributed to the holders of each share of common stock outstanding on October 31, 1999. One right has been, and will continue to be, issued for each share of common stock issued since that date.

    Each right entitles its holder to purchase from Sierra Pacific one share of common stock at a purchase price of $75.00 per share under specific circumstances. That purchase price may be adjusted under the terms of the Rights Agreement.

    PRIOR TO A DISTRIBUTION DATE,

    - the rights will be evidenced by the certificates for the associated common stock,

    - no separate rights certificates will be issued, and

    - the rights will not be exercisable.

    FOLLOWING A DISTRIBUTION DATE, the rights will

    - trade separately from the common stock, and

    - be evidenced by separate rights certificates.

    If any person, other than Sierra Pacific and its affiliates, becomes the beneficial owner of 15 percent or more of the outstanding shares of common stock, each holder of a right will be entitled to receive common stock, or, in certain circumstances, cash, property or other securities of Sierra Pacific, having a value equal to two times the exercise price of the right. This common stock, cash, property or other securities may be obtained by the holder of the right by exercising the right at its then current exercise price. Rights may not be exercised in connection with a tender or exchange offer for all outstanding shares of common stock at a price and on terms which a majority of the Board of Directors determines to be fair on the basis of criteria set forth in the Rights Agreement.

    The Rights Agreement provides that a DISTRIBUTION DATE will occur upon the earlier of:

    - 10 business days following the first date of a public announcement that a person or group of affiliated or associated persons, other than Sierra Pacific and its affiliates (an "Acquiring Person"), has acquired, or obtained the right to acquire, beneficial ownership of 15 percent or more of the outstanding common stock (such first date being called the "Stock Acquisition Date"), or

    - 10 business days, or a later date determined by a majority of Sierra Pacific's Board of Directors, following the commencement of, or a public announcement of an intention to make, a tender or exchange offer if, upon the consummation the tender or exchange offer, the Acquiring Person would be the beneficial owner of 15 percent or more of the outstanding common stock.

    If at any time following the Stock Acquisition Date,

    - Sierra Pacific is acquired in a merger or other business combination transaction, or

    - 50 percent or more of its assets or earning power are sold,

each holder of a right will be entitled to receive common stock of the acquiring or surviving company having a value equal to two times the exercise price of the right. This common stock may be obtained by the holder of the right by exercising that right at its then current exercise price.

    After any of the transactions referred to in the preceding two paragraphs occur, any rights that are, or under circumstances specified in the Rights Agreement were, beneficially owned by any Acquiring Person will immediately become void.

    The Rights Agreement provides that the purchase price payable, and the number of shares of common stock or other securities or property issuable, upon exercise of the rights will be adjusted to prevent dilution.

    After an Acquiring Person acquires beneficial ownership of 15 percent or more of the outstanding common stock and before that Acquiring Person acquires 50 percent or more of the outstanding common stock, the Board of Directors of Sierra Pacific may exchange the rights, partially or completely, at an exchange ratio of one share of common stock per right. This exchange ratio may be adjusted in particular situations. Rights owned by that Acquiring Person which have become void may not be exchanged.

    At any time prior to the earlier of (i) 10 days after an Acquiring Person has acquired beneficial ownership of 15 percent or more of the outstanding common stock, or (ii) October 31, 2009, Sierra Pacific may redeem the rights in whole at a price of $.01 per right. A partial redemption of rights in that situation is not permitted. Immediately after the Board of Directors orders redemption of the rights, the rights will terminate and the only entitlement of the holders of rights will be to receive the redemption price.

    Until a right is exercised, its holder will have no rights as a stockholder of Sierra Pacific solely as a result of holding the right. The rights will expire on October 31, 2009, unless they have been exercised in connection with a transaction of the type described below or unless Sierra Pacific exchanged or redeemed them earlier in the manner described below. The Board of Directors of Sierra Pacific may decide to extend, amend or terminate the Rights Agreement following October 31, 2009. Any action by the Board of Directors affecting the Rights Agreement will be described in our reports filed with the Securities and Exchange Commission.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

    We may issue stock purchase contracts, including contracts obliging holders to purchase from Sierra Pacific, and Sierra Pacific to sell to the holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. We may issue the stock purchase contracts separately or as a part of stock purchase units consisting of:

    - a stock purchase contract; and

    - either a debt security of Sierra Pacific or a debt obligation of a third party, including a U.S. Treasury security.

    The debt security or debt obligation of a third party may serve as collateral to secure the holders' obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of stock purchase contracts. These payments may be unsecured or prefunded on some basis to be specified. The stock purchase contracts may require holders of Sierra Pacific to secure their obligations in a specified manner. The applicable prospectus supplement will describe the specific terms and other provisions of any stock purchase contracts or stock purchase units.

                              PLAN OF DISTRIBUTION

    Sierra Pacific may sell the senior debt securities, subordinated debt securities, common stock, stock purchase contracts or stock purchase units being offered hereby and the trusts may sell their preferred securities being offered hereby in one or more of the following ways from time to time:

    - to underwriters for resale to the public or to institutional investors;

    - directly to institutional investors;

    - directly to agents;

    - through agents to the public or to institutional investors; or

    - if indicated in the prospectus supplement, pursuant to delayed delivery contracts, by remarketing firms or by other means.

    The prospectus supplements will set forth the terms of the offering of each series of securities, including the name or names of any underwriters or agents, the purchase price of the securities and the proceeds to Sierra Pacific or the trusts, as the case may be, from the sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

    If underwriters are utilized in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market or varying prices determined at the time of sale.

    Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the series of securities, if any are purchased.

    If a dealer is utilized in the sale of securities, Sierra Pacific or the trusts will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

    Securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing agreement upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for Sierra Pacific. Any remarketing firm will be identified and the terms of its agreement, if any, with Sierra Pacific and its compensation will be described in the prospectus supplement.

    Underwriters, agents, dealers and remarketing firms may be entitled under agreements entered into with Sierra Pacific and/or the trusts to indemnification by Sierra Pacific and/or the trusts against civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters, agents, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for Sierra Pacific and its subsidiaries and affiliates in the ordinary course of business.

    Each series of securities will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold by Sierra Pacific or by the trusts for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

    The SEC allows us to incorporate by reference the information we file with them, which means:

    - incorporated documents are considered part of the prospectus;

    - we can disclose important information to you by referring you to those documents; and

    - information that we file with the SEC will automatically update and supersede this incorporated information.

    We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

    - our annual report on Form 10-K for the year ended December 31, 2000;

    - our quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001.

    We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed or after the date of this initial registration statement and before effectiveness of the registration statement:

    - reports filed under Sections 13(a) and (c) of the Exchange Act;

    - definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

    - any reports filed under Section 15(d) of the Exchange Act.

    You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

    You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

    You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address: Treasurer, Sierra Pacific Resources, P.O. Box 30150 (6100 Neil Road), Reno, Nevada 89520-3150, Telephone: (775) 834-5640.

                                 LEGAL OPINIONS

    Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for Sierra Pacific by Choate, Hall & Stewart (a partnership including professional corporations), Boston, Massachusetts, counsel to Sierra Pacific, and for the trusts and Sierra Pacific by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the trusts and Sierra Pacific. Matters of local law will be passed upon as to the State of Nevada by Woodburn and Wedge, Reno, Nevada. Unless otherwise indicated in the applicable prospectus supplement, legal matters in connection with the offered securities will be passed upon for the underwriter(s), dealer(s) or agent(s) by Thelen Reid & Priest LLP, New York, New York. Thelen Reid & Priest LLP represents Sierra Pacific and its utility subsidiaries in connection with certain federal income tax matters.

                                    EXPERTS

    The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Sierra Pacific's annual report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

          6,000,000 PREMIUM INCOME EQUITY SECURITIES(SM ) ("PIES(SM)")
                     CONSISTING OF 6,000,000 CORPORATE PIES

                                     [LOGO]

                      ------------------------------------

                             PROSPECTUS SUPPLEMENT
                               November   , 2001

                      ------------------------------------

                                LEHMAN BROTHERS
                              MERRILL LYNCH & CO.
                              GOLDMAN, SACHS & CO.
                              WACHOVIA SECURITIES

"Premium Income Equity Securities" and "PIES" are service marks owned by Lehman Brothers Inc.

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the offering described in this Registration Statement.

SEC Registration Fee                                          $137,500
Blue sky fees and expenses (including legal fees)             $ 20,000*
Legal fees and expenses                                       $150,000*
Trustees and Agents fees and expenses                         $200,000*
Accounting fees and expenses                                  $ 50,000*
Listing fees                                                  $ 88,100*
Rating agencies' fees                                         $150,000*
Printing and engraving expenses                               $200,000*
Miscellaneous                                                 $  4,400*
                                                              --------
Total Expenses                                                $850,000*

------------------------

*   Estimated

ITEM 16. EXHIBITS

    See Index to Exhibits immediately preceding the Exhibits included as part of this Registration Statement.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3/A and has duly caused this Pre-Effective Amendment No. 1 to Registration Statement (which also constitutes a Post-Effective Amendment to Registration Statement, File No. 333-80149) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on the 6th day of November, 2001.

                                                       SIERRA PACIFIC RESOURCES

                                                       By:           /s/ RICHARD K. ATKINSON
                                                            -----------------------------------------
                                                                       Richard K. Atkinson
                                                             TREASURER AND INVESTOR RELATIONS OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement (which also constitutes a Post-Effective Amendment to Registration Statement, File No. 333-80149) has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                   TITLE                   DATE
                      ---------                                   -----                   ----
                          *
     -------------------------------------------       Chief Executive Officer,     November 6, 2001
                Walter M. Higgins III                    President and Director

                          *
     -------------------------------------------       Senior Vice President and    November 6, 2001
                 Dennis D. Schiffel                      Chief Financial Officer

               /s/ RICHARD K. ATKINSON
     -------------------------------------------       Treasurer and Investor       November 6, 2001
                 Richard K. Atkinson                     Relations Officer

                          *
     -------------------------------------------       Director                     November 6, 2001
                   Edward P. Bliss

                          *
     -------------------------------------------       Director                     November 6, 2001
                  Mary Lee Coleman

                          *
     -------------------------------------------       Director                     November 6, 2001
                 Krestine M. Corbin

                          *
     -------------------------------------------       Director                     November 6, 2001
                   Theodore J. Day

                          *
     -------------------------------------------       Director                     November 6, 2001
                 James R. Donnelley

                          *
     -------------------------------------------       Director                     November 6, 2001
                 Fred D. Gibson Jr.

                      SIGNATURE                                   TITLE                   DATE
                      ---------                                   -----                   ----
                          *
     -------------------------------------------       Director                     November 6, 2001
                   Jerry E. Herbst

                          *
     -------------------------------------------       Director                     November 6, 2001
                   James L. Murphy

                          *
     -------------------------------------------       Director                     November 6, 2001
                  John F. O'Reilly

                          *
     -------------------------------------------       Director                     November 6, 2001
                  Dennis E. Wheeler

               /s/ RICHARD K. ATKINSON
     -------------------------------------------
              *By: Richard K. Atkinson                                              November 6, 2001
                  Attorney-in-fact

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Sierra Pacific Resources Capital Trust I and Sierra Pacific Resources Capital Trust II each certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3/A and has duly caused this Pre-Effective Amendment No. 1 to Registration Statement (which also constitutes a Post-Effective Amendment to Registration Statement, File No. 333-80149) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on the 6th day of November, 2001.

SIERRA PACIFIC RESOURCES CAPITAL TRUST I
By Sierra Pacific Resources, as Depositor

By:           /s/ RICHARD K. ATKINSON            November 6, 2001
     -----------------------------------------
                Richard K. Atkinson
      TREASURER AND INVESTOR RELATIONS OFFICER

SIERRA PACIFIC RESOURCES CAPITAL TRUST II
By Sierra Pacific Resources, as Depositor

By:           /s/ RICHARD K. ATKINSON            November 6, 2001
     -----------------------------------------
                Richard K. Atkinson
      TREASURER AND INVESTOR RELATIONS OFFICER

                                 EXHIBIT INDEX

DESCRIPTION
-----------
 1.1                    Form of Underwriting Agreement

 4.1*                   Restated Articles of Incorporation of Sierra Pacific
                        Resources dated July 28, 1999 (filed as Exhibit 3(A) to
                        Form 10-K for year ended December 31, 1999)

 4.2*                   By-laws of Sierra Pacific Resources as amended through
                        February 25, 2000 (filed as Exhibit 3(A) to Form 10-K for year ended December 31, 2000)

 4.3*                   Amended and Restated Rights Agreement dated as of
                        February 28, 2001 between Sierra Pacific Resources and Wells
                        Fargo Bank Minnesota, N.A. as successor Rights Agent (filed as Exhibit 4.1 to Registration Statement on Form S-3 filed
                        July 2, 2001, File No. 333-64438)

 4.4*                   Form of Indenture between the Company and The Bank of New
                        York, as Trustee (filed as Exhibit 4.2 to Registration
                        Statement on Form S-3 filed June 7, 1999, File
                        No. 333-80149)

 4.5                    Form of the Officer's Certificate establishing the terms of
                        the Company's   % Senior Notes due            , 2007

 4.6                    Form of Senior Note (included in Exhibit 4.5)

 4.7                    Form of Purchase Contract Agreement

 4.8                    Form of Stock Purchase Contract (included in Exhibit 4.7)

 4.9                    Form of Pledge Agreement

 4.10                   Form of Remarketing Agreement

 5.1                    Opinion of Choate, Hall & Stewart

 5.2                    Opinion of Woodburn and Wedge

 8.1+                   Opinion of tax counsel

12.1                    Computation of Ratio of Earnings to Fixed Charges

23.1                    Consent of Deloitte & Touche LLP

23.2                    Consent of Choate, Hall & Stewart (included in Exhibit 5.1)

23.3                    Consent of Woodburn and Wedge (included in Exhibit 5.2)

23.4                    Consent of tax counsel (to be included in Exhibit 8.1)

24.1*                   Powers of Attorney

25.1                    Form T-1 Statement of Eligibility of The Bank of New York to
                        act as trustee under the Indenture

------------------------

    *   Previously Filed

    +   To be filed by amendment or under subsequent Form 8-K